UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

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Citigroup Inc.
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2018	Citigroup Inc. Notice of Annual Meeting and Proxy Statement

April 24, 2018 Annual Meeting Location: The Great Hall The Congress Plaza Hotel 520 South Michigan Avenue Chicago, Illinois 60605

Citigroup Inc.
388 Greenwich Street
New York, New York 10013

March 14, 2018

Dear Stockholder:

We cordially invite you to attend Citi’s 2018 Annual Stockholders’ Meeting. The Annual Meeting will be held on Tuesday, April 24, 2018, at 9:00 a.m. in The Great Hall at The Congress Plaza Hotel in Chicago, Illinois. Directions to the Annual Meeting location are provided in the Proxy Statement.

At the Annual Meeting, stockholders will vote on a number of important matters. Please take the time to carefully read each of the proposals described in the Proxy Statement.

Thank you for your support of Citi.

Sincerely,

Michael E. O’Neill Chairman of the Board

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Letter from the Board of Directors to our Stockholders

“We all believe that recruiting and nurturing a diverse workforce is both morally right and good business, and we remain committed to that effort as well.”

In 2017, our management’s hard work and our investors’ patience were rewarded. Citi’s relative total shareholder return (TSR) at December 31, 2017 compared favorably to that of most of the firms in our thirteen-company compensation peer group. Citi’s one-year TSR at 27% ranked us third and our three-year TSR at 41% placed us fifth.

Since the financial crisis, management has been doing double duty: shedding and working down legacy assets in an economically rational manner, and building the Citi of the future by sharpening its focus on clients and simplifying and streamlining its operations. 2017 marked the first year that senior management’s attention could be almost exclusively devoted to the second task, and progress on that front accelerated.

The firm generated nearly $16 billion in net income excluding the impact of tax reform, almost $1 billion more than in 2016. Revenue growth and continued expense discipline resulted in an efficiency ratio of 57.7%, the best among our large U.S. bank peers. Positive operating leverage and margin expansion were achieved by both our Institutional Clients Group and in each region of our Global Consumer Bank. As we committed, we also made solid progress towards our medium and longer-term return targets. Our return on assets (0.84%) and return on tangible common equity (8.1%), both adjusted for the impact of tax reform, improved, though the latter measure in particular was short of the level that management and your directors believe can be achieved. Adjusted earnings per share grew by an impressive 13%, a result of higher operating earnings and a 7% reduction in shares outstanding following a successful Comprehensive Capital Analysis and Review (CCAR) submission. The Federal Reserve Board had no objection to our capital plan and we returned $17.1 billion to our stockholders in the form of common stock repurchases and dividends – an increase of over 60% since 2016. Additionally, no deficiencies or shortcomings were found by either the Federal Reserve Board or the Federal Deposit Insurance Corporation in our 2017 Resolution Plan submission.

Mention must be made of the impact the passage of the Tax Cuts and Jobs Act had on the firm’s 2017 reported results and expected future results. The significant reduction in the U.S. corporate tax rate reduced the value of Citi’s deferred tax assets (DTAs) necessitating a $22.6 billion non-cash charge that halved the carrying value of the firm’s DTAs, the last significant trace of the financial crisis. Since the crisis, the sheer size of Citi’s DTAs and their slow rate of monetization depressed the firm’s return on tangible common equity (ROTCE). All things being equal, the combination of a lower effective tax rate, and therefore higher net income, along with the $22.6 billion reduction in our tangible common equity is expected to drive a material improvement in returns. Management estimates that the increase in ROTCE as a result of tax reform will be in the region of 200 basis points.

Citi 2018 Proxy Statement

5

It is important to note that the DTA charge had only a modest impact on our regulatory capital. After the common stock repurchases and the DTA charge, Citi finished the year with a Common Equity Tier 1 Capital Ratio (CET1) of 12.4%, comfortably above the 11.5% that management and the board believe is required to prudently operate the firm, and well above our regulatory minimum of 10.0%. Subject to regulatory approval, the company remains committed to returning all of the capital above the amount necessary to prudently operate and invest in our franchise.

We will continue to make investments when their expected return exceeds our cost of capital or when such investments improve the quality of our risk management processes. The significant investments in digitization in both our Institutional Clients Group and Global Consumer Bank are examples of the former, and the investments in straight-through processing that will improve the accuracy and timeliness of our data gathering are an example of the latter. Machine learning, robotics, and blockchain offer potentially meaningful long-term improvements in both operating efficiencies and client satisfaction. Resources are also being devoted to these efforts which are, for the most part, in the early stages of development.

For several years, Mike Corbat and the senior management team have worked hard to inculcate a culture of responsible finance into the organization. That work continues. We all believe that recruiting and nurturing a diverse workforce is both morally right and good business, and we remain committed to that effort as well.

Although we are gratified by the market’s recognition of management’s efforts, neither management nor your directors are complacent. The economic environment seems propitious, but risks, as well as opportunities, loom large. Among other things, we continue to invest in cyber-security, given the increasing sophistication of those who would seek to disrupt our operations, and are also continuing to invest heavily in our Anti-Money Laundering processes.

Engaging with our stockholders is a critical element of good governance, and we will continue to make it a priority. You are encouraged to write your thoughts, concerns, or suggestions to Citigroup Inc. Board of Directors, c/o Rohan Weerasinghe, General Counsel and Corporate Secretary, 388 Greenwich Street, New York, NY 10013.

Michael L. Corbat Ellen M. Costello John C. Dugan Duncan P. Hennes Peter B. Henry Franz B. Humer	S. Leslie Ireland Renée J. James Eugene M. McQuade Michael E. O’Neill Gary M. Reiner Anthony M. Santomero	Diana L. Taylor James S. Turley Deborah C. Wright Ernesto Zedillo Ponce de Leon

A WORD OF APPRECIATION

We would like to thank Bill Thompson, who retired from our Board in July 2017 for his many contributions to Citi.

www.citigroup.com

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Notice of Annual Meeting of Stockholders

Citigroup Inc.
388 Greenwich Street
New York, New York 10013

Dear Stockholder:

Citi’s Annual Stockholders’ Meeting will be held on Tuesday, April 24, 2018, at 9:00 a.m. in The Great Hall at The Congress Plaza Hotel in Chicago, Illinois. Directions to the 2018 Annual Meeting location are provided on page 138 of this Proxy Statement. You will need an admission ticket or proof of ownership of Citi stock to enter the meeting. Live audio of the Annual Meeting will be webcast at www.citigroup.com.

At the meeting, stockholders will be asked to:

1.	elect the directors listed in this proxy statement,
2.	ratify the selection of Citi’s independent registered public accounting firm for 2018,
3.	consider an advisory vote to approve Citi’s 2017 executive compensation,
4.	approve additional authorized shares under the Citigroup 2014 Stock Incentive Plan,
5.	act on certain stockholder proposals, and
6.	consider any other business properly brought before the meeting, or any adjournment or postponement thereof, by or at the direction of the Board of Directors.

Citi has utilized the Securities and Exchange Commission rule allowing companies to furnish proxy materials to its stockholders over the Internet. This process allows us to expedite our stockholders’ receipt of proxy materials, lower the costs of distribution, and reduce the environmental impact of our 2018 Annual Meeting.

In accordance with this rule, on or about March 14, 2018, we sent to those current stockholders who were stockholders at the close of business on February 26, 2018, a notice of the 2018 Annual Meeting containing a Notice of Internet Availability of Proxy Materials (Notice). The Notice contains instructions on how to access our Proxy Statement and Annual Report and vote online. If you received a Notice and would like to receive a printed copy of our proxy materials from us instead of downloading a printable version from the Internet, please follow the instructions for requesting such materials included in the Notice.

By order of the Board of Directors,

Rohan Weerasinghe
Corporate Secretary
March 14, 2018

www.citigroup.com

8

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www.citigroup.com

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Proxy Statement Highlights

Voting Items

Proposal 1: Election of Directors (Pages 46-69) The Board recommends you vote FOR each nominee
Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm (Pages 71-73) The Board recommends you vote FOR this proposal
Proposal 3: Advisory Vote to Approve Citi’s 2017 Executive Compensation (Pages 74-114) The Board recommends you vote FOR this proposal
Proposal 4: Approve additional authorized shares under the Citigroup 2014 Stock Incentive Plan (Pages 115-123) The Board recommends you vote FOR this proposal
Stockholder Proposals 5-10 (Pages 124-136) The Board recommends you vote AGAINST the stockholder proposals

Meeting and
Voting Information

Date and Time April 24, 2018, 9:00 a.m.

Place The Great Hall at The Congress Plaza Hotel 520 South Michigan Avenue Chicago, Illinois 60605

Record Date February 26, 2018

Voting Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each Director nominee and one vote for each of the other proposals to be voted on.

Admission An admission ticket or proof of ownership of Citi’s stock is required to enter Citi’s Annual Meeting.

Board and Corporate Governance
Highlights

Summary of Director Nominees

The nominees for the Board of Directors each have the qualifications and experience to approve and guide Citi’s strategy. The Board also oversees management’s execution of that strategic vision. Citi’s Board of Directors consists of individuals with the skills and backgrounds necessary to oversee Citi’s efforts toward becoming an indisputably strong financial institution that is focused on delivering sustainable, client-led revenue growth while operating within a complex financial and regulatory environment.

Independence
88% of our Board Nominees are Independent

Board Refreshment
The average board tenure of our nominees is 5 years and no nominee has served for more than 10 years. There have been 7 new Directors elected within the last 5 years.

Diversity
Citi’s Board is committed to ensuring that it is composed of individuals whose backgrounds reflect the diversity represented by our employees, customers, and stakeholders.

Citi 2018 Proxy Statement

PROXY STATEMENT HIGHLIGHTS	11

Director Nominees

Name and Primary Qualifications	Age	Director Since	Principal Occupation and Other Current Public Company Directorships	Citi Committee Memberships
				A	EC	E	NGP	OT	PC	RM
Michael L. Corbat	57	2012	Chief Executive Officer, Citigroup Inc.
Ellen M. Costello	63	2016	Former President and CEO, BMO Financial Corporation, and Former U. S. Country Head, BMO Financial Group	•				•
John C. Dugan	62	2017	Former Partner and Chair, Financial Institutions Group, Covington & Burling LLP	•			•			•
Duncan P. Hennes	61	2013	Co-Founder and Partner, Atrevida Partners, LLC Board: RenaissanceRe Holdings Ltd.			•			•	•
Peter B. Henry	48	2015	Dean Emeritus, New York University, Leonard N. Stern School of Business Boards: General Electric Company, Nike, Inc.	•			•
Franz B. Humer	71	2012	Former Chairman, Roche Holdings Ltd.		•	•				•
S. Leslie Ireland	58	2017	Former Assistant Secretary for Intelligence and Analysis, U.S. Department of the Treasury, and National Intelligence Manager for Threat Finance, Office of the Director of National Intelligence					•
Renée J. James	53	2016	Chairman and CEO, Ampere Computing Operating Executive, The Carlyle Group Boards: Oracle Corporation, Sabre Corporation, Vodafone Group Plc					•		•
Eugene M. McQuade	69	2015	Former Vice Chairman, Citigroup Inc. and Former CEO, Citibank, N. A. Board: XL Group, Ltd. (Chairman)							•
Michael E. O’Neill	71	2009	Chairman, Citigroup Inc.		•	•	•		•	•
Gary M. Reiner	63	2013	Operating Partner, General Atlantic LLC Boards: Hewlett Packard Enterprise Company, Box Inc.					•	•
Anthony M. Santomero	71	2009	Former President, Federal Reserve Bank of Philadelphia Boards: RenaissanceRe Holdings Ltd., Penn Mutual Life Insurance Company	•		•				•
Diana L. Taylor	63	2009	Vice Chair, Solera Capital LLC Boards: Brookfield Asset Management, Sotheby’s			•	•		•
James S. Turley	62	2013	Former Chairman and CEO, Ernst & Young Boards: Emerson Electric Co., Intrexon Corporation, Northrop Grumman Corporation	•		•				•
Deborah C. Wright	60	2017	Former Chairman, Carver Bancorp, Inc. Boards: Time Warner Inc., Voya Financial, Inc.	•	•
Ernesto Zedillo Ponce de Leon	66	2010	Director, Center for the Study of Globalization and Professor in the Field of International Economics and Politics, Yale University Boards: Alcoa Corp., Procter & Gamble Company		•		•			•
• committee member
• committee chair
Qualifications
Compensation	International Business or Economics	A EC E NGP OT PC RM	Audit Ethics and Culture Executive Nomination, Governance and Public Affairs Operations and Technology Personnel and Compensation Risk Management
Consumer Business and Financial Services	Legal Matters
Corporate Affairs	Operations and Technology
Corporate Governance	Regulatory and Compliance
Financial Reporting	Risk Management
Institutional Business

www.citigroup.com

12	PROXY STATEMENT HIGHLIGHTS

Corporate Governance Highlights

Citi is active in ensuring its governance practices are at the leading edge of best practices. Highlights include:

Alignment with Stockholders	Compensation Governance	Adherence to Corporate Governance Best Practices
●The By-laws grant eligible stockholders the right to include stockholder nominees to the Board in the Company’s proxy materials
●Citi has an independent Chair
●If there is no independent Chairman of the Board, the Board will appoint a Lead Independent Director
●Majority vote standard for uncontested Director elections
●Stockholders have the right to call a special meeting and to act by written consent
●No super-majority vote provisions in our governing instruments

●Emphasize pay-for-performance alignment
●Majority of total compensation based on performance
●The Personnel and Compensation Committee retains an independent compensation consultant
●Clawback policies for employees
●Executive officers and Directors are required to retain at least 75% of the equity awarded to them as incentive compensation as long as they serve as executive officers or Directors, respectively; executive officers are required to retain 50% of such equity awards for one year following the termination of their employment
●A recent review of Citi's compensation in the U.S., the U.K., and Germany determined that women are paid on average 99% of what men are paid and U.S. minorities are paid on average 99% of what U.S. non-minorities are paid

●Ethics and Culture Committee of the Board
●Meaningful Political Activities Statement and disclosure of Citi’s political contributions on Citi’s website
●Link on our website to federal and state government websites where Citi’s lobbying activities are reported
●Names of significant trade and business associations, in which Citi is a participant, posted on Citi’s website
●Members of Citi’s Board of Directors and Citi’s executive officers are not permitted to hedge their Citi securities or to pledge their Citi securities as collateral for a loan
●Citi’s Board includes five women and three minorities
●Ongoing Board refreshment, with new independent Directors added in 2015, 2016 and 2017
●All nominees have served less than 10 years

Citi 2018 Proxy Statement

ENVIRONMENTAL, SOCIAL, AND GOVERNANCE HIGHLIGHTS	13

Our Investor Engagement Program*

Summer Members of the Board and senior management conduct follow-up calls with investors regarding votes at the Annual Meeting and other governance issues.
Fall Management reviews the vote results and feedback received from investors from the prior Annual Meeting and analyzes governance and compensation trends.
Winter Members of the Board and senior management conduct calls with investors for input on a variety of governance and compensation matters.
Spring
Members of the Board and senior management conduct conversations with our institutional investors in advance of the Annual Meeting to provide an opportunity for discussion of compensation, management and stockholder proposals, and other governance and annual meeting matters.
Annual Stockholders’ Meeting

*

In the period following the 2017 Annual Meeting and the issuance of the 2018 Proxy Statement, Citi engaged with investors regarding, among other topics, the following: executive compensation, climate change risk and disclosure, gender pay equity, human and indigenous peoples’ rights, board refreshment and governance, and certain stockholder proposals. For information about our engagement efforts in advance of the 2018 Annual Meeting, please see pages 77-78 in this Proxy Statement.

Environmental, Social, and Governance Highlights

Citizenship and Sustainability Governance at Citi

Citizenship and sustainability governance are important principles at Citi, and two Board-level committees have oversight responsibility for citizenship and sustainability-related activities. Management groups provide strategic guidance and senior-level review on citizenship and sustainability topics.

Board of Directors		Senior Management

Nomination, Governance and Public Affairs Committee	Ethics and Culture Committee	●Environmental and Social Advisory Council ●Citizenship, Corporate Sustainability, and Environmental and Social Risk Management teams ●Business Practices Committees

Oversees citizenship and sustainability programs and company policies and procedures that impact citizenship and sustainability, including climate change, human rights and other issues, advises on engagement with major external stakeholders, and provides oversight of business practices	Oversees senior management’s efforts to reinforce and enhance a culture of ethics throughout the firm

www.citigroup.com

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Sustainability Framework

Our Sustainable Progress Strategy focuses on Climate Change, Sustainable Cities, and People and Communities, with our sustainability activities organized under three primary pillars:

Environmental Finance	Environmental & Social Risk Management (ESRM)	Operations & Supply Chain
$100 Billion Environmental Finance Goal focused on financing environmental and climate solutions	Collaborating with our clients to manage environmental and social risks and impacts associated with our products and services	Managing our global facilities and supply chain to minimize direct impact, reduce costs, and reflect best practices

Sustainable Progress Performance Highlights — 2017

FINANCED and FACILITATED $17.6B under our $100 Billion Environmental Finance Goal (cumulative $57B since 2014)	As part of our COAL MINING POLICY COMMITMENT, reduced our credit exposure to this sector for the past two years(1)	Citi to be 100% powered by RENEWABLE ENERGY by 2020

FACILITATED $4.4B IN GREEN BONDS for environmentally responsible projects(2)	UPDATED INDIGENOUS PEOPLES POLICY to global standard requiring consultation with the goal of achieving FREE, PRIOR, AND INFORMED CONSENT	Expanded our LEED-CERTIFIED real estate portfolio to 22%(3)

Helped Goldwind, the LARGEST CHINESE WIND TURBINE MANUFACTURER, finance a 160MW wind project in Texas with direct investment and a power hedge	Implemented an ESRM Watchlist EARLY WARNING SYSTEM for clients and transactions that pose heightened ENVIRONMENTAL, SOCIAL, OR REPUTATIONAL RISK	Committed to procuring an additional $100 MILLION from WOMEN-OWNED BUSINESSES over the next three years

Citi, together with the United Nations Environment Programme Finance Initiative and 15 other global banks, is working on implementing the recommendations set forth by the Financial Stability Board’s Task Force on Climate-related Financial Disclosures (TCFD) (https://www.fsb-tcfd.org/), including conducting climate scenario analyses.
____________________

(1)

In 2015, Citi updated its Coal Mining Sector Standard to include a commitment to reduce its credit exposure to the sector. http://www.citigroup.com/citi/sustainability/data/Environmental-and-Social-Policy-Framework.pdf

(2)

Green Bonds, according to the Green Bond Principles, are any type of bond instrument where the proceeds will be exclusively applied to eligible environmental projects. https://www.icmagroup.org/green-social-and-sustainability-bonds/green-bond-principles-gbp/

(3)	LEED, or Leadership in Energy and Environmental Design, is a globally recognized green building rating system. https://new.usgbc.org/LEED

Citi 2018 Proxy Statement

ENVIRONMENTAL, SOCIAL, AND GOVERNANCE HIGHLIGHTS	15

The UN Sustainable Development Goals: Citi Priorities

The United Nations Sustainable Development Goals (SDGs) are a set of 17 global development goals for 2030. Citi is focused on seven SDGs where our core business and key initiatives can have the greatest impact.

Our Focus Areas

Gender Equality	Affordable & Clean Energy	Decent Work & Economic Growth	Industry, Innovation & Infrastructure
(Goal 5)	(Goal 7)	(Goal 8)	(Goal 9)

Sustainable Cities & Communities	Climate Action	Partnership for the Goals
(Goal 11)	(Goal 13)	(Goal 17)

Citi Initiatives Tied to Our SDG Priorities

●$100B Environmental Finance Goal: Pledged to finance and facilitate $100B toward activities that reduce the impacts of climate change and create solutions	●Citi for Cities: Partner with governments, businesses, and communities to identify and implement innovative solutions that help cities thrive	●Pathways to Progress: $150 million commitment by the Citi Foundation to boost the employability of 600,000 youths worldwide by 2020 (met $50M goal)
●Inclusive Finance: Dedicated Inclusive Finance team works across Citi’s businesses globally to identify solutions to expand financial access to underserved markets	●Women’s Economic Empowerment: Working to promote greater gender equality through dedicated programs within our company, as well as through being the first U.S. bank to disclose gender pay data	●Open Innovation: Citi’s Open Innovation initiatives offer high-impact programs to accelerate the bank’s access to disruptive digital business models

Citizenship Performance Highlights – 2017

Conduct and Culture
●Expanded Conduct Risk Program to include businesses in 84 countries, up from 44 countries the previous year
●More than 175,000 employees completed Compliance training, including Anti-Money Laundering (AML), Sanctions and Anti-Bribery training

Digital Innovation	●Engaged 21,000+ Citi mobile customers in co-creation effort to identify digital banking problems our mobile app can help solve ●Recognized as the world’s best digital bank by Euromoney magazine

Talent and Diversity
●Launched five of our ten Affinities (Asian Heritage, Black Heritage, Citi Salutes, Citi Women and Pride) and worked with our Affinity Leaders to develop and roll out strategic priorities for these diverse populations
●80% of Citi employees participated in an unconscious bias training, including 250 of Citi’s most senior leaders and the CEO leadership team

Human Rights
●Released our first UK Modern Slavery Act transparency statement, summarizing our approach to eradicating modern slavery in our supply chain and operations
●Scored 100% on the Human Rights Campaign's Corporate Equality Index since 2004

ESG Ratings
●Selected for annual inclusion in DJSI(1) World and North America indices (since 2001) and FTSE4Good Index(2) (since 2002)
●Maintained CDP(3) score of A-
●Sustainalytics(4) score of 68 (79th percentile) and MSCI(5) score of BBB

____________________

(1)

Citi has been named to the Dow Jones Sustainability World and Dow Jones Sustainability North America indices (DJSI) for the 17th consecutive year. These indices include leading sustainable companies based on an assessment of economic, environmental, social and governance factors. http://www.sustainability-indices.com/

(2)	For the 16th year in a row, Citi was named a constituent of the FTSE4Good Index, which measures the sustainability performance of companies. http://www.ftse.com/products/indices/FTSE4Good
(3)

CDP is a non-profit organization that collects environmental data from companies, cities, states and regions to measure their environmental impacts. Citi has responded to CDP since 2003. https://www.cdp.net/en

(4)	Sustainalytics is a global provider of environmental, social and governance performance research for investors. https://www.sustainalytics.com/
(5)	MSCI is a global provider of environmental, social and governance performance research for investors. https://www.msci.com/

Citi 2018 Proxy Statement

16

About the 2018 Annual Meeting

Q:	Who is soliciting my vote?
A:	The Board of Directors of Citigroup Inc. is soliciting your vote at the 2018 Annual Meeting of Citi’s stockholders.

Q:	Where and when will the 2018 Annual Meeting take place?
A:

The Annual Meeting is scheduled to begin at 9:00 a.m. on April 24, 2018 in The Great Hall at The Congress Plaza Hotel in Chicago, Illinois. Directions to the 2018 Annual Meeting location are provided on page 138 of this Proxy Statement. Live audio of the 2018 Annual Meeting will be webcast at www.citigroup.com.

Q:	Why did I receive a one-page Notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?
A:

Pursuant to rules adopted by the Securities and Exchange Commission (SEC), we have elected to mail to many of our stockholders a Notice of Internet Availability of the Proxy Materials (Notice) instead of a paper copy of the proxy materials. All stockholders receiving the Notice will have the ability to access the proxy materials over the Internet and receive a paper copy of the proxy materials by mail on request. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice. In addition, the Notice contains instructions on how you may access proxy materials in printed form by mail or electronically on an ongoing basis. This process has allowed us to expedite our stockholders’ receipt of proxy materials, lower the costs of distribution, and reduce the environmental impact of our 2018 Annual Meeting.

Q:	Why didn’t I receive a Notice in the mail about the Internet availability of the proxy materials?
A:

We are providing some of our stockholders, including stockholders who have previously asked to receive paper copies of the proxy materials and some of our stockholders who are living outside of the United States, with paper copies of the proxy materials instead of a Notice. In addition, we are providing a Notice by e-mail to those stockholders who have previously elected delivery of the proxy materials electronically. Those stockholders should have received an e-mail containing a link to the website where those materials are available and a link to the proxy voting website.

Q:	How can I access Citi’s proxy materials and Annual Report electronically?
A:

This Proxy Statement and the 2017 Annual Report are available on Citi’s website at www.citigroup.com.Click on “About Us,” then “Corporate Governance.” Most stockholders can elect not to receive paper copies of future Proxy Statements and Annual Reports and can instead view those documents on the Internet.

If you are a stockholder of record, you can choose this option and save Citi the cost of producing and mailing these documents by following the instructions provided when you vote over the Internet. If you hold your Citi stock through a bank, broker, or other holder of record, please refer to the information provided by that entity for instructions on how to elect not to receive paper copies of future Proxy Statements and Annual Reports.

If you choose not to receive paper copies of future Proxy Statements and Annual Reports, you will receive an e-mail message next year containing the Internet address to use to access Citi’s Proxy Statement and Annual Report. Your choice will remain in effect until you tell us otherwise or until your consent is deemed to be revoked under applicable law. You do not have to elect Internet access each year. To view, cancel, or change your enrollment profile, please go to www.InvestorDelivery.com.

Citi 2018 Proxy Statement

ABOUT THE 2018 ANNUAL MEETING	17

Q:	What will I be voting on?
A:
●Election of Directors (see pages 46-69).
●Ratification of KPMG as Citi’s independent registered public accounting firm for 2018 (see pages 71-73).
●An advisory vote to approve Citi’s 2017 executive compensation (see pages 74-114).
●Approve additional authorized shares under the Citigroup 2014 Stock Incentive Plan (see pages 115-123).
●Six stockholder proposals (see pages 124-136).

An agenda will be distributed at the meeting.

Q:	How many votes do I have?
A:	You will have one vote for every share of Citi common stock you owned on February 26, 2018 (the record date).

Q:	How many votes can be cast by all stockholders?
A:	2,560,325,531, consisting of one vote for each of Citi’s shares of common stock that were outstanding on the record date. There is no cumulative voting.

Q:	How many votes must be present to hold the meeting?
A:

To constitute a quorum to transact business at the 2018 Annual Meeting, the holders of a majority of the votes that can be cast, or 1,280,162,767 shares, must be present or represented by proxy at the Annual Meeting. We urge you to vote by proxy even if you plan to attend the Annual Meeting, so that we will know as soon as possible that enough votes will be present for us to hold the Annual Meeting. Persons voting by proxy will be deemed present at the meeting even if they abstain from voting on any or all of the proposals presented for stockholder action. Shares held by brokers who vote such shares on any proposal will be counted as present for purposes of establishing a quorum, and shares treated as broker non-votes for one or more proposals will nevertheless be deemed present for purposes of constituting a quorum for the Annual Meeting.

Q:	Does any single stockholder control 5% or more of any class of Citi’s voting stock?
A:

Yes, there are two stockholders that each control more than 5%. According to a Schedule 13G Information Statement filed by BlackRock, Inc. and certain subsidiaries (BlackRock) on February 1, 2018, BlackRock may be deemed to beneficially own 7.1% of Citi’s common stock. According to a Schedule 13G Information Statement filed by The Vanguard Group, Inc. (Vanguard) on February 9, 2018, Vanguard may be deemed to beneficially own 6.86% of Citi’s common stock.

For further information, see Stock Ownership — Owners of More than 5% of Citi Common Stock on page 45 in this Proxy Statement.

Q:	How do I vote?
A:

You can vote by proxy whether or not you attend the Annual Meeting. To vote by proxy, stockholders have a choice of voting over the Internet, by QR code, by phone, or by using a traditional proxy card by mail or in person.

Vote by Internet Go to www.proxyvote.com. You will need the 16-digit number included in your proxy card, voter instruction form, or Notice.	Vote by QR code You can scan this QR code to vote your proxy card. You will need the 16-digit number included in your proxy card, voter instruction form, or Notice.	Vote by Phone Call the number on your proxy card or the number on your voter instruction form. You will need the 16-digit number included in your proxy card, voter instruction form, or Notice.	Vote by Mail Send the completed and signed proxy card or voter instruction form to the address on your proxy card or voter instruction form.	Vote in Person See the instructions below regarding attendance at the Annual Meeting.

www.citigroup.com

18	ABOUT THE 2018 ANNUAL MEETING

To reduce our administrative and postage costs, we ask that you vote using the Internet, by telephone, by mobile phone, or by QR code, all of which are available 24 hours a day. To ensure that your vote is counted, please remember to submit your vote by 11:59 p.m. ET on April 23, 2018. If you hold your shares in a Citi employee benefit plan, please submit your vote by the date indicated on your proxy card.

If you are a record holder of Citi common stock, you may attend the 2018 Annual Meeting and vote in person. If you want to vote in person at the Annual Meeting, and you hold your Citi common stock through a securities broker (that is, in “street name”), you must obtain a proxy from your broker and bring that proxy to the Annual Meeting.

Q:	How do I get a printed proxy card?
A:

If you received a Notice instead of the printed materials, there are three ways for stockholders to request a proxy card and a full set of materials at no charge. In all three examples you will need the 16-digit Control Number printed on the Notice.

Requesting a proxy card
By telephone: 1-800-579-1639;
By Internet: www.proxyvote.com; or
By e-mail: sendmaterial@proxyvote.com (send a blank e-mail with the 16-digit Control Number in the subject line).

Q:	Can I change my vote?
A:	Yes. Just send in a new proxy card or voter instruction form with a later date, cast a new vote by telephone or Internet, or send a written notice of revocation to Citi’s Corporate Secretary, Rohan Weerasinghe, at 388 Greenwich Street, New York, New York 10013. If you attend the 2018 Annual Meeting and want to vote in person, you can request that your previously submitted proxy not be used. To ensure that your vote is counted, please remember to submit your vote by 11:59 p.m. ET on April 23, 2018.

Q:	What if I don’t vote for some of the matters listed on my proxy card?
A:	If you return a signed proxy card without indicating voting instructions, your shares will be voted in accordance with the Board’s recommendation FOR the nominees listed on the card, FOR KPMG as independent registered public accounting firm for 2018, FOR Citi’s 2017 executive compensation, FOR an amendment to the Citigroup 2014 Stock Incentive Plan for additional authorized shares, and AGAINST the stockholder proposals. If you only vote for certain matters, the remaining matters will be voted as set forth above. See also “Could other matters be decided at the 2018 Annual Meeting?”

Q:	Can my shares held in street name be voted if I don’t return my voter instruction card and don’t attend the 2018 Annual Meeting?
A:

If you don’t vote your shares held in street name, your broker can vote your shares on matters that the New York Stock Exchange (NYSE) has ruled discretionary.

Discretionary Items. KPMG’s appointment is a discretionary item. NYSE member brokers who do not receive instructions from beneficial owners may vote on this proposal as follows: (i) a Citi affiliated member is permitted to vote your shares in the same proportion as all other shares are voted with respect to this proposal, and (ii) all other NYSE member brokers are permitted to vote your shares at their discretion.

Non-discretionary Items. Brokers will not be able to vote your shares on the election of Directors, the advisory vote to approve Citi’s 2017 executive compensation, the amendment to the Citigroup Stock Incentive Plan for additional authorized shares, and the stockholder proposals if you fail to provide instructions. Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given.

If your shares are registered directly in your name, not in the name of a bank or broker, you must vote your shares or your vote will not be counted. Please vote your proxy so your vote can be counted.

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Q:	If I hold shares through Citigroup’s employee benefit plans and do not provide voting instructions, how will my shares be voted?
A:	If you hold shares of common stock through Citigroup’s employee benefit plans or stock incentive plans and do not provide voting instructions to the plans’ trustees or administrators, your shares will be voted in the same proportion as the shares beneficially owned through such plans for which voting instructions are received, unless otherwise required by law.

Q:	What vote is required, and how will my votes be counted, to elect Directors and to adopt the other proposals?
A:	The following chart describes the proposals to be considered at the meeting, the vote required to elect Directors and to adopt each of the other proposals, and the manner in which votes will be counted:

Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of “Broker Non-Votes”(1)
Election of Directors	For, against, or abstain on each nominee	A nominee for Director will be elected if the votes cast for such nominee exceed the votes cast against such nominee.	No effect	No effect
Ratification of KPMG	For, against, or abstain	The affirmative vote of a majority of the shares of common stock represented at the Annual Meeting and entitled to vote thereon.	Treated as votes against	Brokers have discretion to vote
Advisory vote to approve Citi’s 2017 executive compensation	For, against, or abstain	The affirmative vote of a majority of the shares of common stock represented at the Annual Meeting and entitled to vote thereon.	Treated as votes against	No effect
Approval of additional authorized shares under the Citigroup 2014 Stock Incentive Plan	For, against, or abstain	The affirmative vote of a majority of the shares of common stock represented at the Annual Meeting and entitled to vote thereon.	Treated as votes against	No effect
Six stockholder proposals	For, against, or abstain	The affirmative vote of a majority of the shares of common stock represented at the Annual Meeting and entitled to vote thereon.	Treated as votes against	No effect

(1)	A broker non-vote generally occurs when a broker is not permitted to vote on a matter without instructions from a customer having beneficial ownership in the securities and has not received such instructions. Broker non-votes will not be counted as shares entitled to vote on the proposal.

If a nominee for Director is not re-elected by the required vote, he or she will remain in office until a successor is elected and qualified or until his or her earlier resignation or removal. Citi’s By-laws provide that in the event a Director nominee is not re-elected, such Director shall offer to resign from his or her position as a Director. Unless the Board decides to reject the offer or to postpone the effective date of the offer, the resignation shall become effective 60 days after the date of the election.

The result of the votes on an advisory vote on Citi’s 2017 executive compensation is not binding on the Board, whether or not the resolution is passed under the voting standards described above. In evaluating the stockholder vote on the advisory resolution, the Board will consider the voting results in their entirety.

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20	ABOUT THE 2018 ANNUAL MEETING

Q:	Is my vote confidential?
A:	In 2006, the Board adopted a confidential voting policy as part of its Corporate Governance Guidelines. Under the policy, except as necessary to meet applicable legal requirements or as otherwise described below, all votes, whether submitted by proxies, ballots, Internet voting, telephone voting, or otherwise are kept confidential for registered stockholders who request confidential treatment. If you are a registered stockholder and would like your vote kept confidential, please check the appropriate box on the proxy card or follow the instructions when submitting your vote by telephone, mobile phone, or by the Internet. If you hold your shares in “street name” or through an employee benefit plan or stock incentive plan, your vote already receives confidential treatment and you do not need to request confidential treatment in order to maintain the confidentiality of your vote.

The confidential voting policy will not apply in the event of a proxy contest or other solicitation based on an opposition Proxy Statement and in certain other limited circumstances. For further details regarding this policy, please see the Corporate Governance Guidelines, available on Citi’s website at www.citigroup.com.

Q:	Could other matters be decided at the 2018 Annual Meeting?
A:	We don’t know of any matters that will be considered at the Annual Meeting other than those described above. If a stockholder proposal that was excluded from this Proxy Statement is brought before the meeting, the Chairman will declare such proposal out of order, and it will be disregarded, or we will vote the proxies AGAINST the proposal. If any other matters arise at the Annual Meeting that are properly presented at the meeting, the proxies will be voted at the discretion of the proxy holders.

Q:	What happens if the meeting is postponed or adjourned?
A:	Your proxy will still be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

Q:	Do I need a ticket to attend the 2018 Annual Meeting?
A:

Yes, you will need an admission ticket or proof of ownership of Citi common stock to enter the Annual Meeting. When you arrive at the Annual Meeting, you may be asked to present photo identification, such as a driver’s license.

●If you received a Notice of Internet Availability of Proxy Materials, you must bring the Notice to gain admission to the Annual Meeting.
●If you did not receive a Notice but received a paper copy of the proxy materials and your shares are held in your name, please bring the admission ticket printed on the top half of the proxy card supplied with your materials.
●If you did not receive a Notice but received a paper copy of the proxy materials and your shares are held in the name of a bank, broker, or other holder of record, please bring the admission ticket that was enclosed with your materials.
●If you receive your proxy materials by e-mail, you will need proof of ownership to be admitted to the Annual Meeting. A recent brokerage statement or letter from a bank or broker is an example of proof of ownership.
●If you arrive at the meeting without an admission ticket, we will admit you only if we are able to verify that you are a Citi stockholder. If you hold your shares in a joint account, both owners can be admitted to the Annual Meeting, provided that proof of joint ownership is given. Citi will not be able to accommodate guests at the Annual Meeting. Any persons needing special assistance should contact Shareholder Relations by phone at 1-813-604-2778 or at the following e-mail address: shareholderrelations@citi.com.
●Tickets to the Annual Meeting are not transferable.
●A stockholder may appoint only one proxy to represent him or her at the Annual Meeting.

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How We Have Done

Annual Report

If you received these materials by mail, you should have also received Citi’s Annual Report to Stockholders for 2017 with them. The 2017 Annual Report is also available on Citi’s website at www.citigroup.com. We urge you to read these documents carefully. In accordance with the SEC’s rules, the Five-Year Performance Graph appears in the 2017 Annual Report on Form 10-K.

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Corporate Governance

Citigroup Inc. (Citigroup, Citi, or the Company) continually strives to maintain the highest standards of ethical conduct: reporting results with accuracy and transparency and maintaining full compliance with the laws, rules, and regulations that govern Citi’s businesses. Citi is active in ensuring its governance practices are at the leading edge of best practices. Below is a compilation of Citi’s Corporate Governance initiatives:

Good Governance
●A standing Ethics and Culture Committee of the Board of Directors oversees management’s efforts to foster a culture of ethics within Citi;

●No super-majority vote provisions in our Restated Certificate of Incorporation;

●A declassified board structure;

●By-laws provide that if Citi does not have an independent Chairman of the Board, the Board is required to elect a lead independent Director;

●Majority vote standard for uncontested Director elections;

●Stock ownership commitment for the Board and executive officers; and

●A recent review of Citi’s compensation in the U.S., the U.K., and Germany determined that women are paid on average 99% of what men are paid and U.S. minorities are paid on average 99% of what U.S. non-minorities are paid.

Stockholder Rights	●Proxy access by-law; ●Stockholders holding at least 25% of the outstanding common stock have the right to call a special meeting; and ●Stockholders may act by written consent.
Executive Compensation
●Strong executive compensation governance practices, including clawback policies and a requirement that executive officers must hold a substantial amount of vested Citi common stock for at least one year after they cease being executive officers; and

●Members of Citi’s Board of Directors and Citi’s executive officers (i.e., Section 16 Insiders) are not permitted to hedge their Citi securities or to pledge their Citi securities as collateral for a loan.

Political Activity
●Political Activities Statement (formerly Citi’s Political Contributions and Lobbying Statement) includes significant disclosure about our lobbying practices and oversight. The Political Activities Statement provides meaningful disclosure about:

➢our lobbying policies and procedures including grassroots lobbying;

➢payments made by Citi for direct lobbying;

➢trade and business association participation;

➢membership in any tax-exempt group that writes and endorses model legislation; and

➢the Board’s oversight of lobbying activities, trade and business association participation, and political contributions;

●Nomination, Governance and Public Affairs Committee has oversight responsibility for trade association payments in addition to oversight responsibility for political contributions and lobbying activities; and

●Transparency on practices around political contributions and trade and business associations through:

➢a link on our website to federal and state government websites where our lobbying activities are reported;

➢requiring trade and business associations to which Citi pays dues to attest that no portion of such payments are used for independent expenditures; and

➢listing the names of our significant trade and business associations on Citi’s website.

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Corporate Governance Materials Available on Citi’s Website

In addition to our Corporate Governance Guidelines, other information relating to corporate governance at Citi is available on the Corporate Governance section of our website at www.citigroup.com. Click on “About Us” and then “Corporate Governance.”

www.citigroup.com/citi/ investor/corporate_ governance.html	●	Audit Committee Charter
	●	Ethics and Culture Committee Charter
	●	Nomination, Governance and Public Affairs Committee Charter
	●	Operations and Technology Committee Charter
	●	Personnel and Compensation Committee Charter
	●	Risk Management Committee Charter
	●	Code of Conduct
	●	Code of Ethics for Financial Professionals
	●	Citi’s Compensation Philosophy
	●	By-laws and Restated Certificate of Incorporation
	●	Corporate Political Activities Statement
	●	Global Citizenship Report
	●	Banking on 2030: Citi & the Sustainable Development Goals
	●	Environmental and Social Policy Framework
	●	Sustainable Growth at Citi: Progress and Impacts of Citi’s $100 Billion Environmental Finance Goal
	●	A list of our 2017 Political Contributions and the names of Citi’s significant trade and business associations

Citi stockholders may obtain printed copies of these documents by writing to Citigroup Inc., Corporate Governance, 601 Lexington Avenue, 19th Floor, New York, New York 10022.

Corporate Governance Guidelines

Citi’s Corporate Governance Guidelines (the Guidelines) embody many of our long-standing practices, policies, and procedures, which are the foundation of our commitment to best practices. The Guidelines are reviewed at least annually, and revised as necessary, to continue to reflect best practices. The full text of the Guidelines, as approved by the Board, is set forth on Citi’s website at www.citigroup.com. Click on “About Us,” then “Corporate Governance,” and then “Corporate Governance Guidelines.” The Guidelines outline the responsibilities, operations, qualifications, and composition of the Board.

Director Independence

Our goal is that at least two-thirds of the members of the Board be independent. A description of our independence criteria and the results of the Board’s independence determinations are set forth below.

Board Committees

The Guidelines require that all members of the required committees of the Board (Audit; Nomination, Governance and Public Affairs; and Personnel and Compensation) be independent. Committee members are appointed by the Board upon recommendation of the Nomination, Governance and Public Affairs Committee. Committee membership and Chairs are rotated periodically. The Board and each Committee have the power to hire and fire independent legal, financial, or other advisors, as they may deem necessary, without consulting or obtaining the approval of management. Meetings of the non-management Directors are held as part of every regularly scheduled Board meeting and are presided over by the independent Chairman.

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24	CORPORATE GOVERNANCE

Additional Board Service

The number of other for-profit public or non-public company boards on which a Director may serve is subject to a case-by-case review by the Nomination, Governance and Public Affairs Committee, in order to ensure that each Director is able to devote sufficient time to performing his or her duties as a Director. Interlocking directorates are prohibited (inside Directors and executive officers of Citi may not sit on boards of companies where a Citi outside Director is an executive officer).

Change in Status or Responsibilities

If a Director has a substantial change in professional responsibilities, occupation, or business association, he or she is required to notify the Nomination, Governance and Public Affairs Committee and to offer his or her resignation from the Board. The Nomination, Governance and Public Affairs Committee will evaluate the facts and circumstances and make a recommendation to the Board whether to accept the resignation or request that the Director continue to serve on the Board. If a Director assumes a significant role in a not-for-profit entity, he or she is asked to notify the Nomination, Governance and Public Affairs Committee.

Attendance at Meetings

Directors are expected to attend Board meetings and meetings of the Committees on which they serve and the Annual Meeting of stockholders. All of the Directors then in office attended Citi’s 2017 Annual Meeting.

Evaluation of Board Performance

The Nomination, Governance and Public Affairs Committee nominates one of the members of the Board to serve as Chairman of the Board on an annual basis. The Nomination, Governance and Public Affairs Committee also conducts an annual review of Board performance in which the full Board participates, and each standing committee (except for the Executive Committee) conducts its own self-evaluation. As part of the self-evaluation, the Board engages in an examination of its own performance of its obligations on such matters as regulatory requirements, strategic and financial oversight, oversight of risk management, executive compensation, succession planning, and governance matters, among many other topics. The committees evaluate their performance against the requirements of their charters and other aspects of their responsibilities. The full Board and each committee then discuss the results of their respective self-evaluations in executive session, highlighting actions to be taken in response to the discussion. See Board Self-Assessment Process on page 30 for further information.

Director Access to Senior Management and Director Orientation

Directors have full and free access to senior management and other employees of Citi. New Directors are provided with an orientation program to familiarize them with Citi’s businesses, regions, and functions as well as its legal, compliance, regulatory, and risk profile. Citi provides educational sessions on a variety of topics throughout the year for all members of the Board. These sessions are designed to allow Directors to, for example, develop a deeper understanding of a business issue or a complex financial product.

Succession Planning

The Board reviews the Personnel and Compensation Committee’s report on the performance of senior executives in order to ensure that they are providing the highest quality leadership for Citi. The Board also works with the Nomination, Governance and Public Affairs Committee and the Personnel and Compensation Committee to evaluate potential successors to the Chief Executive Officer (CEO). With respect to regular succession of the CEO and senior management, Citi’s Board evaluates internal, and, when appropriate, external candidates. To find external candidates, Citi seeks input from the members of the Board and senior management and/or from recruiting firms. To develop internal candidates, Citi engages in a number of practices, formal and informal, designed to familiarize the Board with Citi’s talent pool. The

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formal process involves an annual talent review conducted by senior management at which the Board studies the most promising members of senior management. The Board learns about each person’s experience, skills, areas of expertise, accomplishments, and goals. This review is conducted at a regularly scheduled Board meeting on an annual basis. In addition, members of senior management are periodically asked to make presentations to the Board at Board meetings and Board strategy sessions. These presentations are made by senior managers at the various business units as well as those who serve in corporate functions. The purpose of the formal review and other interaction is to ensure that Board members are familiar with the talent pool inside Citi from which the Board would be able to choose successors to the CEO and evaluate succession for other senior managers as necessary from time to time.

Charitable Contributions

If a Director, or an immediate family member who shares the Director’s household, serves as a director, trustee, or executive officer of a foundation, university, or other not-for-profit organization, and such entity receives contributions from Citi and/or the Citi Foundation, such contributions must be reported to the Nomination, Governance and Public Affairs Committee at least annually.

Insider Investments and Transactions

Members of Citi’s Board of Directors and Citi’s executive officers (i.e., Section 16 Insiders) are not permitted to hedge their Citi securities or to pledge their Citi securities as collateral for a loan. The Guidelines restrict certain financial transactions between Citi and its subsidiaries on the one hand and Directors, senior management, and their immediate family members on the other. Personal loans from Citi or its subsidiaries to Citi’s Directors and its most senior executives, or immediate family members who share any such person’s household, are prohibited, except for margin loans to employees of a broker-dealer subsidiary of Citi, mortgage loans, home equity loans, consumer loans, credit cards, and overdraft checking privileges, all made on market terms in the ordinary course of business. See Certain Transactions and Relationships, Compensation Committee Interlocks, and Insider Participation on pages 38-40 of this Proxy Statement.

The Guidelines prohibit investments or transactions by Citi or its executive officers and those immediate family members who share an executive officer’s household in a partnership or other privately held entity in which an outside Director is a principal, or in a publicly traded company in which an outside Director owns or controls more than a 10% interest. Directors and those immediate family members who share the Director’s household are not permitted to receive initial public offering allocations. Directors and their immediate family members may participate in Citi-sponsored investment activities, provided they are offered on the same terms as those offered to similarly situated non-affiliated persons. Under certain circumstances, or with the approval of the appropriate committee, members of senior management may participate in certain Citi-sponsored investment opportunities. Finally, there is a prohibition on certain investments by Directors and executive officers in third-party entities when the opportunity comes solely as a result of their position with Citi.

Director Independence

The Board has adopted categorical standards to assist the Board in evaluating the independence of each of its Directors. The categorical standards, which are set forth below, describe various types of relationships that could potentially exist between a Director or an immediate family member of a Director and Citi, and set thresholds at which such relationships would be deemed to be material. Provided that no relationship or transaction exists that would disqualify a Director under the categorical standards and no other relationships or transactions exist of a type not specifically mentioned in the categorical standards that, in the Board’s opinion, taking into account all facts and circumstances, would impair a Director’s ability to exercise his or her independent judgment, the Board will deem such person to be independent.

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26	CORPORATE GOVERNANCE

The Board and the Nomination, Governance and Public Affairs Committee reviewed certain information obtained from Directors’ responses to a questionnaire asking about their relationships with Citi, and those of their immediate family members and primary business or charitable affiliations and other potential conflicts of interest, as well as certain data collected by Citi’s businesses related to transactions, relationships, or arrangements between Citi on the one hand and a Director, immediate family member of a Director, or a primary business or charitable affiliation of a Director, on the other. The Board reviewed certain relationships or transactions between the Directors or immediate family members of the Directors or their primary business or charitable affiliations and Citi and determined that the relationships or transactions complied with the Corporate Governance Guidelines and the related categorical standards. The Board also determined that, applying the Guidelines and standards, which are intended to comply with the NYSE corporate governance rules, and all other applicable laws, rules, and regulations, each of the following Director nominees standing for re-election and current board members is independent:

●Ellen M. Costello ●John C. Dugan ●Duncan P. Hennes ●Peter B. Henry ●Franz B. Humer ●S. Leslie Ireland	●Renée J. James ●Michael E. O’Neill ●Gary M. Reiner ●Anthony M. Santomero ●Diana L. Taylor ●James S. Turley	●Deborah C. Wright ●Ernesto Zedillo Ponce de Leon

The Board, taking into account the following factors and the recommendation of the Nomination, Governance and Public Affairs Committee, as well as its significant experience with Mr. Dugan, has determined that Mr. Dugan is independent. Mr. Dugan is a former partner at the law firm Covington & Burling LLP (Covington). He retired from the firm in September of 2017, before joining Citi’s Board, has no continuing employment arrangement with Covington, and does not receive any continuing financial benefits from the firm other than a normal, fixed pension. Mr. Dugan served as counsel to the Board from June 2015 to September 2017 (before his retirement from Covington), and to ensure his independence from management in that role, the Board and Mr. Dugan agreed at the outset of that representation that he would personally provide no services to Citi and its affiliates, other than his services to the Board. In addition, payments by Citi to Covington in each of the past four years represented significantly less than 1% of Covington’s annual revenues and less than .01% of Citi’s annual revenues. Based on the factors discussed above, the Board concluded that the NYSE corporate governance rules, our Corporate Governance Guidelines, and the related categorical standards permit Mr. Dugan to be determined independent.

The Board has determined that Michael L. Corbat and Eugene M. McQuade are not independent. Mr. Corbat is our Chief Executive Officer and Mr. McQuade previously served as the Chief Executive Officer of Citibank, N.A., our largest banking subsidiary.

Independence Standards

To be considered independent, a Director must meet the following categorical standards as adopted by our Board and reflected in our Corporate Governance Guidelines. In addition, there are other independence standards under NYSE corporate governance rules that apply to all directors and certain independence standards under SEC and Federal Deposit Insurance Corporation (FDIC) rules that apply to specific committees.

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Categorical Standards

Advisory, Consulting and Employment Arrangements
●	During any 12-month period within the last three years, neither a Director nor any immediate family member of a Director shall have received from the Company, directly or indirectly, any compensation, fees, or benefits in an amount greater than $120,000, other than amounts paid (a) pursuant to the Company’s Amended and Restated Compensation Plan for Non-Employee Directors or (b) to an immediate family member of a Director who is a non-executive employee of the Company or one of its affiliated legal entities.
●	In addition, no member of the Audit Committee, nor any immediate family member who shares such individual’s household, nor any entity in which an Audit Committee member is a partner, member, or executive officer shall, within the last three years, have received any payment for accounting, consulting, legal, investment banking, or financial advisory services provided to the Company.

Business Relationships
●	All business relationships, lending relationships, deposit and other banking relationships between the Company and a Director’s primary business affiliation or the primary business affiliation of an immediate family member of a Director must be made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons.
●	In addition, the aggregate amount of payments for property or services in any of the last three fiscal years by the Company to, and to the Company from, any company of which a Director is an executive officer or employee or where an immediate family member of a Director is an executive officer, must not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues in any single fiscal year.
●	Loans may be made or maintained by the Company to a Director’s primary business affiliation or the primary business affiliation of an immediate family member of a Director, only if the loan (i) is made in the ordinary course of business of the Company or one of its subsidiaries, is of a type that is generally made available to other customers, and is on market terms, or terms that are no more favorable than those offered to other customers; (ii) complies with applicable law, including the Sarbanes-Oxley Act of 2002 (Sarbanes-Oxley), Regulation O of the Board of Governors of the Federal Reserve, and the Federal Deposit Insurance Corporation (FDIC) Guidelines; (iii) when made does not involve more than the normal risk of collectability or present other unfavorable features; and (iv) is not classified by the Company as Substandard (II) or worse, as defined by the Office of the Comptroller of the Currency in its “Rating Credit Risk” Comptroller’s Handbook.

Charitable Contributions

Annual contributions in any of the last three calendar years from the Company and/or the Citi Foundation to a charitable organization of which a Director, or an immediate family member who shares the Director’s household, serves as a Director, trustee, or executive officer (other than the Citi Foundation and other charitable organizations sponsored by the Company) may not exceed the greater of $250,000 or 10% of the charitable organization’s annual consolidated gross revenue.

Employment/Affiliations
●	A Director shall not:

(i)	be or have been an employee of the Company within the last three years;
(ii)

be part of, or within the past three years have been part of, an interlocking directorate in which a current executive officer of the Company serves or has served on the compensation committee of a company that concurrently employs or employed the Director as an executive officer; or

(iii)

be or have been affiliated with or employed by (a) the Company’s present or former primary outside auditor, or (b) any other outside auditor of the Company and personally worked on the Company’s audit, in each case within the three-year period following the auditing relationship.

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28	CORPORATE GOVERNANCE

●	A Director may not have an immediate family member who:

(i)	is an executive officer of the Company or has been within the last three years;
(ii)

is, or within the past three years has been, part of an interlocking directorate in which a current executive officer of the Company serves or has served on the compensation committee of a company that concurrently employs or employed such immediate family member as an executive officer; or

(iii)

(a) is a current partner of the Company’s outside auditor, or a current employee of the Company’s outside auditor and personally works on the Company’s audit, or (b) was within the last three years (but is no longer) a partner of or employed by the Company’s outside auditor and personally worked on the Company’s audit within that time.

Immaterial Relationships and Transactions

The Board may determine that a Director is independent notwithstanding the existence of an immaterial relationship or transaction between the Company and (i) the Director, (ii) an immediate family member of the Director, or (iii) the Director’s or immediate family member’s business or charitable affiliations, provided the Company’s Proxy Statement includes a specific description of such relationship as well as the basis for the Board’s determination that such relationship does not preclude a determination that the Director is independent. Relationships or transactions between the Company and (i) the Director, (ii) an immediate family member of the Director, or (iii) the Director’s or immediate family member’s business or charitable affiliations that comply with the Corporate Governance Guidelines, including but not limited to the Director Independence Standards that are part of the Corporate Governance Guidelines and the sections titled Financial Services, Personal Loans and Investments/Transactions, are deemed to be categorically immaterial and do not require disclosure in the Proxy Statement (unless such relationship or transaction is required to be disclosed pursuant to Item 404 of SEC Regulation S-K).

Definitions

For purposes of the Corporate Governance Guidelines, (i) the term “immediate family member” means a Director’s or executive officer’s (designated as such pursuant to Section 16 of the Securities Exchange Act of 1934) spouse, parents, step-parents, children, step-children, siblings, mother- and father-in law, sons- and daughters-in-law, brothers- and sisters-in-law, and any person (other than a tenant or domestic employee) who shares the Director’s household; (ii) the term “primary business affiliation” means an entity of which the Director or executive officer, or an immediate family member of such a person, is an officer, partner, or employee or in which the Director, executive officer, or immediate family member owns directly or indirectly at least a 5% equity interest; and (iii) the term “related party transaction” means any financial transaction, arrangement, or relationship in which (a) the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year, (b) the Company is a participant, and (c) any related person (any Director, any executive officer of the Company, any nominee for Director, any stockholder owning in excess of 5% of the total equity of the Company, and any immediate family member of any such person) has or will have a direct or indirect material interest.

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Meetings of the Board of Directors and Committees

The Board of Directors met 19 times in 2017. During 2017, the Audit Committee met 19 times, the Ethics and Culture Committee met 4 times, the Nomination, Governance and Public Affairs Committee met 9 times, the Operations and Technology Committee met 5 times, the Personnel and Compensation Committee met 12 times, and the Risk Management Committee met 12 times. In addition, a subcommittee of the Risk Management Committee met 10 times. The Executive Committee met once in 2017.

During 2017, substantially all of the members of the Board served on and/or chaired a number of ad hoc committees covering such topics as compliance and M&A matters or served on an international subsidiary board. In addition, during 2017, Mses. Costello and Ireland and Messrs. Hennes, McQuade, Santomero, and Turley, at one time or another, served on the Board of Directors of Citibank, N.A., which is a wholly owned subsidiary of Citi.

Each incumbent Director attended at least 75% of the meetings of the Board and of the standing committees of which he or she was a member during 2017.

Meetings of Non-Management Directors

Citi’s non-management Directors meet in executive session without any management Directors in attendance each time the full Board convenes for a regularly scheduled meeting, which is usually six times each year, and, if the Board convenes a special meeting, the non-management Directors ordinarily meet in executive session. During 2017, Mr. O’Neill presided at each executive session of the non-management Directors. In addition, the independent Directors met in executive session during 2017.

Board Leadership Structure

Citi currently has an independent Chairman separate from the CEO, a structure that has been in place since 2009. The Board believes it is important to maintain flexibility in its Board leadership structure and has had in place different leadership structures over the past years, depending on the Company’s needs at the time, but firmly supports having an independent Director in a Board leadership position at all times. Accordingly, Citi’s Board, on December 15, 2009, adopted a By-law amendment which provides that if Citi does not have an independent Chairman, the Board shall elect a lead independent Director having similar duties to an independent Chairman, including leading the executive sessions of the non-management Directors at Board meetings. Citi’s Chairman provides independent leadership of the Board. Having an independent Chairman or Lead Director enables non-management Directors to raise issues and concerns for Board consideration without immediately involving management. The Chairman or Lead Director also serves as a liaison between the Board and senior management. Citi’s Board has determined that the current structure, an independent Chair separate from the CEO, is the most appropriate structure at this time, while ensuring that, at all times, there will be an independent Director in a Board leadership position. The Board believes its approach to risk oversight, including, importantly, having a standing Risk Management Committee and the reporting line of the Chief Risk Officer to the Risk Management Committee, ensures that the Board can choose many leadership structures without experiencing a material impact on its oversight of risk.

Citi has had an independent Chairman since 2009.

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30	CORPORATE GOVERNANCE

Board Diversity

Diversity is among the critical factors that the Nomination, Governance and Public Affairs Committee considers when evaluating the composition of the Board. For a company like Citi, which operates in more than 100 countries around the globe, diversity includes race, ethnicity, and gender as well as the diversity of the communities and geographies in which Citi operates. Included in the qualifications for Directors listed in the Company’s Corporate Governance Guidelines is “whether the candidate has special skills, expertise and background that would complement the attributes of the existing Directors, taking into consideration the diverse communities and geographies in which the Company operates.” Citi’s Board is committed to ensuring that it is composed of individuals whose backgrounds reflect the diversity represented by our employees, customers, and stakeholders. The candidates nominated for election at Citi’s 2018 Annual Meeting exemplify that diversity: five nominees are women and three nominees are African-American or Hispanic. In addition, each Director candidate contributes to the Board’s overall diversity by providing a variety of perspectives, personal and professional experiences, and backgrounds, as well as other characteristics, such as global and international business experience. The Board believes that the current nominees reflect an appropriate diversity of gender, age, race, geographical background, and experience and is committed to continuing to consider diversity issues in evaluating the composition of the Board.

Board Self-Assessment Process

Annual Board Self-Evaluations*

The Board conducts annual evaluations through the use of a written questionnaire that covers a broad range of matters relating to governance, meetings, materials, and agenda topics.

Summary of the Written Evaluations

Citi’s Corporate Governance Office aggregates and summarizes our Directors’ responses to the questionnaires, highlighting comments and high and low scores on various topics. Responses are not attributed to specific Board members to promote candor. The aggregated results, including all written comments, together with data analyzing trends or results over prior years are shared with the Board.

Board Review

Using the aggregated results as a guide, our Chairman leads a discussion with the full Board during an executive session. All Board members are encouraged to provide feedback on the results.

Actions As an outcome of these discussions, the Board takes specific actions which may include providing guidance to management on specific Board-related initiatives.

*	Each standing committee conducts an annual self-evaluation and reports the results to the Board, which includes how each committee’s effectiveness may be enhanced.

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Board’s Role in Risk Oversight

The Board oversees Citi’s global risk management framework.

Risk Management Committee
●reviews risk management and compliance policies and programs for Citi and its subsidiaries
●approves and adjusts risk limits
●consults with management on the effectiveness of risk identification, measurement, and monitoring processes, and the adequacy of staffing and action plans
●provides oversight of, among others, matters related to Citi’s Comprehensive Capital Analysis and Review (CCAR) practices, Resolution and Recovery Planning, cybersecurity and Citi’s compliance with the Volcker Rule of the Dodd-Frank Act

Chief Risk Officer
●delivers risk report at regularly scheduled Board meetings
●responsible for Global Risk Management
●responsible for an integrated effort to identify, assess, and manage risks
●reports to the Chief Executive Officer and Risk Management Committee
●reports at least twice annually to the Personnel and Compensation Committee on incentive compensation

Board Committees:
Audit Committee
●provides oversight of compliance risk, cybersecurity risk, fraud risk, and operational risk matters

Ethics and Culture Committee
●provides oversight of Citi’s Conduct Risk Governance Program

Nomination, Governance and Public Affairs Committee
●provides oversight of reputational issues and legal and regulatory compliance risks as they relate to Corporate Governance matters

Operations and Technology Committee
●provides oversight of cybersecurity as well as privacy and data security

Personnel and Compensation Committee
●provides oversight of incentive compensation plans and risk related to compensation and conduct risk matters

At each regularly scheduled Board meeting, the Board receives a risk report from the Chief Risk Officer with respect to the Company’s approach to management of major risks, including management’s risk mitigation efforts, where appropriate. Global Risk Management, led by the Chief Risk Officer, is a company-wide function that is responsible for an integrated effort to identify, assess, and manage risks that may affect Citi’s ability to execute on its corporate strategy and fulfill its business objectives. The Board’s role is to oversee this effort.

The Risk Management Committee enhances the Board’s oversight of risk management. The Committee’s role is one of oversight, recognizing that management is responsible for executing Citi’s risk management policies.

Board’s Role in Cybersecurity Oversight

The Board of Directors provides oversight of management’s efforts to address cybersecurity risk through the periodic receipt of reports at meetings of the Risk Management Committee, the Audit Committee, and the Operations and Technology Committee, as well as presentations at the Board level. The reports the Board and its Committees receive focus on the threat environment and vulnerability assessments, as well as specific cyber incidents and management’s efforts to monitor, detect and prevent cyber threats to Citi.

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32	CORPORATE GOVERNANCE

Committees of the Board of Directors

The following are the standing committees of the Board of Directors:

Audit Committee

Members:

Ellen M. Costello
John C. Dugan
Peter B. Henry
Anthony M. Santomero
James S. Turley (Chair)
Deborah C. Wright

Committee Meetings
in 2017:

19

Charter:

The Audit Committee Charter, as adopted by the Board, is available on our website at www.citigroup.com. Click on “About Us,” then “Corporate Governance,” and then “Citigroup Board of Directors’ Committee Charters.”

Committee Roles and Responsibilities:

The Audit Committee assists the Board in fulfilling its oversight responsibility relating to:

●the integrity of Citigroup’s consolidated financial statements, financial reporting process, and systems of internal accounting and financial controls;
●the performance of the internal audit function (“Internal Audit”);
●the annual independent integrated audit of Citigroup’s consolidated financial statements and effectiveness of Citigroup’s internal control over financial reporting, the engagement of the independent registered public accounting firm (“Independent Auditors”), and the evaluation of the Independent Auditors’ qualifications, independence and performance;
●policy standards and guidelines for risk assessment and risk management;
●Citigroup’s compliance with legal and regulatory requirements, including Citigroup’s disclosure controls and procedures; and
●the fulfillment of the other responsibilities set out in the Audit Committee’s charter. The report of the Committee required by the rules of the SEC is included in this Proxy Statement.

The Board has determined that each of Ms. Costello and Messrs. Dugan, Santomero and Turley qualifies as an “audit committee financial expert” as defined by the SEC and each such Director as well as Ms. Wright and Mr. Henry is considered “financially literate” under NYSE rules, and, in addition to being independent according to the Board’s independence standards as set out in its Corporate Governance Guidelines, each is independent within the meaning of applicable SEC rules, the corporate governance rules of the NYSE, and the FDIC guidelines.

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Ethics and Culture
Committee

Members:

Franz B. Humer (Chair)
Michael E. O’Neill
Deborah C. Wright
Ernesto Zedillo
     Ponce de Leon

Committee Meetings
in 2017:

4

Charter:

The Ethics and Culture Committee Charter, as adopted by the Board, is available on our website at www.citigroup.com. Click on “About Us,” then “Corporate Governance,” and then “Citigroup Board of Directors’ Committee Charters.”

Committee Roles and Responsibilities:

The Ethics and Culture Committee oversees Management’s efforts to foster a culture of ethics within the organization; oversees and helps shape the definition of Citi’s value proposition; oversees Management’s efforts to enhance and communicate Citi’s value proposition, evaluates Management’s progress, and provides feedback on these efforts; reviews and assesses the culture of the organization to determine if further enhancements are needed to foster ethical decision-making by employees; and oversees Management’s efforts to support ethical decision-making in the organization, evaluates Management’s progress, and provides feedback on these efforts. The Committee also reviews and assesses the adequacy of Citi’s Code of Conduct and Code of Ethics for Financial Professionals and approves any waivers to either Code. The Committee also provides oversight of Citi’s Conduct Risk Program, whose objective is to enhance Citi’s culture of compliance and control through the management, minimization, and mitigation of Citi’s conduct risks.

Executive Committee Members: Duncan P. Hennes Franz B. Humer Michael E. O’Neill (Chair) Anthony M. Santomero Diana L. Taylor James S. Turley Committee Meetings in 2017: 1	Committee Roles and Responsibilities: The Executive Committee acts on behalf of the Board if a matter requires Board action before a meeting of the full Board can be held.

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34	CORPORATE GOVERNANCE

Nomination,
Governance and
Public Affairs
Committee

Members:

John C. Dugan
Peter B. Henry
Michael E. O’Neill
Diana L. Taylor (Chair)
Ernesto Zedillo
     Ponce de Leon

Committee Meetings in 2017:

9

Charter:

The Nomination, Governance and Public Affairs Committee Charter, as adopted by the Board, is available on our website at www.citigroup.com. Click on “About Us,” then “Corporate Governance,” and then “Citigroup Board of Directors’ Committee Charters.”

Committee Roles and Responsibilities:

The Nomination, Governance and Public Affairs Committee is responsible for identifying individuals qualified to become Board members and recommending to the Board the Director nominees for the next Annual Meeting of stockholders. It leads the Board in its annual review of the Board’s performance and makes recommendations as to the composition of the committees for appointment by the Board. The Committee takes a leadership role in shaping corporate governance policies and practices, including recommending to the Board the Corporate Governance Guidelines and monitoring Citi’s compliance with these policies and practices and the Guidelines. The Committee is responsible for reviewing and approving all related party transactions involving a Director or an immediate family member of a Director and any related party transaction involving an executive officer or immediate family member of an executive officer if the transaction is valued at $50 million or more, in each case, other than certain enumerated ordinary course transactions. See Certain Transactions and Relationships, Compensation Committee Interlocks, and Insider Participation on pages 38-40 of this Proxy Statement for a complete description of the Policy on Related Party Transactions. The Committee, as part of the Board’s executive succession planning process, in conjunction with the Personnel and Compensation Committee, evaluates and nominates potential successors to the CEO and provides an annual report to the Board on CEO succession. The Committee also reviews Director Compensation and Benefits. The Committee is also responsible for reviewing Citi’s policies and programs that relate to public issues of significance to Citi and the public at large and reviewing relationships with external constituencies and issues that impact Citi’s reputation. The Committee also has the responsibility for reviewing public policy and reputational issues facing Citi; reviewing political contributions and lobbying expenditures and payments to trade associations made by Citi, and charitable contributions made by Citi and the Citi Foundation; reviewing Citi’s policies and practices regarding supplier diversity; reviewing the work of Citi’s Business Practices Committees; and reviewing Citi’s Citizenship and Sustainability policies and programs, including environmental and human rights policies. The Committee’s focus is global, reflecting Citi’s global footprint. The Committee also makes recommendations to the Board regarding amendments to the Company’s Major Expenditure Program – Limits of Authority.

The Board has determined that, in addition to being independent according to the Board’s independence standards as set out in its Corporate Governance Guidelines, each of the members of the Nomination, Governance and Public Affairs Committee is independent according to the corporate governance rules of the NYSE.

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Operations and
Technology
Committee

Members:

Ellen M. Costello
S. Leslie Ireland
Renée J. James
Gary M. Reiner (Chair)

Committee Meetings
in 2017:

5

Charter:

The Operations and Technology Committee Charter, as adopted by the Board, is available on our website at www.citigroup.com. Click on “About Us,” then “Corporate Governance,” and then “Citigroup Board of Directors’ Committee Charters.”

Committee Roles and Responsibilities:

The Operations and Technology Committee oversees the scope, direction, quality, and execution of Citi’s technology strategies formulated by management, and provides guidance on technology as it may pertain to, among other things, Citi business products and technology platforms.

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36	CORPORATE GOVERNANCE

Personnel and
Compensation
Committee

Members:

Duncan P. Hennes (Chair)
Michael E. O’Neill
Gary M. Reiner
Diana L. Taylor

Committee Meetings
in 2017:

12

Charter:

The Personnel and Compensation Committee Charter is available on our website at www.citigroup.com. Click on “About Us,” then “Corporate Governance,” and then “Citigroup Board of Directors’ Committee Charters.”

Committee Roles and Responsibilities:

The Personnel and Compensation Committee has been delegated broad authority to oversee compensation of employees of the Company and its subsidiaries and affiliates. The Committee regularly reviews Citi’s management resources and performance of senior management. The Committee is responsible for determining the compensation for the CEO and approving the compensation of other executive officers of the Company and members of Citi’s Operating Committee. The Committee is also responsible for approving the incentive compensation structure for other members of senior management and certain highly compensated employees (including discretionary incentive awards to covered employees as defined in applicable bank regulatory guidance), in accordance with guidelines established by the Committee from time to time. The Committee also has broad oversight of compliance with bank regulatory guidance governing Citi’s incentive compensation.

The Committee annually reviews and discusses the Compensation Discussion and Analysis required to be included in the Company’s Proxy Statement with management, and, if appropriate, recommends to the Board that the Compensation Discussion and Analysis be included. Additionally, the Committee reviews and approves the overall goals of Citi’s material incentive compensation programs, including as expressed through Citi’s Compensation Philosophy, and provides oversight for Citi’s incentive compensation programs so that they both (i) appropriately balance risk and financial results in a manner that does not encourage employees to expose Citi to imprudent risks, and (ii) are consistent with bank safety and soundness. Toward that end, the Committee meets periodically with Citi’s Chief Risk Officer to discuss the risk attributes of Citi’s incentive compensation programs.

The Committee has the power to hire and fire independent compensation consultants, legal counsel, or financial or other advisors as it may deem necessary to assist it in the performance of its duties and responsibilities, without consulting or obtaining the approval of senior management of the Company. The Committee has retained Frederic W. Cook & Co. (FW Cook) to provide the Committee with advice on Citi’s compensation programs for senior management. The amount paid to FW Cook in 2017 is disclosed in the Compensation Discussion and Analysis on page 102 of this Proxy Statement.

The Board has determined that in addition to being independent according to the Board’s independence standards as set out in its Corporate Governance Guidelines, each of the members of the Personnel and Compensation Committee is independent according to the corporate governance rules of the NYSE. Each of such Directors is a “non-employee Director,” as defined in Section 16 of the Securities Exchange Act of 1934, as amended (the Exchange Act), and is an “outside Director,” as defined by Section 162(m) of the Internal Revenue Code.

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Risk Management
Committee

Members:

John C. Dugan
Duncan P. Hennes
Franz B. Humer
Renée J. James
Eugene M. McQuade
Michael E. O’Neill
Anthony M. Santomero (Chair)
James S. Turley
Ernesto Zedillo
     Ponce de Leon

Committee Meetings
in 2017:

12

Charter:

The Risk Management Committee Charter is available on our website at www.citigroup.com. Click on “About Us,” then “Corporate Governance,” and then “Citigroup Board of Directors’ Committee Charters.”

Committee Roles and Responsibilities:

The Risk Management Committee has been delegated authority to assist the Board in fulfilling its responsibility with respect to (i) oversight of Citigroup’s risk management framework, including the significant policies and practices used in managing credit, market, operational, and certain other risks, (ii) oversight of Citigroup’s policies and practices relating to funding risk, liquidity risk, and price risk, which constitute significant components of market risk, and risks pertaining to capital management, and (iii) oversight of the performance of the Fundamental Credit Risk (“FCR”) credit review function. The Committee reports to the Board of Directors regarding Citigroup’s risk profile and its risk management framework, including the significant policies and practices employed to manage risks in Citigroup’s businesses, and the overall adequacy of the Risk Management function. The Committee provides oversight of Citi’s CCAR and Resolution and Recovery Planning Compliance efforts. The Committee also reviews risk related to information security and cybersecurity, including steps taken by management to control such risks, and coordinates with the Personnel and Compensation Committee in relation to that committee’s role with respect to risk matters related to compensation.

The Risk Management Committee created a subcommittee in 2016 to provide oversight of data governance, data quality, and data integrity. Ms. James and Messrs. Santomero (Chair) and Turley are members of the Risk Subcommittee. The Risk Subcommittee met 10 times in 2017.

	Audit	Ethics and Culture	Executive	Nomination, Governance and Public Affairs	Operations and Technology	Personnel and Compensation	Risk Management
Michael L. Corbat
Ellen M. Costello	●				●
John C. Dugan	●			●			●
Duncan P. Hennes			●			●	●
Peter B. Henry	●			●
Franz B. Humer		●	●				●
S. Leslie Ireland					●
Renée J. James					●		●
Eugene M. McQuade							●
Michael E. O’Neill		●	●	●		●	●
Gary M. Reiner					●	●
Anthony M. Santomero	●		●				●
Diana L. Taylor			●	●		●
James S. Turley	●		●				●
Deborah C. Wright	●	●
Ernesto Zedillo
Ponce de Leon		●		●			●
● committee member ● committee chair

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38	CORPORATE GOVERNANCE

Involvement in Certain Legal Proceedings

There are no legal proceedings to which any Director, officer, or principal stockholder, or any affiliate thereof, is a party adverse to Citi or in which any such person has a material interest adverse to Citi.

Certain Transactions and Relationships, Compensation Committee Interlocks, and Insider Participation

The Board has adopted a policy setting forth procedures for the review, approval, and monitoring of transactions involving Citi and related persons (Directors, Senior Managers, 5% stockholders, Immediate Family Member or Primary Business Affiliations). A copy of Citi’s Policy on Related Party Transactions is available on our website at www.citigroup.com. Click on “About Us,” then “Corporate Governance,” and then “Citi Policies.” Under the policy, the Nomination, Governance and Public Affairs Committee is responsible for reviewing and approving all related party transactions involving related persons. Directors may not participate in any discussion or approval of a related party transaction in which he or she or any member of his or her immediate family is a related person, except that the Director must provide all material information concerning the related party transaction to the Nomination, Governance and Public Affairs Committee. The Nomination, Governance and Public Affairs Committee is also responsible for reviewing and approving all related party transactions valued at more than $50 million involving an executive officer or an Immediate Family Member of an executive officer. The Transaction Review Committee, composed of Citi’s President, General Counsel, Chief Financial Officer, Chief Compliance Officer, Chief Risk Officer, and Head of Human Resources, is responsible for reviewing and approving all related party transactions valued at less than $50 million involving an executive officer or an Immediate Family Member of an executive officer. The policy also contains a list of categories of transactions involving related persons that are pre-approved under the policy, and therefore need not be brought to the Nomination, Governance and Public Affairs Committee or the Transaction Review Committee for approval.

The Nomination, Governance and Public Affairs Committee and the Transaction Review Committee will review the following information when assessing a related party transaction:

●	the terms of such transaction;
●	the related person’s interest in the transaction;
●	the purpose and timing of the transaction;
●	whether Citi is a party to the transaction, and if not, the nature of Citi’s participation in the transaction;
●	if the transaction involves the sale of an asset, a description of the asset, including date acquired and cost basis;
●	information concerning potential counterparties in the transaction;
●	the approximate dollar value of the transaction and the approximate dollar value of the related person’s interest in the transaction;
●	a description of any provisions or limitations imposed as a result of entering into the proposed transaction;
●	whether the proposed transaction includes any potential reputational risk issues that may arise as a result of, or in connection with, the proposed transaction; and
●	any other relevant information regarding the transaction.

Based on information contained in a Schedule 13G filed with the SEC, BlackRock and Vanguard reported that they beneficially owned 5% or more of the outstanding shares of Citi’s common stock as of December 31, 2017 — see Stock Ownership — Owners of More than 5% of Citi Common Stock in this Proxy Statement on page 45. During 2017, our subsidiaries provided ordinary course lending, trading, and other financial services to BlackRock and Vanguard and their respective affiliates and clients. These transactions were entered into on an arm’s length basis and contain customary terms and conditions and were on substantially the same terms as comparable transactions with unrelated third parties. Acciones y Valores Banamex, S.A. de C.V., Servicios Corporativos de Finanzas, S.A. de C.V., and Grupo Financiero Citibanamex, S.A. de C.V. (“Citibanamex”) entered into a transaction with BlackRock, Inc. and certain of its affiliates (“BlackRock”) pursuant to which Blackrock would acquire the asset management business of Citibanamex in Mexico. The transaction includes the sale of Impulsora de Fondos Banamex, S.A. de C.V., (“Impulsora”) legal vehicle, and its advisory role for 53 mutual funds and certain managed account relationships,

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CORPORATE GOVERNANCE	39

and certain intellectual property and vendor contracts required to operate the business. The signing of the purchase and sale agreement occurred on November 27, 2017 and the closing of the sale is expected in the second half of 2018, subject to regulatory approvals and customary closing conditions. Consideration for the sale consists of $350 million to be paid upon closing and certain future payments if defined targets are met. Citibanamex and Blackrock will also enter into a long term distribution agreement upon the closing of the transaction to offer BlackRock asset management products to Citibanamex clients in Mexico. The agreement provides a framework under which Citibanamex would distribute BlackRock products in Mexico and includes terms relating to pricing, preferential access, and product support. Based on information contained in a Schedule 13G filed with the SEC, Blackrock reported that it beneficially owns 7.1% of Citi’s common stock as of December 31, 2017. The Nomination, Governance and Public Affairs Committee reviewed the terms of the sale and approved the transaction in accordance with the Related Party Transaction Policy.

Citi has established funds in which employees have invested. In addition, certain of our executive officers have from time to time invested their personal funds directly, or directed that funds for which they act in a fiduciary capacity be invested, in funds arranged by Citi’s subsidiaries on the same terms and conditions as the other outside investors in these funds, who are not our executive officers, or employees. Other than certain “grandfathered” investments, in accordance with Sarbanes-Oxley and the Citi Corporate Governance Guidelines, executive officers may invest in certain Citi-sponsored investment opportunities only under certain circumstances and with the approval of the appropriate committee.

Citigroup Employee Fund of Funds I, L.P., Citigroup Capital Partners II, L.P., and Citigroup Venture Capital International Growth Partnership II, L.P. are funds that were formed in 2000, 2006 and 2007, respectively. They invest either directly or via a master fund in private equity investments. Citi matches each dollar invested by an employee with an additional two-dollar commitment to each fund, or feeder fund, in which an employee has invested. Citi’s match is made by a loan to the fund. Each eligible employee, subject to vesting, receives the benefit of any increase in the value of the fund attributable to the loan made by Citi, less the interest paid by the fund on the loan, as well as any increase in the value of the fund attributable to the employee’s own investment. In accordance with the fund’s offering memoranda, executive officers are not eligible to participate in the fund on a leveraged basis.

The following distributions exceeding $120,000 with respect to investments in Citigroup Employee Fund of Funds I, L.P., Citigroup Capital Partners II, L.P., and Citigroup Venture Capital International Growth Partnership II, L.P. were made to executive officers in 2017. Citigroup Employee Fund of Funds I, L.P. and Citigroup Capital Partners I, L.P. closed in 2017 and all distributions were made to the participants.

Citigroup Employee Fund of Funds I, L.P. Cash Distributions
James Forese	$153,721

Citigroup Capital Partners II, L.P. Cash Distributions
James Cowles	$162,964
James Forese	$189,073

Citigroup Venture Capital International Growth Partnership II, L.P. Cash Distributions
James Cowles	$169,989

In 2017, Citi performed corporate banking and securities brokerage services in the ordinary course of our business for certain organizations in which some of our Directors are officers or directors. In addition, in the ordinary course of business, Citi may use the products or services of organizations in which some of our Directors are officers or directors.

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40	CORPORATE GOVERNANCE

The persons listed on page 103 of this Proxy Statement are the current members of the Personnel and Compensation Committee. No current or former member of the Personnel and Compensation Committee was a part of a “compensation committee interlock” during fiscal year 2017 as described under SEC rules. In addition, none of our executive officers served as a director or member of the compensation committee of another entity that would constitute a “compensation committee interlock.” No member of the Personnel and Compensation Committee had any material interest in a transaction with Citi or is a current or former officer of Citi, and no member of the Personnel and Compensation Committee is a current employee of Citi or any of its subsidiaries. In addition, no member of the Board, or any immediate family member of the Board, engaged FW Cook for any compensation-related services in 2017.

Mr. Corbat has entered into an Aircraft Time Sharing Agreement with Citigroup Inc. that allows him to reimburse Citi for the cost of his personal use of corporate aircraft based on the aggregate incremental cost of the flight to Citi. Aggregate incremental cost is calculated based on a cost-per-flight-hour charge developed by a nationally recognized and independent service or, if higher, the charge allowed under Federal Aviation Regulation 91.501(d). Mr. Corbat reimbursed Citi $239,978 related to his personal use of corporate aircraft during 2017.

In 2017, certain previously awarded Capital Accumulation Program shares granted to Mr. McQuade when he was an employee of Citigroup vested. Mr. McQuade’s 11,099 shares of Citi common stock awarded under the Capital Accumulation Program vested on January 20, 2018, representing the deferred portion of Mr. McQuade’s annual incentive awards for 2014, which were awarded to him under the Capital Accumulation Program. These shares are reported in the Beneficial Ownership Table on page 44 of this Proxy Statement.

An adult child of Mr. Humer, a Director, is employed by Citi’s Institutional Clients Group and received 2017 compensation of $906,062. An adult child of John Gerspach, Citi’s CFO, is employed in Citi’s Compliance function and received 2017 compensation of $144,000. The compensation for these employees was established by Citi in accordance with its employment and compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions. Mr. Humer and Mr. Gerspach do not have an interest in the employment relationship of, nor do they share a household with, their respective family members who are employees of Citi.

Indebtedness

Other than certain “grandfathered” margin loans, in accordance with Sarbanes-Oxley and the Citi Corporate Governance Guidelines, no margin loans may be made to any executive officer unless such person is an employee of a broker-dealer subsidiary of Citi and such loan is made in the ordinary course of business.

Certain transactions in excess of $120,000 involving loans, deposits, credit cards, and sales of commercial paper, certificates of deposit, and other money market instruments and certain other banking transactions occurred during 2017 between Citibank, N.A. and other Citi banking subsidiaries on the one hand, and certain Directors or executive officers of Citi, members of their immediate families, corporations or organizations of which any of them is an executive officer or partner or of which any of them is the beneficial owner of 10% or more of any class of securities, or associates of the Directors, the executive officers or their family members, on the other. The transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, that prevailed at the time for comparable transactions with other persons not related to the lender and did not involve more than the normal risk of collectability or present other unfavorable features. Personal loans made to any Director or an executive officer must comply with Sarbanes-Oxley, Regulation O, and the Corporate Governance Guidelines, and must be made in the ordinary course of business.

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Business Practices Committees

The business practices committees for each of Citi’s businesses and regions review business activities, sales practices, product design, potential conflicts of interest, and other franchise or reputational risk issues escalated to these committees. The business practices committee at the corporate level reviews issues escalated by business practices committees at the business or regional level that may present franchise, reputational, and/or systemic risks. All reviews by the business practices committees are conducted with due consideration of the context and facts presented to the committees.

The business practices committees, which are composed of our most senior executives, provide the guidance necessary for Citi’s business practices to meet the highest standards of professionalism, integrity, and ethical behavior consistent with Citi’s Mission and Value Proposition. Our business leaders, in addition to confirming our commitment to the principles of responsible finance and protecting Citi’s franchise, are responsible for establishing a framework for compliance with applicable laws and regulations, Citi policies, and ethical standards.

Business practices concerns may be raised through a variety of sources, including business practices working groups, other in-business committees, or the control functions. Relevant issues from the business practices committees are reported on a regular basis to the Nomination, Governance and Public Affairs Committee of the Board.

Conduct and Culture

At Citi, our mission is to serve as a trusted partner to our clients by responsibly providing financial services that enable growth and economic progress.

We foster a culture of ethics through our governance framework, programs and efforts that embed our culture and expectations for behavior throughout the organization, and collaboration with key stakeholders outside Citi to improve Citi’s and the banking industry’s culture.

Governance over Conduct and Culture

The cornerstone of our approach to conduct and culture is our governance framework, which begins with a strong “tone from the top” starting with the Citigroup Board of Directors. In 2014, Citi’s Board established a standing Ethics and Culture Committee of the Board to oversee senior management’s ongoing efforts to foster a culture of ethics throughout Citi. The Chairman of the Citi Board is a member of the Ethics and Culture Committee. For more information, please see the Ethics and Culture Committee Charter, which is set forth on Citi’s website at www.citigroup.com.

Among its first actions taken in 2014, the Ethics and Culture Committee directed Citi senior management to undertake a review of Citi’s culture. Since that time, with oversight from the Ethics and Culture Committee, senior management has undertaken a number of efforts in support of Citi’s culture, including developing Citi’s Mission and Value Proposition and Leadership Standards. On an ongoing basis, the Ethics and Culture Committee remains responsible for overseeing senior management’s efforts to reinforce and enhance a culture of ethics within Citi, including by:

●	Overseeing efforts to enhance and communicate Citi’s Mission and Value Proposition, evaluating management’s progress, and providing feedback on these efforts;
●	Reviewing and assessing Citi’s culture to determine if further enhancements are needed to foster ethical decision-making by employees and overseeing efforts to support ethical decision-making by employees;
●	Reviewing Citi’s Code of Conduct and Code of Ethics for Financial Professionals; and
●	Reviewing Citi’s Conduct Risk Program.

www.citigroup.com

42	CORPORATE GOVERNANCE

Programs and Efforts that Embed Culture

To promote ethical conduct and enhance Citi’s culture, Citi focuses on empowering individuals by establishing global policies, programs, and processes that embed our values throughout the organization and guide and support our employees in making ethical decisions and adhering to Citi’s standards of conduct. Under the oversight of and with input and feedback from the Ethics and Culture Committee, senior management has prioritized a number of efforts to further embed our values and conduct expectations into the organization. The following are a few examples of our programs and associated efforts to set, reinforce, and embed our culture at Citi:

●

Communications and awareness efforts concerning our Mission and Value Proposition, including Citi-wide videos from senior management articulating our core principles and providing examples of these principles in action.

●	Embedding the Leadership Standards into key aspects of our employee life cycle, such as hiring and performance reviews.
●

Our global Conduct Risk Program, which we continue to implement across businesses and control functions to manage and mitigate conduct risk, or intentional or negligent actions of employees or agents that may lead to negative outcomes for customers, clients, and markets.

●	Training of employees on key culture-related themes, including on our Code of Conduct, ethical decision-making, and the importance of leadership.

Collaboration with Key Stakeholders

At Citi, we partner with key stakeholders on ways to collectively enhance culture in the banking industry. In 2017, we, along with industry leaders and regulators, participated in a Federal Reserve Bank of New York workshop on measuring and assessing culture and behavior in the financial services industry. Representatives from Citi’s Board, including the Chair of the Ethics and Culture Committee, and Citi senior management have participated in Federal Reserve Bank of New York workshops on culture and behavior since their inception in 2014. Additionally, at the start of 2018, 14 leading financial institutions, including Citi, organized a one-day symposium in London to discuss the dynamics of culture at financial institutions. This symposium brought together a range of stakeholders, including senior leaders from across the industry, regulators, and thought leaders to share their insights on financial industry culture. The United Kingdom Citi Country Officer served as a contributor at this symposium.

Finally, Citi is also a member of the Banking Standards Board in the United Kingdom (“BSB”). Together with over 32 member firms, Citi supports the BSB’s independent role to help rebuild trust and confidence across the U.K. banking industry by promoting high ethical and professional standards for behavior and competence. We remain engaged with the BSB directly through Citi’s U.K. senior management.

Code of Ethics for Financial Professionals

The Citi Code of Ethics for Financial Professionals applies to Citi’s Chief Executive Officer (Principal Executive Officer), Chief Financial Officer (Principal Financial Officer), Controller (Principal Accounting Officer), and all finance professionals and administrative staff in a finance role, including Controllers, CSS Finance & Risk Operations, Financial Planning & Analysis, Treasury, Tax, Strategy and M&A, Investor Relations, and the Regional/Business teams. Citi expects all of its employees to act in accordance with the highest standards of personal and professional integrity in all aspects of their activities, to comply with all applicable laws, rules, and regulations, to deter wrongdoing, and abide by the Citi Code of Conduct and other policies and procedures adopted by Citi that govern the conduct of its employees. The Code of Ethics is intended to supplement the Citi Code of Conduct. A copy of the Code of Ethics is available on our website at www.citigroup.com. Click on “About Us,” then “Corporate Governance,” and then “Code of Ethics for Financial Professionals.” We will disclose amendments to, or waivers from, the Code of Ethics, if any, on our website.

Citi 2018 Proxy Statement

CORPORATE GOVERNANCE	43

Ethics Hotline

Citi expects employees to raise concerns or questions regarding ethics, discrimination or harassment matters, and to promptly report suspected violations of these and other applicable laws, regulations, rules, Citi policies, procedures, standards, or the Citi Code of Conduct. Citi offers several channels by which employees and others may report ethical concerns, including concerns about accounting, internal controls, or auditing matters. We provide a global Ethics Hotline, a toll-free number that is available 24 hours a day, seven days a week, 365 days a year, and is staffed by live operators who can connect to translators to accommodate multiple languages.

Calls to the Ethics Hotline are received by a third-party vendor, located in the United States, which reports the calls to the Citi Ethics Office for handling. Ethical concerns may also be reported through a dedicated e-mail address, multilingual website submission, fax line, and conventional mailing address. Any individual may also raise a concern by accessing Citi’s public-facing corporate website. Individuals may choose to remain anonymous to the extent permitted by applicable laws and regulations. We prohibit retaliatory actions against anyone who raises concerns or questions in good faith, or who participates in a subsequent investigation of such concerns. The Ethics Office reports on concerns it receives via the Citi Ethics Hotline to the Audit Committees of the Board of Directors of Citigroup Inc. and Citibank, N.A. on a quarterly basis.

Code of Conduct

The Board has adopted a Code of Conduct, which provides an overview of the laws, regulations, and Citi policies and procedures applicable to the activities of Citi, and sets forth Citi’s Mission and Value Proposition, as well as the standards of ethics and professional behavior expected of employees and representatives of Citi. The Code of Conduct applies to every Director, officer, and employee of Citi and its consolidated subsidiaries. All Citi employees, directors, and officers are required to read and comply with the Code of Conduct. In addition, other persons performing services for Citi may be subject to the Code of Conduct by contract or other agreement. The Code of Conduct is publicly available in multiple languages at www.citigroup.com. Click on “About Us,” then “Corporate Governance,” and then “Code of Conduct.”

Communications with the Board

Stockholders or other interested parties who wish to communicate with a member or members of the Board, including the Chairman or the non-management Directors as a group, may do so by addressing their correspondence to the Board member or members, c/o the Corporate Secretary, Rohan Weerasinghe, Citigroup Inc., 388 Greenwich Street, New York, NY 10013. The Board of Directors has approved a process pursuant to which the office of the Corporate Secretary will review and forward correspondence to the appropriate person or persons for response.

www.citigroup.com

44

Stock Ownership

Citi has long encouraged stock ownership by its Directors, officers, and employees to align their interests with the long-term interests of stockholders. The Board and executive officers are subject to a stock ownership commitment, which requires these individuals to maintain a minimum ownership level of Citigroup stock. Executive officers are required to retain at least 75% of the equity awarded to them as incentive compensation (net of amounts required to pay taxes and option exercise prices) as long as they are executive officers. In addition, a stock holding period applies after the executive officer leaves Citi, or is no longer an executive officer. He or she must retain, for one year after ending executive officer status, 50% of the shares previously subject to the stock ownership commitment. Directors are similarly required to retain at least 75% of the net equity awarded to them, further aligning their interests with stockholders. The Board may revise the terms of the stock ownership commitment from time to time to reflect legal and business developments warranting a change. In addition, Directors and executive officers may not enter into hedging transactions in respect of Citi’s common stock or other securities issued by Citi, including securities granted by the Company to the Director or executive officer as part of his or her compensation and securities purchased or acquired by the Director or executive officer in a non-compensatory transaction.

The following table shows the beneficial ownership of Citi common stock by our Directors and certain executive officers at February 26, 2018. For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person, or group of persons, is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within 60 days of the date of determination.

BENEFICIAL OWNERSHIP TABLE
Name	Common Stock Beneficially Owned Excluding Options	(1)	Options Exercisable Within 60 Days	Owned by or Tenant in Common with Family Member, Trust, Mutual Fund or 401(k)	(2)	Total Beneficial Ownership	Receipt Deferred	(3)	Total Ownership
Stephen Bird	146,049		—	95,000		241,049	—		241,049
Michael L. Corbat	279,664		—	1,781		281,445	—		281,445
Ellen M. Costello	11,356		—	—		11,356	2,015		13,371
John C. Dugan	—		—	—		—	2,515		2,515
James A. Forese	320,022		59,490	—		379,512	—		379,512
Jane Nind Fraser	44,021		—	—		44,021	—		44,021
John Gerspach	170,475		—	122,967		293,442	—		293,442
Duncan P. Hennes	13,269		—	—		13,269	2,015		15,284
Peter B. Henry	13,754		—	—		13,754	2,015		15,769
Franz B. Humer	20,668		—	—		20,668	2,015		22,683
S. Leslie Ireland	—		—	—		—	2,515		2,515
Renée J. James	6,714		—	—		6,714	2,015		8,729
Eugene M. McQuade	78,877		—	48,484		127,361	2,015		129,376
Michael E. O'Neill	107,266		—	55,250		162,516	—		162,516
Gary M. Reiner	24,218		—	—		24,218	2,015		26,232
Anthony M. Santomero	36,144		—	—		36,144	2,015		38,159
Diana L. Taylor	28,888		—	—		28,888	2,015		30,903
James S. Turley	14,395		—	—		14,395	2,015		16,410
Deborah C. Wright	2,579		—	—		2,579	2,015		4,594
Ernesto Zedillo Ponce de Leon	27,510		—	—		27,510	2,015		29,525
Total (29 Directors and
Executive Officers as
a group)	2,366,104		98,472	337,097		2,801,673	29,211		2,830,883

Citi 2018 Proxy Statement

STOCK OWNERSHIP	45

(1)	The stock reported for certain Directors in this column includes deferred common stock, which is fully vested and which the Director or Directors have the right to acquire within 60 days.
(2)

Stock held as a tenant-in-common with a family member or trust, owned by a family member, held by a trust for which the Director or executive officer is a trustee but not a beneficiary, or held by a mutual fund which invests substantially all of its assets in Citi common stock.

(3)

Amounts represent Directors’ deferred common stock. The deferred common stock becomes distributable approximately on the second anniversary of the date of grant; however, if a Director retired or resigned from the Board during the year when the award was granted, the Director would forfeit a pro rata portion of the award.

At February 26, 2018, no Director or executive officer owned more than 1% of Citi’s common stock.

At February 26, 2018, all of the Directors and executive officers as a group beneficially owned approximately 0.11% of Citi’s common stock.

Mr. Reiner also owns 485 Depositary Shares of Citi’s 5.9% Fixed Rate/Floating Rate Noncumulative Preferred Stock, Series B, which represents 0.065% of such series of preferred stock.

Mr. Don Callahan, an executive officer at Citi, also owns 4,170 Depositary Shares of Citi’s 6.3% Noncumulative Preferred Stock, Series S, which represents 0.010% of such series of preferred stock.

Mr. William Mills, an executive officer at Citi, also owns 1,000 Depositary Shares of Citi’s 5.95% Fixed Rate/Floating Rate Noncumulative Preferred Stock, Series Q, which represents 0.080% of such series of preferred stock.

OWNERS OF MORE THAN 5% OF CITI COMMON STOCK
Name and Address of Beneficial Owner	Beneficial Ownership	Percent of Class
BlackRock, Inc.(a)
55 East 52nd Street, New York, NY 10055	187,623,983	7.1%
The Vanguard Group, Inc.(b)
100 Vanguard Blvd., Malvern, PA 19355	181,464,512	6.86%

(a)

Based on the Schedule 13G filed with the SEC on February 1, 2018 by BlackRock and certain subsidiaries, BlackRock reported that it had sole voting power over 164,468,382 shares and had sole dispositive power over 187,623,983 shares. The Schedule 13G states that the shares are beneficially owned by funds and accounts managed by BlackRock and any economic interests of the securities covered are held by BlackRock for the benefit of the funds and accounts and not for BlackRock’s own account.

(b)

Based on the Schedule 13G filed with the SEC on February 9, 2018 by Vanguard and certain subsidiaries, Vanguard reported that it had sole voting power over 3,734,637 shares; sole dispositive power over 177,227,695 shares; shared voting power over 602,013 shares; and shared dispositive power over 4,236,817 shares. Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 2,881,917 shares or .10% of Citi’s common stock as a result of its serving as investment manager of collective trust accounts. In addition, Vanguard Investments Australia, Ltd., a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 2,189,068 shares or .08% of Citi’s common stock as a result of its serving as investment manager of Australian investment offerings.

www.citigroup.com

46

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Citi’s officers and Directors, and persons who own more than 10% of a registered class of Citi’s equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE, and to furnish Citi with copies of the forms. Based on its review of the forms it received, or written representations from reporting persons, Citi believes that, during 2017, each of its officers and Directors complied with all such filing requirements.

Proposal 1: Election of Directors

The Board has nominated all of the current Directors for re-election at the 2018 Annual Meeting. Directors are not eligible to stand for re-election after reaching the age of 72. Ms. S. Leslie Ireland and Mr. John Dugan were elected by the Board in October 2017. Ms. Ireland was identified as a potential Director by Egon Zehnder, the Board’s nominating consultant, and Mr. Dugan was identified as a potential Director by a Board member. If elected, each nominee will hold office until the 2019 Annual Meeting or until his or her successor is elected and qualified.

Director Criteria and Nomination Process

The Nomination, Governance and Public Affairs Committee considers all qualified candidates identified by members of the Nomination, Governance and Public Affairs Committee, by other members of the Board, by senior management, and by security holders. During 2017, the Committee engaged Egon Zehnder to assist in identifying and evaluating potential nominees. Stockholders who would like to propose a Director candidate for consideration by the Nomination, Governance and Public Affairs Committee may do so by submitting the candidate’s name, résumé, and biographical information to the attention of the Corporate Secretary, Rohan Weerasinghe, Citigroup Inc., 388 Greenwich Street, New York, New York 10013. All proposals for nominations received by the Corporate Secretary will be presented to the Committee for its consideration.

In considering the composition of the Board of Directors, the Nomination, Governance and Public Affairs Committee inventories the categories of risks faced by Citi, given its size, business mix, and geographical presence, and seeks to identify candidates with the skills and experience necessary to enable the Board of Directors to provide proper oversight of those risks. The Nomination, Governance and Public Affairs Committee also takes director tenure into consideration when making director nomination decisions and believes that it is desirable to maintain a mix of longer-tenured, experienced directors and newer directors with fresh perspectives. The Nomination, Governance and Public Affairs Committee and the Board also believe that longer-tenured, experienced directors are a significant strength of the Board, given the large size of our company, the breadth of our product offerings, and the international scope of our organization. The Board’s composition, and the individuals nominated for consideration by stockholders, are the result of careful consideration by the Committee of the correspondence between the risk inventory and skills and experience of the Board members and candidates. In addition to the ability to assist the Board in its oversight of a particular risk or risks, as more fully described in each nominee’s biography, the members of the Board are assessed based on a variety of factors, including the following criteria, which have been developed by the Nomination, Governance and Public Affairs Committee and approved by the Board:

●	Whether the candidate has exhibited behavior that indicates he or she is committed to the highest ethical standards;

Citi 2018 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS	47

●

Whether the candidate has had business, governmental, non-profit or professional experience at the chairman, chief executive officer, chief operating officer, or equivalent policy-making and operational level of a large organization with significant international activities across many regulatory jurisdictions and regions that indicates that the candidate will be able to make a meaningful and immediate contribution to the Board’s discussion of and decision-making on the array of complex issues facing a large financial services business that operates on a global scale;

●

Whether the candidate has special skills, expertise and background that would complement the attributes of the existing Directors, taking into consideration the diverse communities and geographies in which the Company operates;

●	Whether the candidate has the financial expertise required to provide effective oversight of a diversified financial services business that operates on a global scale;
●

Whether the candidate has achieved prominence in his or her business, governmental, or professional activities and has built a reputation that demonstrates the ability to make the kind of important and sensitive judgments that the Board is called upon to make;

●

Whether the candidate will effectively, consistently, and appropriately take into account and balance the legitimate interests and concerns of all of the Company’s stockholders and other stakeholders in reaching decisions, rather than advancing the interests of a particular constituency;

●	Whether the candidate possesses a willingness to challenge management while working constructively as part of a team in an environment of collegiality and trust; and
●	Whether the candidate will be able to devote sufficient time and energy to the performance of his or her duties as a Director.

Application of these factors involves the exercise of judgment by the Nomination, Governance and Public Affairs Committee and the Board.

Based on its assessment of each candidate’s independence, skills and qualifications and the criteria described above, the Nomination, Governance and Public Affairs Committee will make recommendations regarding potential Director candidates to the Board.

The Nomination, Governance and Public Affairs Committee follows the same process and uses the same criteria for evaluating candidates proposed by stockholders, members of the Board of Directors, and members of senior management. For the 2018 Annual Meeting, Citi did not receive notice from any stockholders regarding a nomination to the Board of Directors.

Director Qualifications

The nominees for the Board of Directors each have the qualifications and experience to approve and guide Citi’s strategy and to oversee management’s execution of that strategic vision. Citi’s Board of Directors consists of individuals with the skills, experience, and backgrounds necessary to oversee Citi’s efforts toward becoming a simpler, smaller, safer, and stronger financial institution, while mitigating risk and operating within a complex financial and regulatory environment.

The nominees listed below are leaders in business, the financial community, and academia because of their intellectual acumen and analytic skills, strategic vision, ability to lead and inspire others to work with them, and records of outstanding accomplishments over a period of decades. Each has been chosen to stand for election in part because of his or her ability and willingness to ask difficult questions, understand Citi’s unique challenges, and evaluate the strategies proposed by management, as well as their implementation.

Each of the nominees has a long record of professional integrity, a dedication to his or her profession and community, a strong work ethic that includes a commitment to coming fully prepared to meetings and being willing to spend the time and effort needed to fulfill professional obligations and the ability to maintain a collegial environment.

www.citigroup.com

48	PROPOSAL 1: ELECTION OF DIRECTORS

Many of our nominees are either current or former chief executive officers or chairmen of other large international corporations or have experience operating large, complex academic, governmental or philanthropic institutions or departments. As such, they have a deep understanding of, and extensive experience in, many of the areas that are outlined below as being of critical importance to Citi’s proper operation and success. For the purposes of its analysis, the Board has determined that nominees who have served as a chief executive officer or a chairman of a major corporation or large, complex institution have extensive experience with financial statement preparation, compensation determinations, regulatory compliance (if their businesses are or were regulated), corporate governance, public affairs, and legal matters.

In evaluating the composition of the Board, the Nomination, Governance and Public Affairs Committee seeks to find and retain individuals who, in addition to having the qualifications set forth in Citi’s Corporate Governance Guidelines, have the skills, experience and abilities necessary to meet Citi’s unique needs as a highly regulated financial services company with operations in the corporate and consumer business within the United States and more than 100 countries around the globe. The Committee has determined it is critically important to Citi’s proper operation and success that its Board has, in addition to the qualities described above, expertise and experience in the following areas:

Citi’s Personnel and Compensation Committee is responsible for determining the compensation of the CEO and approving the compensation of other executive officers of the Company and members of Citi’s Operating Committee. In order to properly carry out its responsibilities with respect to compensation, Citi’s Board must include members who have experience evaluating the structure of compensation for senior executives. They must understand the various forms of compensation that can be utilized, the purpose of each type and how various elements of compensation can be used to motivate and reward executives and drive performance, while not encouraging imprudent risk-taking or simply having short-term goals.

With more than 200 million customer accounts, Citi provides services to its retail customers in connection with its retail banking, private banking, credit cards, real estate lending, personal loans, investment services, small- and middle-market commercial banking, and other financial services. Citi looks to its Board members with extensive consumer experience to assist it in evaluating its business model and strategies for reaching and servicing its retail customers domestically and around the world. Citi is a global diversified bank whose businesses provide a broad range of financial services to consumer and institutional customers, making it critically important that its Board include members who have deep financial services backgrounds.

Citi’s reputation is a vital asset in building trust with its clients and other stakeholders, and Citi makes every effort to communicate its corporate values to its stockholders and clients, its achievements in the areas of corporate social responsibility, sustainability, and philanthropy, and its efforts to improve the communities in which we live and work. Members of the Board with experience in the areas of corporate affairs, philanthropy, community development, communications, and corporate social responsibility assist management by reviewing Citi’s policies and programs that relate to significant public issues, including environment, social and governance factors, as well as by reviewing Citi’s relationships with external stakeholders and issues that impact Citi’s reputation.

Citi aspires to the highest standards of corporate governance and ethical conduct: doing what we say, reporting results with accuracy and transparency, and maintaining compliance with the laws, rules, and regulations that govern the Company’s businesses. The Board is responsible for shaping corporate governance policies and practices, including adopting the corporate governance guidelines applicable to the Company and monitoring the Company’s compliance with governance policies and the guidelines. To carry out these responsibilities, the Board must include experienced leaders in the area of corporate governance who must be familiar with governance issues, the constituencies most interested in those issues, and the impact that governance policies have on the functioning of a company.

Citi 2018 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS	49

Citi’s internal controls over financial reporting are designed to ensure that Citi’s financial reporting and its financial statements are prepared in accordance with generally accepted accounting principles. While the Board and its committees are not responsible for preparing our financial statements, they have oversight responsibility, including the selection of outside independent auditors, subject to stockholder ratification. The Board must include members with direct or supervisory experience in the preparation of financial statements, as well as finance, audit, and accounting expertise.

Citi provides a wide variety of services to its corporate clients, including strategic and financial advisory services, such as mergers, acquisitions, financial restructurings, loans, foreign exchange, cash management, underwriting and distributing equity, and debt and derivative services; and global transaction services, including treasury and trade solutions and securities and fund services. With a corporate business as extensive and complex as Citi’s, it is crucial that members of the Board have the depth of understanding and experience necessary to guide management’s conduct of these lines of business.

As a company with a broad international reach, Citi’s Board values the perspectives of Directors with international business or governmental experience or expertise in global economics. Citi’s presence in markets outside the United States is an important competitive advantage for Citi, because it allows us to serve U.S. and foreign businesses and individual clients whose activities span the globe. Directors with international business experience can use the experience that they have developed through their own business dealings to assist Citi’s Board and management in understanding and successfully navigating the business, political, and regulatory environments in countries in which Citi does, or seeks to do, business. Directors with global economics expertise can help guide Citi management in understanding the challenges faced by other markets and in developing its global strategy.

In addition to the regulatory supervision described below, Citi is subject to myriad laws and regulations and is party to legal actions and regulatory proceedings from time to time. Citi’s Board has an important oversight function with respect to compliance with applicable requirements, monitors the progress of legal proceedings, and evaluates major settlements. Citi’s Board must include members with experience in regulatory compliance, as well as an understanding of complex litigation and litigation strategies.

Citi has a long history as a technology innovator - Citibank, N.A. was one of the first banks to offer automatic teller machines for its customers during the 1970s. Since then, Citi has continued to leverage new technologies to deliver enhanced products and services to its clients and customers such as online banking; mobile and tablet banking; and mobile check deposit. In addition, Citi deploys new technology and platform innovations to gather, process, analyze, and provide information to execute transactions and meet the needs of its clients and customers. In this context, Citi must be able to access reliable data to ensure that it complies with regulatory requirements including anti-money laundering and sanctions, and to meet other information security and control objectives. Citi must ensure that its operations are efficient and there is a continuous focus on enhancing productivity to meet its operational and strategic goals. The Board must include members that have knowledge and experience in technology, including such technology-centric issues as cybersecurity, data privacy and data management, and the changing supervisory and regulatory technology landscape. Members of the Board must be qualified to provide oversight of the development and maintenance of Citi’s technology platforms; Citi’s compliance with regulatory requirements; Citi’s operational efficiency and productivity strategies; the operations and reliability of Citi’s systems; and the protection of client and customer data.

www.citigroup.com

50	PROPOSAL 1: ELECTION OF DIRECTORS

Citi and its subsidiaries are regulated and supervised by numerous regulatory agencies, both domestically and internationally, including in the U.S. the Federal Reserve Board, the Office of the Comptroller of the Currency, the FDIC, the Consumer Financial Protection Bureau, and state banking and insurance departments, as well as international financial services authorities. Having Directors with experience interacting with regulators or operating businesses subject to extensive regulation is important to furthering Citi’s continued compliance with its many regulatory requirements and fostering productive relationships with its regulators. Several of Citi’s Board members have experience with ethics and compliance and building an effective, values-based ethics and compliance program.

Risk management is a critical function of a complex global financial services company and its proper supervision requires Board members with sophisticated risk management skills and experience. Directors provide oversight of the Company’s risk management framework, including the significant policies, procedures, and practices used in managing credit, market, and certain other risks, including liquidity, capital, and balance sheet risks, as well as capital markets risks, and review recommendations by management regarding risk mitigation. Given increased cybersecurity threats, Citi’s Board must have members who have sufficient experience to enable them to oversee management’s efforts to monitor, detect and prevent cyber threats to Citi. Citi’s Board must include members with risk expertise to assist Citi in its efforts to properly identify, measure, monitor, report, analyze, and control or mitigate risk.

Citi 2018 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS	51

The Nominees

The following tables give information – provided by the nominees – about their principal occupation, business experience, and other matters.

Each nominee’s biography highlights his or her particular skills, qualifications, and experience that support the conclusion of the Nomination, Governance and Public Affairs Committee that the nominee is extremely qualified to serve on Citi’s Board.

Board Recommendation The Board of Directors recommends that you vote FOR each of the following nominees.

Name and Age at
Record Date

Position, Principal Occupation, Business Experience and Directorships

Michael L. Corbat Age: 57

Director of Citigroup
since 2012

Other Directorships:
None

Previous Directorships within the last five years:
None

Other Activities:
Federal Advisory Council to the Federal Reserve Board of Governors (President), New York City Partnership (Co-Chair), The Clearing House Association (Vice Chairman of the Supervisory Board), Financial Services Forum (Member), Institute of International Finance (Board Member), The Business Council (Member), International Business Council of WEF (Member), and The U.S. Ski & Snowboard Team Foundation (Director)

Chief Executive Officer
Citigroup Inc.
●Chief Executive Officer, Citigroup Inc. – October 2012 to Present
●Chief Executive Officer, Europe, Middle East, and Africa – December 2011 to October 2012
●Chief Executive Officer, Citi Holdings – January 2009 to December 2011
●Chief Executive Officer, Citi’s Global Wealth Management – September 2008 to January 2009
●Head of Global Corporate Bank and Global Commercial Bank – March 2008 to September 2008
●Head of Global Corporate Bank – April 2007 to March 2008
●Head of Global Relationship Bank – March 2004 to April 2007
●Head of EM Sales & Trading and Capital Markets, FICC – October 2001 to March 2004
●Head of EM Sales & Fixed Income Origination – March 1988 to October 2001

Skills and Qualifications
Mr. Corbat is an experienced financial services executive and finance professional, and has been nominated to serve on the Board because of his extensive experience and expertise in the areas of Financial Services, Risk Management, Financial Reporting, Institutional Business, Corporate and Consumer Businesses, Regulatory and Compliance, and Corporate Affairs. In his role as Chief Executive Officer of Citigroup Inc., his prior position as Citi’s CEO of Europe, Middle East, and Africa, and his extensive career at Citi he has gained experience in all of Citi’s business operations, including consumer banking, corporate and investment banking, securities and trading, and private banking services. In these roles, Mr. Corbat has gained extensive financial services, financial reporting, corporate business, and risk management experience. Additionally, in his role as CEO of Citi Holdings, Citi’s portfolio of non-core businesses and assets, he oversaw the divestiture of more than 40 businesses, including the IPO and sale of Citi’s remaining stake in Primerica. Mr. Corbat also successfully oversaw the restructuring of Citi’s consumer finance and retail partner cards businesses and divested more than $500 billion in assets, reducing risk on the Company’s balance sheet and freeing up capital to invest in Citi’s core banking business.

Primary Qualifications
Financial Reporting
Institutional Business
Regulatory and Compliance
Risk Management

www.citigroup.com

52	PROPOSAL 1: ELECTION OF DIRECTORS

Name and Age at
Record Date

Position, Principal Occupation, Business Experience and Directorships

Ellen M. Costello Age: 63

Director of Citigroup
since 2016

Director of Citibank, N.A.
since 2016

Other Directorships:
None

Previous Directorships within the last five years:
BMO Financial Corporation and DH Corporation

Other Activities:
Chicago Council on Global Affairs (Board) and The Economic Club of Chicago (Member)

Former President, Chief Executive Officer, BMO Financial Corporation and
Former U.S. Country Head, BMO Financial Group
●President and CEO, BMO Financial Corporation and U.S. Country Head, BMO Financial Group – 2011 to 2013
●Group Head, Personal and Commercial Banking, U.S. and President and Chief Executive Officer, BMO Harris Bank N.A., BMO Financial Group – 2006 to 2011
●Vice Chairman and Head, Securitization and Credit Investment Management, Merchant Banking and Head of N.Y. Office, Capital Markets Group, BMO Financial Group – 2000 to 2006
●Executive Vice President, Strategic Initiatives, Capital Markets Group, BMO Financial Group – 2000
●Executive Vice President and Head, Global Treasury Group, BMO Financial Group – 1997 to 1999
●Senior Vice President and Deputy Treasurer, Global Treasury Group, BMO Financial Group – 1995 to 1997
●Managing Director and Regional Treasurer, Asia Pacific, Global Treasury Group, BMO Financial Group – 1993 to 1994
●Managing Director and Head, North American Financial Product Sales, Global Treasury Group, BMO Financial Group – 1991 to 1993

Skills and Qualifications
Ms. Costello is an accomplished financial services executive and through her prominent roles in the areas of Financial Services, Risk Management, Institutional and Consumer Businesses, Financial Reporting, Operations and Technology, and Regulatory and Compliance, has been nominated to serve on the Board. Because Citi is an international financial services company with both consumer and institutional businesses, having former banking executives with extensive banking experience, like Ms. Costello, as Board members enables the Board to provide knowledgeable oversight to its business and regulatory activities. In her 30 years at BMO Financial Group, a global financial institution, Ms. Costello acquired extensive experience in personal and commercial banking, wealth management and capital markets businesses in Canada, Asia, and the U.S. In her roles in Global Treasury and Global Capital Markets, she gained experience in corporate, institutional and investment banking, securities, trading and asset management. As CEO of BMO Harris Bank N.A., Ms. Costello gained experience in personal and commercial banking, strategic planning, marketing, regulatory compliance, financial reporting, and personnel matters. Additionally, as CEO of BMO Financial Corporation and U.S. Country Head of BMO Financial Group, she gained further experience in regulatory compliance, including capital and resolution planning, risk management, and governance. Her board service at DH Corporation gave her experience with global operations and financial technologies businesses. Ms. Costello’s extensive financial services background also adds significant value to Citi’s and Citibank’s relationships with various regulators and stakeholders.

Primary Qualifications
Consumer Business and Financial Services
Financial Reporting
Institutional Business
Operations and Technology

Citi 2018 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS	53

Name and Age at
Record Date

Position, Principal Occupation, Business Experience and Directorships

John C. Dugan Age: 62

Director of Citigroup
since 2017

Other Directorships:
None

Previous Directorships within the last five years:
None

Other Activities:
University of Michigan, “Michigan in Washington” program (Advisory Board)

Former Partner and Chair, Financial Institutions Group, Covington & Burling LLP
●Partner and Chair, Financial Institutions Group, Covington & Burling LLP – 2011 to 2017
●Comptroller of the Currency – 2005 to 2010
●Partner (1995-2005) and Of Counsel (1993-95), Covington & Burling LLP
●Assistant Secretary for Domestic Finance and Deputy Assistant Secretary for Financial Institutions Policy, U.S. Department of the Treasury – 1989 to 1993
●Minority General Counsel and Counsel for the U.S. Senate Committee on Banking, Housing, and Urban Affairs – 1985 to 1989

Skills and Qualifications
Mr. Dugan is an experienced former banking regulator and former law firm partner and has been nominated to serve on the Board because of his extensive skills and knowledge in the areas of Risk Management, Financial Services, Legal Matters, Corporate Governance, and Regulatory and Compliance. Because Citi operates in a highly regulated industry, having Board members like Mr. Dugan, with valuable expertise and perspective in regulatory, legal, and compliance matters, is vital to enhancing the Board’s oversight of the Company. During his tenure as Comptroller of the Currency, Mr. Dugan led the agency through the financial crisis and the ensuing recession that resulted in numerous regulatory, supervisory, and legislative actions for national banks. As a former partner at Covington & Burling LLP, Mr. Dugan advised financial institution clients, including boards of directors, on a range of issues arising from increased regulatory requirements resulting from the financial crisis, including the implementation of the Dodd-Frank Act. In the international arena, Mr. Dugan developed important expertise and insights from serving on the Basel Committee on Banking Supervision as it formulated the “Basel III” regulatory standards; chairing the Joint Forum of banking, securities, and insurance supervisors; performing an active role at the Financial Stability Board; and most recently, serving as a member of the Global Advisory Board of Mitsubishi UFJ Financial Group, Inc. Mr. Dugan also developed valuable perspective on accounting issues from his recent five years of service as Trustee of the Financial Accounting Foundation, which oversees the Financial Accounting Standards Board and the Government Accounting Standards Board.

Primary Qualifications
Corporate Governance
Legal Matters
Regulatory and Compliance
Risk Management

www.citigroup.com

54	PROPOSAL 1: ELECTION OF DIRECTORS

Name and Age at
Record Date

Position, Principal Occupation, Business Experience and Directorships

Duncan P. Hennes Age: 61

Director of Citigroup
since 2013

Director of Citibank, N.A.
since 2013

Other Directorships:
RenaissanceRe Holdings Ltd.

Previous Directorships within the last five years:
Syncora Holdings, Ltd.

Other Activities:
Freeman & Co. (Advisory Board)

Co-Founder and Partner
Atrevida Partners, LLC
●Co-Founder and Partner, Atrevida Partners, LLC – June 2007 to Present
●Co-Founder and Partner, Promontory Financial Group – 2000 to 2006
●Chief Executive Officer, Soros Fund Management – 1999 to 2000
●Executive Vice President/Treasurer, Bankers Trust Corporation – 1987 to 1999
●Audit Manager, Arthur Andersen & Co. – 1979 to 1987

Skills and Qualifications
Mr. Hennes is an experienced financial services professional and has been nominated to serve on the Board because of his considerable expertise in the areas of Compensation, Financial Services, Risk Management, Financial Reporting, Institutional Business, and Regulatory Compliance. Because Citi is an international financial services company with a significant institutional business and a need to ensure proper risk management, having an executive, like Mr. Hennes, with extensive institutional and risk management experience, enables the Board to provide knowledgeable oversight of its institutional business and its risk management function. In his role as the Co-Founder of Atrevida Partners, LLC and his prior experience at Promontory Financial Group and Bankers Trust Corporation, Mr. Hennes has developed wide-ranging skills and experience in financial services, regulatory compliance, corporate and investment banking, and securities and trading. While at Bankers Trust Corporation, Mr. Hennes was Chairman of Oversight Partners I, the consortium of 14 firms that participated in the equity recapitalization of Long-Term Capital Management. As the Chairman of Oversight Partners I, Mr. Hennes gained experience in credit and risk management, and personnel matters. In his capacity as CEO of Soros Fund Management, Mr. Hennes gained experience in investing, operational infrastructure, and trading, including arbitrage activities. Mr. Hennes’s experience as a Certified Public Accountant has also given him audit, financial reporting, and risk management expertise.

Primary Qualifications
Compensation
Institutional Business
Regulatory and Compliance
Risk Management

Citi 2018 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS	55

Name and Age at
Record Date

Position, Principal Occupation, Business Experience and Directorships

Peter B. Henry Age: 48

Director of Citigroup
since 2015

Other Directorships:
General Electric Company and Nike, Inc.

Previous Directorships within the last five years:
Kraft Foods Inc. and Kraft Foods Group, Inc. (split into two companies in October 2012)

Other Activities:
British-American Business Council, National Bureau of Economic Research (Board), The Economic Club of New York (Board), and Federal Reserve Bank of New York (Economic Advisory Panel)

Dean Emeritus and W. R. Berkley Professor of Economics and Finance
New York University, Leonard N. Stern School of Business
●Dean Emeritus and W.R. Berkley Professor of Economics and Finance, New York University, Leonard N. Stern School of Business – December 2017 to Present
●Dean, New York University, Leonard N. Stern School of Business – January 2010 to December 2017
●Faculty Member, Stanford University – 1997 to 2009
●Fellow, National Science Foundation – 1993 to 1996

Skills and Qualifications
Mr. Henry, a leading academic and seasoned international economist, has been nominated to serve on the Board because of his extensive expertise in the areas of International Business and Economics, Financial Services, Risk Management, Financial Reporting, Institutional Business, and Corporate Governance. As a renowned international economist, he shares important perspectives with the Board on emerging markets, which is a focus of Citi’s strategy. The experience he gained in his role as Dean of the Leonard N. Stern School of Business enables him to provide an important perspective to the Board’s discussions on public affairs, financial, and operational matters. As a former member of the Board of Kraft Foods Group, Inc. and its Audit and Governance Committees, Mr. Henry has gained valuable insights about the consumer business environment, financial reporting, and governance. Mr. Henry’s governmental advisory roles, including leadership of President Obama’s Transition Team’s review of international lending agencies and his service as an economic advisor to governments in developing and emerging markets, have given him valuable insights and perspectives on international business and financial services. Mr. Henry brings to the Board valuable insight in executive leadership at a large private university, including a robust understanding of the issues facing companies and governments in both mature and emerging markets around the world.

Primary Qualifications
Corporate Governance
Financial Reporting
Institutional Business
International Business or Economics

www.citigroup.com

56	PROPOSAL 1: ELECTION OF DIRECTORS

Name and Age at
Record Date

Position, Principal Occupation, Business Experience and Directorships

Franz B. Humer Age: 71

Director of Citigroup
since 2012

Other Directorships:
None

Previous Directorships within the last five years:
Diageo plc, Roche Holdings Ltd., Chugai Pharmaceuticals Ltd., Kite Pharmaceuticals, and WISeKey SA

Other Activities:
International Centre for Missing and Exploited Children (Chairman), Humer Foundation, Bial Pharmaceuticals (Member of the Board), and LetterOne (Advisory)

Former Chairman
Roche Holdings Ltd.
●Chairman, Roche Holdings Ltd. – 2008 to March 2014
●Chairman & Chief Executive Officer, Roche Group – 2001 to 2008
●Chief Executive Officer, Roche Group – 1998 to 2001
●Chief Operating Officer, F. Hoffmann-La Roche Ltd. – 1996 to 1998
●Head of Pharmaceuticals, F. Hoffmann-La Roche Ltd. – 1995 to 1996

Skills and Qualifications
Mr. Humer is an experienced executive and has been nominated to serve on the Board because of his extensive experience in the areas of International and Consumer Businesses, Financial Reporting, Risk Management, Compensation, Regulatory and Compliance, Legal Matters, and Corporate Governance. Mr. Humer developed valuable expertise in international and consumer business, risk management, compensation, regulatory compliance, financial reporting, and corporate governance through his roles as CEO and Chairman of Roche Holdings and other executive positions at Roche, as well as in his service as Chair of Diageo plc. With his many years of experience leading large, complex global organizations in the U.S. and Europe in an extensively regulated industry, Mr. Humer is able to offer insights on the implementation of business strategies in major global markets, advise on regulatory compliance, and provide strategic guidance on the development and expansion of important franchises and brands. Mr. Humer’s previous experience in addressing ethics issues that arose in the pharmaceutical industry is beneficial to Citi in providing guidance on our ethics and conduct initiatives. As a former member of the International Advisory Board of Allianz, and as a member of several philanthropic organizations, he is able to provide important perspectives on international and consumer business and corporate affairs.

Primary Qualifications
Consumer Business and Financial Services
International Business or Economics
Legal Matters
Regulatory and Compliance

Citi 2018 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS	57

Name and Age at
Record Date

Position, Principal Occupation, Business Experience and Directorships

S. Leslie Ireland Age: 58

Director of Citigroup
since 2017

Director of Citibank, N.A.
since 2017

Other Directorships:
None

Previous Directorships within the last five years:
None

Other Activities:
Intelligence and National Security Alliance (INSA) (Vice-Chair of the Financial Threats Council), and The Stimson Center (Board)

Former Assistant Secretary for Intelligence and Analysis, U.S. Department of
the Treasury, and National Intelligence Manager for Threat Finance, Office of the
Director of National Intelligence
●Head of the Office of Intelligence and Analysis, U.S. Department of the Treasury – 2010 to 2016
●National Intelligence Manager for Threat Finance – 2010 to 2016
●President’s Daily Intelligence Briefer – 2008 to 2010
●Iran Mission Manager – 2005 to 2008
●Executive Advisor to the Director and Deputy Director on Central Intelligence, CIA – 2004-2005
●Various Leadership, Staff and Analytical positions (classified), CIA – 1985 to 2003

Skills and Qualifications
Ms. Ireland, former Assistant Secretary for Intelligence and Analysis for the U.S. Department of the Treasury and National Intelligence Manager for Threat Finance, brings to Citi significant knowledge and expertise from her career in financial intelligence and cybersecurity, both in the U.S. and internationally. Ms. Ireland has been nominated to serve on the Board because of her experience in the areas of Institutional Business, International Business or Economics, Operations and Technology, Regulatory and Compliance, and Risk Management. During her service to the U.S. Government, Ms. Ireland provided global economic and financial intelligence, developed and strengthened infrastructure to protect U.S. national security, and advised and oversaw financial intelligence processes. Ms. Ireland is able to offer insight and perspective to Citi’s Board on financial threats faced by organizations in the public and private sectors, including cybersecurity and money laundering. Ms. Ireland’s expertise in protecting IT systems from internal and external cybersecurity threats, and setting and evaluating organizational risks, helps enhance the Board’s oversight of cybersecurity and risk management practices.

Primary Qualifications
Institutional Business
International Business or Economics
Operations and Technology
Risk Management

www.citigroup.com

58	PROPOSAL 1: ELECTION OF DIRECTORS

Name and Age at
Record Date

Position, Principal Occupation, Business Experience and Directorships

Renée J. James Age: 53

Director of Citigroup
since 2016

Other Directorships:
Oracle Corporation, Sabre Corporation and Vodafone Group Plc

Previous Directorships within the last five years:
VMware, Inc.

Other Activities:
President’s National Security Telecommunications Advisory Committee (Chair) and University of Oregon (Trustee)

Chairman and CEO, Ampere Computing, and Operating Executive,
The Carlyle Group
●Chairman and CEO, Ampere Computing – February 2018 to Present
●Operating Executive, The Carlyle Group – February 2016 to Present
●President, Intel Corporation – 2014 to 2016
●Executive Vice President and Head, Group GM Intel Software and Services Business – 2004 to 2013
●Group Vice President and Division General Manager, Sales and Marketing; Group and General Manager, Microsoft Program Office, Intel – 2001 to 2004
●Division Chief Operating Officer, Intel Online Solutions – 1999 to 2001
●Chief of Staff to Intel Chairman and CEO Andrew Grove – 1995 to 1999

Skills and Qualifications
Ms. James, an accomplished operational executive, has been nominated to serve on the Board because of her expertise in the areas of Technology, Risk Management, and International and Consumer Businesses. She is a seasoned technology executive with wide-ranging international experience managing large scale, complex global operations. Through her 28-year career as a technology executive at Intel and in her current role with Ampere Computing, a private technology company, and with the Media and Technology Practice at The Carlyle Group, as well as in her role as the Chair of the National Security Telecommunications Advisory Committee to the President of the United States, Ms. James developed extensive expertise in cybersecurity and emerging technologies. These skills are particularly important to Citi as a member of an industry facing cyber threats and as a company embracing innovation and new technologies. Through her career at Intel and her service on the boards of other prominent international companies (Oracle Corporation, Sabre Corporation, and Vodafone Group Plc), Ms. James has had executive experience with consumer risk management and corporate governance issues.

Primary Qualifications
Consumer Business and Financial Services
International Business or Economics
Operations and Technology
Risk Management

Citi 2018 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS	59

Name and Age at
Record Date

Position, Principal Occupation, Business Experience and Directorships

Eugene M. McQuade Age: 69

Director of Citigroup Inc.
since 2015

Director of Citibank, N.A.
since 2009

Other Directorships:
XL Group, Ltd. (Chairman)

Previous Directorships within the last five years:
None

Other Activities:
Promontory Financial Group (Vice Chairman), a subsidiary of IBM, Boys and Girls Clubs of America (Governor), American Ireland Fund (Director), and Catholic Charities of New York (Director)

Former Vice Chairman, Citigroup Inc. and
Former Chief Executive Officer, Citibank, N.A.
●Vice Chairman, Citigroup Inc. – 2014 to May 2015
●Chief Executive Officer, Citibank, N.A. – July 2009 to April 2014
●Vice Chairman and President, Merrill Lynch Bank – 2008 to 2009
●President and Chief Operating Officer, FreddieMac – 2004 to 2007
●President, Bank of America – 2004
●President and Chief Operating Officer, FleetBoston Financial – 2002 to 2004
●Vice Chairman and Chief Financial Officer, FleetBoston Financial – 1997 to 2002

Skills and Qualifications
Mr. McQuade is an experienced financial services executive and has been nominated to serve on the Board because of his extensive skills and experience in the areas of Financial Services, Risk Management, Institutional and Consumer Businesses, Financial Reporting, Legal Matters, and Regulatory and Compliance. As the former Chief Executive Officer of Citibank, N.A., he has a deep understanding of all aspects of Citi’s institutional and consumer businesses and has managed Citibank’s capital structure, regulatory compliance, enterprise risk, and strategic planning. While a member of management, he provided oversight of Citi’s CCAR process, which enables him to significantly enhance the Board’s and the Risk Management Committee’s oversight of this process. Mr. McQuade has acquired valuable financial services knowledge and expertise through his service in management positions such as CEO, president, vice chairman, chief financial officer, and chief operating officer of several global, publicly traded financial institutions. He has developed broad experience in consumer banking and commercial banking through his previous experience at Bank of America, FleetBoston Financial, and Merrill Lynch. In addition, his board service at XL Group, Ltd. gives him a greater insight to the oversight of global operations and regulated businesses. Mr. McQuade’s extensive financial services background also adds significant value to Citi’s and Citibank’s relationships with various regulators and stakeholders.

Primary Qualifications
Consumer Business and Financial Services
Institutional Business
Regulatory and Compliance
Risk Management

www.citigroup.com

60	PROPOSAL 1: ELECTION OF DIRECTORS

Name and Age at
Record Date

Position, Principal Occupation, Business Experience and Directorships

Michael E. O’Neill Age: 71

Director of Citigroup
since 2009

Other Directorships:
None

Previous Directorships within the last five years:
None

Other Activities:
University of Virginia, Darden Graduate School of Business Foundation (Trustee), The Economic Club of New York (Trustee), The National WWII Museum (Trustee), USO of Metropolitan New York (Trustee), and FTV Capital (Advisory Board)

Chairman
Citigroup Inc.
●Chairman, Citigroup Inc. – April 2012 to Present
●Chairman, Chief Executive Officer and Director, Bank of Hawaii Corporation – 2000 to 2004
●Elected Chief Executive Officer, Barclays PLC – 1999
●Vice Chairman and Chief Financial Officer, Bank of America – 1995 to 1998
●Chief Financial Officer, Continental Bank – 1993 to 1995

Skills and Qualifications
Mr. O’Neill is an experienced financial services executive and has been nominated to serve on the Board because of his prominent experience in the areas of Financial Services, International Business, Institutional and Consumer Businesses, Regulatory and Compliance, Risk Management, Corporate Governance, Compensation, and Financial Reporting. Because Citi is a highly regulated financial services company engaged in both consumer and institutional businesses, and engaged in an extensive effort to restructure its business to focus those businesses critical to Citi’s strategy, Citi’s Board benefits from the leadership of its Chair, Mike O’Neill, who has extensive banking experience, has executed bank turnarounds and workouts at Bank of Hawaii and Continental Bank, and has significant regulatory experience. As the former Chairman and Chief Executive Officer of the Bank of Hawaii, Vice Chairman and Chief Financial Officer at Bank of America, and Chief Financial Officer of Continental Bank, Mr. O’Neill has acquired broad experience and developed his expertise in the areas of financial services, international, corporate and consumer businesses, regulatory compliance, risk management, corporate governance, and financial reporting. Furthering his regulatory compliance expertise, while at the Bank of Hawaii, Mr. O’Neill served as the 12th District representative of the Federal Reserve Advisory Council. During his tenure at Continental Bank, and while he was an independent financial consultant (1985-1988), Mr. O’Neill gained extensive international financial services experience.

Primary Qualifications
Compensation
Consumer Business and Financial Services
Corporate Governance
Regulatory and Compliance

Citi 2018 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS	61

Name and Age at
Record Date

Position, Principal Occupation, Business Experience and Directorships

Gary M. Reiner Age: 63

Director of Citigroup
since 2013

Other Directorships:
Hewlett Packard Enterprise Company and Box Inc.

Previous Directorships within the last five years:
None

Other Activities:
Norwalk Hospital (Member)

Operating Partner
General Atlantic LLC
●Operating Partner, General Atlantic LLC – September 2010 to Present
●Senior Vice President and Chief Information Officer, General Electric Company – 1996 to 2010
●Partner, Boston Consulting Group – 1986 to 1991

Skills and Qualifications
Mr. Reiner is an experienced executive and has been nominated to serve on the Board because of his experience in the areas of Operations and Technology, Financial Reporting, Compensation, Corporate Governance, and International and Consumer Businesses. In his current role as Operating Partner of General Atlantic LLC, he has continued to broaden his considerable expertise in technology and management. Through his tenure as Chief Information Officer at General Electric, Mr. Reiner gained extensive experience in the management of a large, complex, multinational operation, developing technology innovations, strategic planning, and marketing to an international consumer and institutional customer base. He also has significant knowledge and insight in information technology through his many years of service as a partner of Boston Consulting Group, where he focused on strategic issues for technology businesses and in advising on cybersecurity issues. Mr. Reiner’s expertise as an innovative technology leader assists Citi in meeting the operational, technology, and cybersecurity challenges inherent in operating a financial services company in the 21st century. Through his service on the Hewlett Packard Board of Directors, Mr. Reiner has developed additional leadership and corporate governance expertise as the Chair of its Nominating, Governance and Social Responsibility Committee.

Primary Qualifications
Compensation
Consumer Business and Financial Services
International Business or Economics
Operations and Technology

www.citigroup.com

62	PROPOSAL 1: ELECTION OF DIRECTORS

Name and Age at
Record Date

Position, Principal Occupation, Business Experience and Directorships

Anthony M. Santomero Age: 71

Director of Citigroup
since 2009

Director of Citibank, N.A.
since 2009

Other Directorships:
RenaissanceRe Holdings Ltd. and Penn Mutual Life Insurance Company

Previous Directorships within the last five years:
None

Other Activities:
Columbia Funds Series Trust

Former President
Federal Reserve Bank of Philadelphia
●Senior Advisor, McKinsey & Company – 2006 to January 2008
●President, Federal Reserve Bank of Philadelphia – 2000 to 2006
●Richard K. Mellon Professor, Finance, The Wharton School at the University of Pennsylvania – 1984 to 2002

Skills and Qualifications
Mr. Santomero is a seasoned economist and economic policy advisor and has been nominated to serve on the Board because of his extensive experience in the areas of Risk Management, Regulatory and Compliance, Corporate Governance, and Financial Reporting. Because Citi is an institution engaged in a highly regulated industry with a focus on ensuring that risk management is embedded in company practices, having a Board member, like Dr. Santomero, with vast regulatory management experience is critical to enhancing the Board’s oversight of these functions. Among many other distinguished positions at which he had wide-ranging risk and regulatory experience, Dr. Santomero was most recently a Senior Advisor at McKinsey & Company, served as the President of the Federal Reserve Bank of Philadelphia from 2000 to 2006, was Chair of the System’s Committee on Credit and Risk Management, and was a member of the Financial Services Policy Committee and the Payments System Policy Advisory Committee. As the Richard K. Mellon Professor of Finance at The Wharton School of the University of Pennsylvania and Deputy Dean of the School, Dr. Santomero’s particular focus was on issues related to managing risk at the firm level as well as ways to improve productivity and performance, while working closely with industry executives and practitioners to ensure that the research was informed by the operating realities and competitive demands facing industry participants as they pursue competitive excellence, further enhancing his risk management capabilities.

Primary Qualifications
Corporate Governance
Financial Reporting
Regulatory and Compliance
Risk Management

Citi 2018 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS	63

Name and Age at
Record Date

Position, Principal Occupation, Business Experience and Directorships

Diana L. Taylor Age: 63

Director of Citigroup
since 2009

Other Directorships:
Brookfield Asset Management and Sotheby’s

Previous Directorships within the last five years:
Brookfield Office Properties

Other Activities:
Accion (Chair), Columbia Business School (Board of Overseers), Girls Educational & Mentoring Services (GEMS) (Member), Hudson River Park Trust (Chair), Friends of Hudson River Park, Ideas42, International Women’s Health Coalition, Mailman School of Public Health (Board of Overseers), Mayo Clinic (Member), The After School Corporation (Member), The Economic Club of New York, Council on Foreign Relations (Member), and Hot Bread Kitchen (Board Chair)

Vice Chair
Solera Capital LLC
●Vice Chair, Solera Capital LLC – July 2014 to Present
●Managing Director, Wolfensohn Fund Management, L.P. – 2007 to 2014
●Superintendent of Banks, State of New York – 2003 to 2007
●Deputy Secretary, Governor Pataki, State of New York – 2002 to 2003
●Chief Financial Officer, Long Island Power Authority – 2001 to 2002
●Vice President, KeySpan Energy – 1999 to 2001
●Assistant Secretary, Governor Pataki, State of New York – 1996 to 1999
●Executive Vice President, Muriel Siebert & Company – 1993 to 1994
●President, M.R. Beal & Company – 1988 to 1993 and 1995 to 1996

Skills and Qualifications
Ms. Taylor is an experienced financial services executive and regulator and has been nominated to serve on the Board because of her wide-ranging experience in the areas of Financial Services, Institutional Business, Regulatory and Compliance, Risk Management, Corporate Affairs, Compensation, Corporate Governance, and Legal Matters. Citi’s Board provides oversight of Citi’s banking businesses and regulatory relationship, areas where Ms. Taylor is highly skilled; it also provides oversight of Citi’s compensation programs and governance, including public affairs matters, where Ms. Taylor is able to use her valuable perspective to enhance the Board’s oversight. Ms. Taylor has broad bank regulatory and risk management experience, having served as the Superintendent of Banks for the New York State Banking Department. Her financial services and corporate business experience includes in-depth private equity, fund management, and investment banking experience as a Vice Chair at Solera Capital LLC and as a Managing Director of Wolfensohn Fund Management, L.P., a fund manager; and Founding Partner and President of M.R. Beal & Company, a full service investment banking firm. Ms. Taylor also served as Chief Financial Officer of the Long Island Power Authority. In addition, through her work on the Sotheby’s Compensation Committee, the Brookfield Properties Governance Committee, as chair of Accion and the Hudson River Park Trust, and former chair of the New York Women’s Foundation and the YMCA of Greater New York, Ms. Taylor has gained additional knowledge in corporate affairs, corporate governance, financial reporting, compensation, and legal matters.

Primary Qualifications
Compensation
Corporate Affairs
Corporate Governance
Regulatory and Compliance

www.citigroup.com

64	PROPOSAL 1: ELECTION OF DIRECTORS

Name and Age at
Record Date

Position, Principal Occupation, Business Experience and Directorships

James S. Turley Age: 62

Director of Citigroup
since 2013

Director of Citibank, N.A.
since 2013

Other Directorships:
Emerson Electric Co., Intrexon Corporation and Northrop Grumman Corporation

Previous Directorships within the last five years:
None

Other Activities:
Boy Scouts of America (Board Member), Boy Scouts of Greater St. Louis (President), World Scout Foundation (Board Member), Theatre Forward (Board Member), Municipal Theatre Association of St. Louis (Board Member), and Forest Park Forever (Board Member)

Former Chairman and CEO Ernst & Young ●Chairman and CEO, Ernst & Young – 2001 to June 2013 ●Regional Managing Partner, Ernst & Young – 1994 to 2001
Skills and Qualifications
Mr. Turley, the retired Global Chair and CEO of Ernst & Young, brings to Citi his insights and expertise from his exceptional career in the accounting profession, both in the U.S. and internationally, as well as his executive experience from leading a major public accounting firm. Mr. Turley has been nominated to serve on the Board because of his extensive knowledge and expertise in the areas of Financial Reporting, Legal Matters, Corporate Affairs, International Business, Regulatory and Compliance, and Risk Management. As Chair of the Audit Committee and a member of the Risk Management Committee, Mr. Turley adds significant value to the Board’s oversight of financial reporting, regulatory matters, compliance, internal audit, legal issues, and risk. Having served as Chair and CEO of Ernst & Young, he has developed significant expertise in the areas of compensation, litigation, and corporate affairs. Mr. Turley, the former Chairman of the Board of Catalyst, is recognized as a champion of diversity, having received the prestigious Crystal Leadership Award for his support of equal marketplace access for women and the groundbreaking programs he oversaw at Ernst & Young that enable the strategic development of women-owned businesses, and provides guidance to Citi on diversity matters as well.

Primary Qualifications
Financial Reporting
International Business or Economics
Regulatory and Compliance
Risk Management

Citi 2018 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS	65

Name and Age at
Record Date

Position, Principal Occupation, Business Experience and Directorships

Deborah C. Wright Age: 60

Director of Citigroup
since 2017

Other Directorships:
Time Warner Inc. and Voya Financial, Inc.

Previous Directorships within the last five years:
Carver Bancorp, Inc.

Other Activities:
Memorial Sloan-Kettering Cancer Center (Director, Chairman of the Audit Committee, and Member of the Executive Committee)

Former Chairman
Carver Bancorp, Inc.
●Chairman, Carver Bancorp, Inc. – 2005 to 2016
●President and Chief Executive Officer of Carver Bancorp, Inc. and Carver Federal Savings Bank – 1999 to 2014
●President and Chief Executive Officer of the Upper Manhattan Empowerment Zone Development Corporation, a redevelopment fund – 1996 to 1999
●Commissioner of the Department of Housing Preservation and Development – 1994 to 1996
●Member of the New York City Housing Authority Board – 1992 to 1994, and served on the New York City Planning Commission – 1990 to 1992

Skills and Qualifications
Ms. Wright is an experienced financial services executive and through her prominent roles in the areas of Financial Services, Consumer Business, Risk Management, Corporate Affairs, Financial Reporting, and Regulatory and Compliance, has been nominated to serve on the Board. As a highly regulated financial services company with an extensive consumer business and a commitment to community development, Citi benefits from having Directors, like Ms. Wright, with distinguished careers in financial services and who are knowledgeable about, and committed to, community development. Ms. Wright’s experience as the former Chairman and Chief Executive Officer of Carver Bancorp, Inc. and Carver Federal Savings Bank, where she acquired significant experience in personal and commercial banking, strategic planning, marketing, regulatory compliance, financial reporting, and personnel matters, brings leadership qualities to Citi and demonstrates a practical understanding of organizations, processes, strategy, and risk management. She has valuable insight of corporate affairs through years of leadership roles at non-profit organizations and governmental bodies. Ms. Wright has also developed financial reporting experience as Chair of the Audit and Finance Committee at Time Warner Inc. As a board member of Voya Financial, Inc., and through her prior long-term service as a director of Kraft Foods Inc., she also brings the perspective and in-depth knowledge of overseeing firms that provide a wide variety of consumer products to customers.

Primary Qualifications
Consumer Business and Financial Services
Financial Reporting
Regulatory and Compliance
Risk Management

www.citigroup.com

66	PROPOSAL 1: ELECTION OF DIRECTORS

Name and Age at
Record Date

Position, Principal Occupation, Business Experience and Directorships

Ernesto Zedillo Ponce de Leon Age: 66

Director of Citigroup
since 2010

Other Directorships:
Alcoa Corp. and Procter & Gamble Company

Previous Directorships within the last five years:
Grupo Prisa

Other Activities:
BP (Member of International Advisory Board), Credit Suisse Research Institute (Advisor), The Group of Thirty (Member), Inter-American Dialogue (Co-Chair of Board), Natural Resource Governance Institute (Chair of the Board), and Presidential Counselor of Laureate International Universities

Director, Center for the Study of Globalization and Professor in the Field of
International Economics and Politics, Yale University
●Director, Center for the Study of Globalization and Professor in the Field of International Economics and Politics, Yale University – September 2002 to Present
●President of Mexico – 1994 to 2000
●Secretary of Education, Government of Mexico – 1992 to 1993
●Secretary of Economic Programming and the Budget, Government of Mexico – 1988 to 1992
●Undersecretary of the Budget, Government of Mexico – 1987 to 1988
●Banco de México – Economist, Deputy Manager of Economic Research, Director General of FICORCA, Deputy Director – 1978 to 1987

Skills and Qualifications
Mr. Zedillo Ponce de Leon is the former President of Mexico, a seasoned economist, and an academic. He has been nominated to serve on the Board because of his extensive experience in the areas of International Business and Economics, Corporate Affairs, Risk Management, and Corporate Governance. As a financial services company with a significant business in Mexico, Citi benefits from having Mr. Zedillo Ponce de Leon on its Board to provide a greater understanding of the business, governmental, regulatory, and economic environment in Mexico. Through his extensive governmental experience, including his service from 1978 to 1987 at the Central Bank of Mexico, as Undersecretary of the Budget for the Mexican government from 1987 to 1988, as Secretary of Economic Programming and the Budget from 1988 to 1992, and as President of Mexico from 1994 to 2000, as well as his academic experience, including his roles as the Director of the Center for the Study of Globalization, Professor of International Economics and Politics and Professor of International and Area Studies at Yale, he has had extensive experience in the areas of international business, regulatory compliance, and risk management. His service as Chair of the Global Development Network, Chair of the High Level Commission on Modernization of World Bank Group Governance, on the Group of Thirty, and on the International Advisory Boards of BP and the Coca-Cola Company, has given him extensive international business and corporate affairs experience. Mr. Zedillo Ponce de Leon has gained experience in risk management, corporate governance, and corporate affairs as a member of the Board of Alcoa Corp., serving on the Audit Committee and Public Issues Committee; at Procter & Gamble Company, as a member of the Governance and Public Responsibility Committee; as a member of the Innovation and Technology Committee, Grupo Prisa of Spain; as a past Director of the Union Pacific Corporation, where he served on the Audit and Finance Committees; as a past Director of EDS, where he served on the Governance Committee; and as Director of Grupo Prisa of Spain until November 2017, where he served as Chair of the Governance Committee.

Primary Qualifications
Corporate Affairs
Corporate Governance
International Business or Economics
Risk Management

Citi 2018 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS	67

Directors’ Compensation

Directors’ compensation is determined by the Board. Since its initial public offering in 1986, Citi has paid outside Directors all or a portion of their compensation in common stock to ensure that the Directors have an ownership interest in common with other stockholders. The Nomination, Governance and Public Affairs Committee makes recommendations to the Board with respect to compensation of Directors. The Committee periodically reviews benchmarking assessments in order to determine whether the level of compensation is appropriate, considering among other things whether it appropriately rewards Directors commensurate with the time devoted to service on the Board, including preparation for and attendance at meetings of the Board and its committees, whether it is sufficient to attract qualified candidates for Board service and whether it appropriately reinforces our practice of encouraging stock ownership by our Directors. In 2017, the Committee received benchmarking assessments of peer company director compensation from outside expert advisors. After reviewing the current compensation program against the assessment and taking account of such factors as it considered relevant including those described above, the Committee determined that the current Director Compensation Program payment structure was appropriate.

Key features of our non-employee Director Compensation Program:

●	Non-employee Directors receive an annual cash retainer of $75,000 and a deferred stock award valued at $150,000, except for the Chairman who declines receipt of such compensation. The deferred stock award is generally granted on the same date that annual incentives are granted to the senior executives. The deferred stock award generally becomes distributable on the second anniversary of the date of the grant, and Directors may elect to defer receipt of the award beyond that date. In the event a Director leaves the Board for personal reasons prior to the conclusion of the deferral period of a deferred stock award grant and before age 72, the Director will not forfeit the deferred stock and the award, prorated for the portion of the one-year period served by the Director, will be distributed as scheduled. Directors may elect to receive all or a portion of their cash retainer in the form of common stock, and Directors may elect to defer receipt of this common stock.
●	Directors who are employees of Citi or its subsidiaries do not receive any compensation for their services as Directors.
●	Citi’s Chairman receives annual compensation in the form of a $500,000 Chairman’s Fee, payable 75% in deferred shares of Citi common stock and 25% in cash or deferred shares of Citi common stock. Mr. O’Neill declined to receive any other compensation to which he was otherwise entitled, including any fees as a Director or a Committee member.
●	A Director of Citi who serves as Chair of the Audit Committee, Personnel and Compensation Committee and/or Risk Management Committee is entitled to an annual $50,000 Chair Fee. A Director who serves as Chair of any other Committee is entitled to an annual $35,000 Chair Fee. A Citi Director who serves as a member of the Audit Committee, Personnel and Compensation Committee, and/or Risk Management Committee is entitled to an annual $30,000 Committee Fee. A Citi Director who serves as a member of any other Committee (excluding the Executive Committee and the Preferred Stock Committee) is entitled to an annual $15,000 Committee Fee. Directors are permitted to receive all or a part of their Committee Fee(s) and Chair Fee(s) in common stock.
●	Mses. Costello and Ireland and Messrs. Hennes, McQuade, Santomero, and Turley serve on Citibank’s Board of Directors. Each non-employee Director of Citibank is entitled to receive $25,000 as an annual cash retainer. The Chair of Citibank’s Board is entitled to an annual $50,000 Chair Fee.
●	All annual retainers and Chair Fees for Citi and Citibank are paid in four equal quarterly installments per annum. These fees are reported in the Non-Employee Director Compensation Table below.
●	Citi reimburses its Board members for expenses incurred in attending Board and Committee meetings or performing other services for Citi in their capacities as Directors. Such expenses include food, lodging, and transportation.

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68	PROPOSAL 1: ELECTION OF DIRECTORS

The following table provides information on 2017 compensation for non-employee Directors:

2017 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Ellen M. Costello	$160,000	$150,000	$9,411	$319,411
John C. Dugan	$41,250	$37,500	—	$78,750
Duncan P. Hennes	$243,750	$150,000	$11,842	$405,592
Peter B. Henry	$135,000	$150,000	$9,926	$294,926
Franz B. Humer	$170,000	$150,000	$19,282	$339,282
S. Leslie Ireland	$32,500	$37,500	—	$70,000
Renée J. James	$135,000	$150,000	$5,990	$290,990
Eugene M. McQuade	$180,000	$150,000	$6,903	$336,903
Michael E. O’Neill(4)	$500,000	—	$73,044	$573,044
Gary M. Reiner	$155,000	$150,000	$5,932	$310,932
Judith Rodin	$33,750	$37,500	$30,033	$101,283
Anthony M. Santomero	$260,000	$150,000	$34,324	$444,324
Joan E. Spero	$41,250	$37,500	$24,042	$102,792
Diana L. Taylor	$220,000	$150,000	$27,113	$397,113
William S. Thompson	$150,000	$112,500	$5,785	$268,285
James S. Turley	$260,000	$150,000	$11,842	$421,842
Deborah C. Wright	$135,000	$150,000	$2,050	$287,050
Ernesto Zedillo Ponce de Leon	$135,000	$150,000	$25,801	$310,801

(1)

Directors may elect to receive all or a portion of the cash retainer in the form of Citi common stock and may elect to defer receipt of Citi common stock. Certain Directors elected to defer receipt of the shares. Ms. Costello and Mr. Henry elected to receive all or a portion of their Citigroup 2017 cash retainer and/or Chair Fee in deferred stock as represented in the chart below. Mr. O’Neill elected to receive his entire Chairman Fee in deferred stock as represented in the chart below. Messrs. Reiner and Thompson elected to receive their cash retainers in stock (100%) but did not elect to defer receipt of their retainers; therefore, their 2,333 and 2,349 shares, respectively, were distributed to them quarterly on January 1, April 1, July 1, and October 1. The price used to determine the number of shares awarded was the average consolidated NYSE closing price of Citigroup common stock for the first 10 days of the last month of the quarter.

	Fees Paid Currently in Cash ($)	Deferred Fees to Be Paid in Stock
Name		Number of Units	Value of Units
Ellen M. Costello	$25,000	2,031	$135,000
John C. Dugan	$41,250	—	—
Duncan P. Hennes	$243,750	—	—
Peter B. Henry	—	2,031	$135,000
Franz B. Humer	$170,000	—	—
S. Leslie Ireland	$32,500	—	—
Renée J. James	$135,000	—	—
Eugene M. McQuade	$180,000	—	—
Michael E. O’Neill	—	7,527	$500,000
Gary M. Reiner	—	—	—
Judith Rodin	$33,750	—	—
Anthony M. Santomero	$260,000	—	—
Joan E. Spero	$41,250	—	—
Diana L. Taylor	$220,000	—	—
William S. Thompson	—	—	—
James S. Turley	$260,000	—	—
Deborah C. Wright	$135,000	—	—
Ernesto Zedillo Ponce de Leon	$135,000	—	—

Citi 2018 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS	69

(2)

The values in this column represent the aggregate grant date fair values of the 2017 deferred stock awards. The grant date fair value is based on a grant date of February 16, 2017 and a grant price determined by the average NYSE closing prices of Citi’s common stock on the immediately preceding five trading days. Because Ms. Ireland and Mr. Dugan joined the Board on October 2, 2017, they received a deferred stock award for the fourth quarter of 2017. The grant date was January 1, 2018 at a grant price determined by the average NYSE closing prices of Citi’s common stock on the immediately preceding five trading days. The amounts in the chart below represent deferred stock awards only and not shares awarded in lieu of the cash retainer and/or Chair or Committee Chair Fees. The grant date fair value of the deferred stock awards is set forth below:

Director	Deferred Stock Granted in 2017 (#)	Grant Date Fair Value ($)
Ellen M. Costello	2,549	$150,000
John C. Dugan*	500	$37,500
Duncan P. Hennes	2,549	$150,000
Peter B. Henry	2,549	$150,000
Franz B. Humer	2,549	$150,000
S. Leslie Ireland*	500	$37,500
Renée J. James	2,549	$150,000
Eugene M. McQuade	2,549	$150,000
Michael E. O’Neill	—	—
Gary M. Reiner	2,549	$150,000
Judith Rodin**	637	$37,500
Anthony M. Santomero	2,549	$150,000
Joan E. Spero**	637	$37,500
Diana L. Taylor	2,549	$150,000
William S. Thompson**	1,912	$112,500
James S. Turley	2,549	$150,000
Deborah C. Wright	2,549	$150,000
Ernesto Zedillo Ponce de Leon	2,549	$150,000

*	The Deferred Stock Awards granted to Ms. Ireland and Mr. Dugan were prorated based on the dates they commenced service on Citi’s Board.
**

Dr. Rodin’s and Ms. Spero’s Deferred Stock Awards were prorated because their service on the Board terminated on April 25, 2017. Mr. Thompson’s Deferred Stock Award was prorated because his service on the Board terminated on July 20, 2017.

(3)

The amounts shown in “All Other Compensation” are the amount of dividend equivalents and interest paid to the non-employee Directors in 2017 with respect to shares of Citi common stock held in their deferred stock accounts. Dividend equivalents are paid quarterly, in the same amount per share and at the same time as dividends are paid to stockholders. Interest accrues on the amount of the dividend equivalent from the payment date until the end of the quarter, at which time the dividend equivalent is either distributed to the Director in cash or reinvested in additional shares of deferred stock. The number of shares owned by each Director is reported on page 44 of this Proxy Statement.

(4)	Mr. O’Neill receives a Chairman’s Fee of $500,000 annually for his service as Citi’s Chairman. He has elected to waive all other fees in relation to his service as a Director or Committee member.

The aggregate number of shares of deferred stock outstanding for each Director at the end of 2017 was:

Name	Number of Shares
Ellen M. Costello	11,356
John C. Dugan	500
Duncan P. Hennes	12,857
Peter B. Henry	11,441
Franz B. Humer	20,668
S. Leslie Ireland	500
Renée J. James	6,714
Eugene M. McQuade	6,598
Michael E. O’Neill	80,566
Gary M. Reiner	6,598
Judith Rodin	28,978
Anthony M. Santomero	36,144
Joan E. Spero	23,204
Diana L. Taylor	28,888
William S. Thompson	6,074
James S. Turley	12,857
Deborah C. Wright	2,578
Ernesto Zedillo Ponce de Leon	27,510

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70

Audit Committee Report

The Audit Committee (“Committee”) operates under a charter that specifies the scope of the Committee’s responsibilities and how it carries out those responsibilities.

The Board of Directors has determined that all six members of the Committee are independent based upon the standards adopted by the Board, which incorporate the independence requirements under applicable laws, rules and regulations.

Management is responsible for the financial reporting process, the system of internal controls, including internal control over financial reporting, risk management and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. KPMG LLP, Citigroup’s independent registered public accounting firm (“independent auditors”) is responsible for the integrated audit of the consolidated financial statements and internal control over financial reporting. The Committee’s responsibility is to monitor and oversee these processes and procedures. The members of the Committee are not professionally engaged in the practice of accounting or auditing and are not professionals in these fields. The Committee relies, without independent verification, on the information provided to us and on the representations made by management regarding the effectiveness of internal control over financial reporting, that the financial statements have been prepared with integrity and objectivity and that such financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The Committee also relies on the opinions of the independent auditors on the consolidated financial statements and the effectiveness of internal control over financial reporting.

The Committee’s meetings facilitate communication among the members of the Committee, management, the internal auditors, and Citigroup’s independent auditors. The Committee separately met with each of the internal and independent auditors with and without management, to discuss the results of their examinations and their observations and recommendations regarding Citigroup’s internal controls. The Committee also discussed with Citigroup’s independent auditors all communications required by PCAOB Auditing Standard Nos. 1301 and 2410.

The Committee reviewed and discussed the audited consolidated financial statements of Citigroup as of and for the year ended December 31, 2017 with management, the internal auditors, and Citigroup’s independent auditors.

The Committee has received the written disclosures required by PCAOB Rule 3526 - “Communication with Audit Committees Concerning Independence.” The Committee discussed with the independent auditors any relationships that may have an impact on their objectivity and independence and satisfied itself as to the auditors’ independence.

The Committee has reviewed and approved the amount of fees paid to the independent auditors for audit, audit related and tax compliance services. The Committee concluded that the provision of services by the independent auditors did not impair their independence.

Based on the above-mentioned review and discussions, and subject to the limitations on our role and responsibilities described above and in the Committee charter, the Committee recommended to the Board that Citigroup’s audited consolidated financial statements be included in Citigroup’s Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the SEC.

The Audit Committee:

James S. Turley (Chair)
Ellen M. Costello
John C. Dugan
Peter B. Henry
Anthony M. Santomero
Deborah C. Wright

Dated: March 7, 2018

Citi 2018 Proxy Statement

71

Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm

The Audit Committee has selected KPMG LLP (KPMG) as the independent registered public accounting firm of Citi for 2018. KPMG has served as the independent registered public accounting firm of Citi and its predecessors since 1969.

Arrangements have been made for representatives of KPMG to attend the 2018 Annual Meeting. The representatives will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate stockholder questions.

Disclosure of Independent Registered Public Accounting Firm Fees

The following is a description of the fees earned by KPMG for services rendered to Citi for the years ended December 31, 2017 and 2016:

	2017	2016
	(in millions of dollars)
Audit Fees	$64.7	$67.0
Audit-Related Fees	$22.8	$19.1
Tax Fees	$10.3	$9.3
All Other Fees	$0.0	$0.0
Total Fees	$97.8	$95.4

Audit Fees

This includes fees earned by KPMG in connection with the annual integrated audits of Citi’s consolidated financial statements and internal control over financial reporting under Sarbanes-Oxley Section 404, audits of subsidiary financial statements, comfort letters and consents related to SEC registration statements and other capital-raising activities and certain reports relating to Citi’s regulatory filings, reports on internal-control reviews required by regulators, evaluation of accounting for completed transactions, and reviews of Citi’s interim financial statements.

Audit-Related Fees

This includes fees for services performed by KPMG that are closely related to audits and in many cases could only be provided by our independent registered public accounting firm. Such services may include accounting consultations, internal control reviews not required by regulators, securitization-related services, employee benefit plan audits, certain attestation services as well as certain agreed upon procedures, and due diligence services related to contemplated mergers and acquisitions.

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72	PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Tax Fees

This includes preparation and review of corporate tax returns, expense allocation reports for tax purposes, and other tax compliance services.

All Other Fees

Citi engaged KPMG for one service in 2017 classified under “All Other Fees.” The aggregate fee amount of $12,000 is included in the total amount; however, due to rounding, this fee is not represented in the “All Other Fees” column.

Approval of Independent Registered Public Accounting Firm Services and Fees

Citi’s Audit Committee has reviewed and approved all fees earned in 2017 and 2016 by Citi’s independent registered public accounting firm and actively monitored the relationship between audit and non-audit services provided. The Audit Committee has concluded that the fees earned by KPMG were consistent with the maintenance of the external auditors’ independence in the conduct of its auditing functions.

The Audit Committee must pre-approve all services provided and fees earned by Citi’s independent registered public accounting firm. The Audit Committee annually considers the provision of audit services and, if appropriate, pre-approves certain defined audit fees, audit-related fees, and tax-compliance fees with specific dollar-value limits for each category of service. The Audit Committee also considers on a case-by-case basis specific engagements that are not otherwise pre-approved (e.g., internal control and certain tax compliance engagements) or that exceed pre-approved fee amounts. On an interim basis, any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the Chair of the Audit Committee for approval and to the full Audit Committee at its next regular meeting.

The Accounting Firm Engagement Standard is the primary basis upon which management ensures the independence of its independent registered public accounting firm. Administration of the Standard is centralized in, and monitored by, Citi senior corporate financial management, which reports the engagements earned by KPMG throughout the year to the Audit Committee. The Standard also includes limitations on the hiring of KPMG partners and other professionals to ensure that Citi satisfies applicable auditor independence rules.

KPMG has served as the independent registered public accounting firm of Citi and its predecessors since 1969. As in prior years, Citi and its Audit Committee have engaged in a review of KPMG in connection with the Audit Committee’s consideration of whether to recommend that stockholders ratify the selection of KPMG as Citi’s independent auditor for the following year. In that review, the Audit Committee considers both the continued independence of KPMG and whether retaining KPMG is in the best interests of Citi and its stockholders. Citi’s management prepares an annual assessment of KPMG for the Audit Committee that includes (i) the results of a management survey of KPMG’s overall performance; (ii) an analysis of KPMG’s known legal risks and significant proceedings that may impair KPMG’s ability to perform Citi’s annual audit; and (iii) KPMG’s fees and services provided to Citi both on an absolute basis, noting, of course, that KPMG does not provide any non-audit services, other than those described in the Proxy Statement, to Citi, and compared to services provided by other auditing firms to peer institutions. In addition, KPMG reviews with the Audit Committee its analysis of its independence in accordance with the Accounting Firm Engagement Standard and PCAOB Rule 3526. In performing its analysis, the Audit Committee considered the length of time KPMG has been Citi’s independent auditor, the breadth and complexity of Citi’s business and its global footprint and the resulting demands placed on its auditing firm in terms of expertise in Citi’s businesses, the quantity and quality of staff, and global reach. The Audit Committee recognized the ability of KPMG to provide both the necessary expertise to audit Citi’s business and the matching global footprint to audit Citi worldwide and other factors, including the policies that KPMG follows with respect

Citi 2018 Proxy Statement

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	73

to rotation of the key audit personnel, so that there is a new partner-in-charge at least every five years. Citi’s Audit Committee oversees the process for, and ultimately approves, the selection of the independent auditor’s lead engagement partner at the five-year mandatory rotation period. At the Audit Committee’s instruction, KPMG selects candidates to be considered for the lead engagement partner role, who are then interviewed by members of Citi’s senior management. After considering the candidates recommended by KPMG, senior management makes a recommendation to the Audit Committee regarding the new lead engagement partner. After discussing the qualifications of the proposed lead engagement partner with the current lead engagement partner and senior leadership of KPMG, the members of the Audit Committee, individually and/or as a group, interview the leading candidate. The Audit Committee then considers the appointment and votes as an Audit Committee on the selection. The Audit Committee also reviewed external data on audit quality and performance, including recent PCAOB reports on KPMG and its peer firms. Based on the results of its review this year, the Audit Committee concluded that KPMG is independent and that it is in the best interests of Citi and its investors to appoint KPMG to serve as Citi’s independent registered accounting firm for 2018.

Board Recommendation The Board recommends that you vote FOR ratification of KPMG as Citi’s independent registered public accounting firm for 2018.

www.citigroup.com

74

Proposal 3: Advisory Vote to Approve Citi’s 2017 Executive Compensation

We are seeking a nonbinding, advisory vote approving the compensation of Citi’s named executive officers as disclosed in this Proxy Statement, as required by Section 14A and Rule 14a-21(a) of the Securities Exchange Act of 1934. You are being asked to vote on the following nonbinding advisory resolution:

RESOLVED, that the compensation paid to Citi’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby APPROVED.

We have asked for this advisory vote on an annual basis, and we will continue to do so until at least the next advisory vote on the frequency of our say-on-pay votes (which, under SEC rules, will next occur in 2023).

Board Recommendation

The Board recommends that you vote FOR Proposal 3, which is advisory approval of Citi’s executive compensation as disclosed in this Proxy Statement. We strongly urge you to review our entire Compensation Discussion and Analysis, compensation tables, and narrative discussion before you vote.

Compensation Discussion and Analysis

Our Compensation Discussion and Analysis is organized into five sections:

●	2017 Company Performance (pages 74-77);
●	Summary of Pay Decisions (pages 77-84);
●	Citi’s 2017 Executive Compensation Awards (pages 85-97);
●	Long-Term Incentives (pages 98-100); and
●	Citi’s Additional Compensation Practices (pages 100-102).

The 2017 Summary Compensation Table and Compensation Information follow on pages 104-112.

2017 Company Performance

2017 Company Performance – Demonstrated Progress

The Personnel and Compensation Committee of the Citigroup Inc. Board of Directors (the Compensation Committee) recognized the following when awarding incentive pay for 2017:

●	2017 financial results reflected balanced operating results, based on continued momentum across Citi’s businesses and geographies, notably many of those where Citi has been making investments. The results reflected revenue growth, positive operating leverage, and operating margin expansion in the Institutional Clients Group as well as every region in Global Consumer Banking.

Citi 2018 Proxy Statement

PROPOSAL 3: ADVISORY VOTE TO APPROVE CITI’S 2017 EXECUTIVE COMPENSATION	75

➢	Citi continued to demonstrate expense discipline, resulting in a more than 150 basis point improvement in its operating efficiency ratio compared to 2016, ending the year in line with Citi’s previously stated target of a 58% efficiency ratio for full year 2017. We achieved this improvement while we continued to invest in the franchise.
➢	As compared to 2016, Citi’s end-of-period loans increased 5%, deposits increased 1%, and retail assets under management increased 14% (each excluding the impact of foreign currency translation into U.S. dollars for reporting purposes [FX translation]).(1)
➢	Although Citi reported a net loss of $6.8 billion for full year 2017, or $2.98 per share, these results included a $22.6 billion non-cash charge related to the impact of the Tax Cuts and Jobs Act of 2017 (Tax Reform).
➢	Excluding the impact of Tax Reform, Citi net income of $15.8 billion increased 6% compared to the prior year, while earnings per share increased 13%, including the impact of a 7% reduction in average shares outstanding.
➢	In Global Consumer Banking, in North America we are seeing the positive momentum from our enhanced Citigold wealth management offering, and in cards we are driving continued strong client engagement, with growth in loans and purchase sales in both Citi-branded cards and Citi retail services. Internationally, revenue grew in 2017 in both Mexico and Asia, and we returned to revenue growth in Mexico cards in the second half of the year, which was earlier than planned.
➢	In Institutional Clients Group, we generated year-over-year revenue and net income growth (excluding the impact of Tax Reform), with particularly strong performance in our accrual businesses — treasury and trade solutions, private bank, corporate lending, and securities services — as well as in investment banking.

We returned $17.1 billion of capital to common stockholders through share repurchases and dividends in 2017, an increase of over 60% from 2016.

●	We continued to optimize our capital base while maintaining a strong capital and liquidity position.
	➢	Despite the substantial capital return in 2017, we ended the year with capital ratios well above regulatory minimum requirements.
	➢	We received a non-objection from the Federal Reserve Board for the capital plan submitted as part of the 2017 Comprehensive Capital Analysis and Review (CCAR).
	➢	We also received feedback from the Federal Reserve Board and the Federal Deposit Insurance Corporation that neither agency had found deficiencies or shortcomings in our 2017 resolution plan.
●	We improved our return on equity, consistent with our medium- and longer-term financial targets.
	➢	Excluding the impact of Tax Reform, our return on tangible common equity improved to 8.1% in 2017, as a result of both higher net income to common stockholders as well as increased capital distributions through buybacks and dividends.

EXPLAINING THE IMPACT OF TAX REFORM

Citi believes the presentation of its results of operations excluding the impact of Tax Reform provides a meaningful depiction for investors of the underlying fundamentals of its businesses. Tax Reform resulted in a charge to fourth quarter 2017 earnings of $22.6 billion, which was due to a re-measurement of Citi’s deferred tax assets (DTAs). The downward valuations of these tax assets were required under U.S. generally accepted accounting principles (U.S. GAAP) and were outside the control of Citi’s executives. Deferred tax assets, including foreign tax credits, were reduced in value under U.S. GAAP because Citi expects to pay less in taxes in the future primarily due to the lower corporate income tax rate imposed under Tax Reform, and therefore, deferred tax assets on Citi’s consolidated balance sheet are worth less than they would be under a higher tax regime. These downward valuations of non-cash assets do not affect the value of assets used in Citi’s businesses. Citi expects to benefit in the future from the lower corporate income tax rate, and future performance targets have generally been adjusted upwards to reflect this expectation.

(1)

As used throughout this Compensation Discussion and Analysis, Citi’s results of operations excluding the impact of FX translation and excluding the impact of Tax Reform are non-GAAP financial measures. In addition, return on tangible common equity, or RoTCE, is a non-GAAP financial measure. For a reconciliation of all adjusted results to reported results, please see Annex A to this Proxy Statement.

www.citigroup.com

76	PROPOSAL 3: ADVISORY VOTE TO APPROVE CITI’S 2017 EXECUTIVE COMPENSATION

Summary of 2017 Business Performance

The following graphs, which exclude the impact of Tax Reform for the reasons previously described, demonstrate our achievements and progress against key metrics.

EFFICIENCY RATIO(1)	NET INCOME TO COMMON STOCKHOLDERS(2)	RETURN ON ASSETS(2)(3)	RETURN ON TANGIBLE COMMON EQUITY(2)(4)	DISTRIBUTIONS TO COMMON STOCKHOLDERS(5)	PAYOUT RATIO(2)(6)

(1)	Efficiency ratio is total operating expenses divided by total revenues (net of interest expense). As a result, a lower efficiency ratio is generally better than a higher efficiency ratio.
(2)	Results are presented excluding the impact of Tax Reform. For a reconciliation of all adjusted results to reported results, please see Annex A to this Proxy Statement.
(3)	Return on assets is net income divided by average assets.
(4)	Return on tangible common equity is net income available to common stockholders (net income less preferred dividends) divided by average tangible common equity.
(5)	Distributions include buybacks of Citi common stock and dividends on Citi common stock.
(6)	The payout ratio is distributions to common stockholders divided by net income available to common stockholders.

2017 Financial Objectives

We disclose our financial results against key metrics in our executive scorecards, and we also compare those results to their goals, disclosing performance within ranges using color coding on the scorecards. During our outreach to stockholders, we heard that they also wanted disclosure of our actual goals after year end to get a better understanding of company performance. Accordingly, the principal metrics we use in our executive scorecards and the applicable goals are set forth to the right. Certain 2017 goals were set at levels equal to or slightly less than 2016 achievements generally to reflect ongoing investments in our businesses that are critical to our future growth, resulting in higher expenses and thus lower returns.

EFFICIENCY RATIO	RETURN ON TANGIBLE COMMON EQUITY(1)	RETURN ON ASSETS(1)

(1)	Results are presented excluding the impact of Tax Reform. For a reconciliation of all adjusted results to reported results, please see Annex A to this Proxy Statement.

Citi 2018 Proxy Statement

PROPOSAL 3: ADVISORY VOTE TO APPROVE CITI’S 2017 EXECUTIVE COMPENSATION	77

Relative Total Shareholder Return

The group of companies shown in the following graphs is our compensation peer group. As explained in full on page 87, we believe this group reflects the competitive market for talent in certain key roles, including the CEO role. The graphs show that our relative total shareholder returns improved significantly in 2017.

2017

2017 ONE-YEAR TOTAL SHAREHOLDER RETURN(1)	2017 THREE-YEAR CUMULATIVE TOTAL SHAREHOLDER RETURN(1)

2016

2016 ONE-YEAR TOTAL SHAREHOLDER RETURN(1)	2016 THREE-YEAR CUMULATIVE TOTAL SHAREHOLDER RETURN(1)

(1)

Source: Third-party public databases and company websites. Total shareholder return is the increase in share price over one-year and three-year periods ending December 31, 2017, and December 31, 2016, including the impact of dividend reinvestment, expressed as a percentage of the share price at the beginning of such periods.

Summary of Pay Decisions

Our Stockholder Engagement

Our current executive compensation program reflects extensive stockholder engagement over the past two years. Throughout 2016 and into early 2017, the Compensation Committee and management undertook a comprehensive review of our executive compensation program, and as part of this process, we held meetings with each stockholder who accepted our invitation to engage. This effort culminated in conversations with stockholders representing

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approximately 20% of our outstanding shares, and their feedback was incorporated into the Compensation Committee’s decisions regarding executive pay for 2016 performance, which included the design of our current pay program.

Following the awards for 2016 performance but in advance of our 2017 Annual Meeting, Mr. O’Neill, our Board Chairman, and Mr. William S. Thompson, then the Chairman of our Compensation Committee, led an additional stockholder outreach effort seeking feedback on the finalized pay approach from a larger group of stockholders. In this second round of engagement, we spoke to stockholders representing about 28% of our outstanding shares.

We were very pleased with the positive feedback from our stockholders and their endorsement of our new program, which received a 95.93% favorable vote at our 2017 Annual Meeting. In response to this positive feedback from our stockholders, we kept the core structure of our pay program and our disclosure consistent with last year; however, for 2018, we increased the performance targets in the Performance Share Units awarded for 2017 performance over prior year targets and prior year performance.

The Compensation Committee is committed to engaging with stockholders at least annually on executive compensation and making pay program changes that are directly responsive to stockholder feedback and that enhance the alignment of our program with Citi’s business strategy. The following table demonstrates that the key features of our current pay program are directly responsive to stockholder feedback over the past two years.

WHAT WE HEARD	HOW WE RESPONDED
On disclosure practices
●Need to clarify how our performance targets reflect on management’s business plan and form the basis for pay decisions.
●Strong explanations of compensation decisions when use of judgment is involved.

●We disclose company performance targets as well as financial results used to assess executive performance.
●Our scorecard disclosure clarifies the rigorous process we use for determining compensation.
●We disclose the performance goals in our Performance Share Units in the year in which the awards are granted, as opposed to following the completion of the three-year performance period.

On peer groups
●The peer group we use to understand market levels of pay should focus on the companies with whom we compete for talent.	● Eliminated three non-U.S. firms and added eight U.S. firms to the peer group to create the 13-firm peer group shown on page 87.
On deferral percentages
●Most compensation should vest over time and be dependent on future company performance.	● We increased the percentage of the total CEO incentive opportunity that is awarded as deferred compensation from 60% to 70%.
On cash bonuses
●Preference for maximum limits on annual cash bonuses.	● We have a $20 million limit on individual executive officer cash bonuses.
On performance metrics used in executive pay plans

●Preference for including at least two forward-looking operational metrics that are aligned with Citi’s business strategy and enable investors to track our progress.
●Preference for metrics based on return on capital and return of capital.
●Preference for company-specific targets.

●Our Performance Share Unit program includes two performance metrics: return on tangible common equity and cumulative earnings per share, which are operational metrics used by investors to assess our progress. As mentioned above, we disclose the goals prior to the completion of the performance period to enable stockholders to assess the rigorous nature of our targets. Our return on tangible common equity goal has been set well above Citi’s actual recent performance, and attaining the cumulative earnings per share goal requires considerable growth.

Citi 2018 Proxy Statement

PROPOSAL 3: ADVISORY VOTE TO APPROVE CITI’S 2017 EXECUTIVE COMPENSATION	79

Compensation Philosophy and Framework

We seek to design our executive pay program to motivate balanced behaviors, consistent with our focus on balanced long-term strategic goals. Our Compensation Philosophy, as summarized as a set of objectives below, is designed to encourage prudent risk-taking while attracting the world-class talent necessary to Citi’s success.

CITI’S COMPENSATION PHILOSOPHY

●	Align compensation programs, structures, and decisions with stockholder and other stakeholder interests
●	Reinforce a business culture based on the highest ethical standards
●	Manage risks to Citi by encouraging prudent decision-making
●	Reflect regulatory guidance in compensation programs
●	Attract and retain the best talent to lead Citi to success

Our evolving approach to aligning our compensation programs to stakeholder interests includes our recent review of Citi’s compensation in the U.S., the U.K., and Germany, where we determined that women are paid on average 99% of what men are paid and U.S. minorities are paid on average 99% of what U.S. non-minorities are paid.

CITI’S EXECUTIVE COMPENSATION FRAMEWORK

We apply our Compensation Philosophy through our executive compensation Framework, which enables incentive compensation awards to closely reflect business and individual performance, consistent with our pay-for-performance approach. Full information on our executive compensation Framework appears on page 86.

●	Early in the year, the Compensation Committee establishes and approves objective financial and non-financial goals used in our executive scorecards shown on pages 88-97 as well as the relative weightings of those scorecard goals. The metrics used in the financial goals are those we use in our annual business plan, which is based on anticipated operating performance; the non-financial scorecard goals cover strategic priorities, including those relating to risk and controls.
●	After year-end, the Compensation Committee assesses each named executive officer’s performance using a scorecard and develops an overall performance rating.
●	The Compensation Committee then considers the performance rating against market median pay for each executive (i.e., the 50th percentile within the range of pay at our peers for a given role). In general, a stronger performance rating for an executive points toward preliminary compensation above market median, while a weaker rating points toward preliminary compensation below market median.
●	The Compensation Committee then reviews the results of the previous steps and finalizes the award, applying discretion.

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2017 CEO Compensation

As it has done the past several years, the Compensation Committee evaluated 2017 CEO performance using our executive compensation Framework that measures results against financial and non-financial goals set at the beginning of the year. As explained in more detail on page 85, we use a rating system of 1 to 5 to assess performance against each goal, with 1 being the highest (Significant Outperform) and 5 being the lowest (Significant Underperform). As indicated in the following table, Mr. Corbat’s performance was rated 2 out of 5 on each of the five financial goals set for the CEO scorecard, while his performance was rated 2 with respect to three of the non-financial goals and the other was rated 1. The green color coding signifies that all financial goals set for 2017 were met or exceeded.

SUMMARY OF CEO SCORECARD RESULTS
Financial Goal (Glossary on Page 139)	2017 Result(1)(2)	Rating(2)
Citigroup Income from Continuing
Operations Before Taxes	$22.8 billion	2
Citigroup Efficiency Ratio	57.7%	2
Citigroup Return on Tangible Common
Equity	8.1%	2
Citigroup Return on Assets	0.84%	2
Risk
Citigroup Risk Appetite Ratio	118%
Citigroup Risk Appetite Surplus	$2.93 billion	2
Non-Financial Goal	Rating(2)
Strategic direction	2
Risk and controls
management	2
Personnel
management	2
Relations with external
stakeholders	1

(1)

Return on Tangible Common Equity and Return on Assets exclude the impact of Tax Reform. In addition, as used throughout this Compensation Discussion and Analysis, Risk Appetite Ratio and Risk Appetite Surplus are non-GAAP financial measures. For a reconciliation of all adjusted results to reported results, please see Annex A to this Proxy Statement.

(2)	Explanations of the colors and ratings used in the scorecards appear on page 85.

Pages 88-89 present a detailed overview of the CEO’s scorecard and the performance evaluation process, which, along with the other factors described below, resulted in the Compensation Committee awarding Mr. Corbat $23 million in total annual compensation for 2017, consisting of his base salary of $1.5 million (unchanged since 2013) and a total annual incentive award of $21.5 million.

The Compensation Committee recognized that the $23 million awarded to Mr. Corbat was above the median level of pay of the CEOs in our compensation peer group and represented a 48% increase over Mr. Corbat’s 2016 pay of $15.5 million. In reaching its decision on the size of the 2017 incentive, the Compensation Committee noted that 2017 was the first time since implementation of our executive compensation Framework that every element was rated Outperform or Significant Outperform, meaning that all elements exceeded financial goals set at the beginning of the year as well as expectations for non-financial goal achievements. Furthermore, 2017 financial goal results represented an improvement over prior year results. In addition to Citi’s improved operating performance, the Committee also considered the following factors in support of the year-over-year increase in total compensation:

●	Relative total shareholder return. As shown on page 77, Citi’s one-year relative total shareholder return ranking improved from 10th to 3rd within our compensation peer group from 2016 to 2017, and Citi’s three-year relative total shareholder return ranking improved from 12th to 5th within our compensation peer group over the same period. Our percentile rankings improved significantly as well, as shown on page 77. Citi’s 2017 total shareholder return was 27%, which represents a 70% improvement over 2016 total shareholder return, and Citi’s three-year total shareholder return for the period ending December 31, 2017, was 41.2%, which represents a 166% improvement compared to the three-year period ending December 31, 2016.

Citi 2018 Proxy Statement

PROPOSAL 3: ADVISORY VOTE TO APPROVE CITI’S 2017 EXECUTIVE COMPENSATION	81

●	Strategic accomplishments and leadership. Mr. Corbat developed the strategy that enabled Citi to improve the factors that influence total shareholder returns, and he has led its successful implementation. Under Mr. Corbat’s leadership, Citi completed a decade-long restructuring that has resulted in a firm that is safer, simpler, and stronger. Capital and liquidity levels have been substantially increased. A key element underlying the improved total shareholder returns has been Citi’s increased return of capital to stockholders through share buybacks and dividends, which would not have been possible if the Federal Reserve Board had objected to our capital plan during the 2017 CCAR process. During the last several years, Citi has improved risk management and controls, enhanced its culture of ethical business conduct, and dramatically simplified its business model, all efforts Mr. Corbat has championed. There is always room to improve in these critically important areas, but the steady progress achieved under Mr. Corbat’s leadership thus far has been exemplary.

●	Consistently applied compensation philosophy. The massive multi-year restructuring and simplification process led by Mr. Corbat was initially met with skepticism by many investors due to the complexity of the undertaking and its uncertain outcome. While management’s vision, commitment, and acumen were recognized by the Board, the Compensation Committee took the position that it would have been premature to fully reflect Citi’s progress in executive compensation awards until Citi’s share price reflected stockholder recognition of management’s achievements. Thus, in past years — primarily due to lagging total shareholder returns — the Compensation Committee applied negative discretion to the compensation outcome of the CEO scorecard and performance evaluation Framework. As a consequence, since Mr. Corbat became CEO in 2012, his annual compensation has been at the lower end of our U.S.-based peers. In 2017, investors responded positively to Citi’s improved operating results and embraced management’s vision of Citi’s prospects that was comprehensively laid out at a well-received Investor Day in July. In reflection of the greatly improved performance of the stock, the Compensation Committee did not apply negative discretion to the results of our executive compensation Framework for 2017, but rather approved the amount without adjustment, thus making the year-over-year increase appear larger due to the absence of negative discretion that had been applied in prior years. While Mr. Corbat’s 2017 pay is above the median of our compensation peer group in reflection of 2017 achievements, it aligns with the low end of CEO pay among the large U.S.-based banks that are most comparable to Citi based on the nature and scale of their operations.

LINKING 2017 CEO PAY ELEMENTS TO PERFORMANCE

●Over 90% variable pay in 2017.
●70% of variable pay is deferred long-term incentives subject to multi-year vesting and clawbacks.
●70% of variable pay is equity-based to align stockholder and executive interests.
●Total incentive award and annual bonus are based on the overall achievements of Citi and individual performance against goals set at the beginning of the year.
●PSUs are earned only to the extent Citi performs against two forward-looking metrics: RoTCE in 2020 and cumulative EPS over the 2018-2020 performance period.
●PSU metrics require substantial operational improvements for target payout and exceptional performance for maximum payout.

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2017 Pay Elements

Citi’s incentive awards delivered to the CEO and the other named executive officers (NEOs) are a mix of cash bonus, Performance Share Units, and Deferred Stock Awards. This incentive structure establishes a balance between annual and long-term compensation, with the majority of incentive compensation delivered in Performance Share Units and Deferred Stock Awards that vest over multiple years. In determining the percentages to award as cash bonuses, Performance Share Units, and Deferred Stock Awards, the Compensation Committee considered applicable regulatory requirements and guidelines for deferral as well as market practices.

	% of Variable Pay				Compensation Type
Element	CEO	NEOs	Award Type	Performance Link and Vesting
Fixed
Salary	N/A	N/A	Base Pay	●Fixed portion of total pay at a competitive level that enables Citi to attract and retain talent	Cash
Variable
Annual Incentive	30%	40%	Annual Bonus	●Scorecard assessment determines value ●Plan limits on executive officer cash bonuses	Cash
Deferred/ Long-Term Incentives (LTI)	70%	60%	Performance Share Units (50% of LTI)
●Scorecard assessment determines target number of units
●Earned units based 50% on return on tangible common equity in 2020 and 50% on cumulative earnings per share over 2018-2020
●Ultimate value of earned units linked to Citi total shareholder returns
●Award capped at 100% of target if Citi’s total shareholder return is negative over 2018-2020
●Subject to clawbacks
					Equity-based but settled in cash to limit dilution to stockholders
			Deferred Stock Awards (50% of LTI)
●Scorecard assessment determines number of shares granted
●Ultimate value based on Citi total shareholder returns
●Vests ratably over a four-year period
●Subject to reduction in the event of pretax losses in any year of the deferral period
●Subject to clawbacks
●No change in award terms since 2013
					Equity

Performance Share Unit Targets

We have consistently set challenging targets for our Performance Share Units. For the Performance Share Units awarded for 2017 performance:

●	We have set a target return on tangible common equity achievement of 13% by 2020, which is meaningfully higher than the 8.1% we achieved in 2017 and is aligned with the goals announced at our 2017 Investor Day while reflecting the positive impact of Tax Reform to our returns. Although this metric is stated as a 2020 target, it also incentivizes consistent improvement in returns throughout the performance period.

Citi 2018 Proxy Statement

PROPOSAL 3: ADVISORY VOTE TO APPROVE CITI’S 2017 EXECUTIVE COMPENSATION	83

●	We have set a cumulative earnings per share target for the three-year performance period 2018 through 2020 of $22.50, which is reflective of double-digit earnings per share growth over the period. Cumulative earnings per share mitigates potential risk associated with a single year-end target and drives balanced improvement in operational performance over the performance period.
➢	As a matter of policy, our preference is to redeploy earned capital within our businesses, provided that such investments are expected to produce returns above our cost of capital. To the extent that the capital we generate exceeds our ability to productively redeploy it in our businesses, we intend to return it to stockholders.
➢	We have several mechanisms in place to ensure that our earnings per share measure drives appropriate long-term decision making. Buyback levels are subject to oversight by both the Citigroup Board and the Federal Reserve Board (through the CCAR process), and they are calibrated against a range of considerations, including current capital levels, alternative uses for excess capital, and safety and soundness.

Full details on our Performance Share Units for performance in 2017 and equitable adjustments to our outstanding Performance Share Units are on pages 98-99.

Performance Share Unit Payouts

The variability of the value of our Performance Share Unit awards demonstrates the strong link between Citi’s executive pay and Citi’s performance. As an example, the following chart compares the grant date value of Mr. Corbat’s recent Performance Share Units to the value ultimately earned, which demonstrates that executives are paid substantially less than target when the targets are not attained.

CEO PERFORMANCE SHARE UNIT PAYOUTS

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84	PROPOSAL 3: ADVISORY VOTE TO APPROVE CITI’S 2017 EXECUTIVE COMPENSATION

Compensation Governance Practices

In addition to our performance-sensitive direct compensation structure, Citi has strong compensation governance practices. Over the past several years, we have refined many of our governance practices as a result of feedback obtained through our ongoing engagement with stockholders.

PRACTICES WE EMPLOY	PRACTICES WE AVOID
Investor outreach. Regular stockholder engagement to solicit feedback on compensation and governance.
Performance-based compensation. For 2017, variable performance-based incentive compensation was at least 90% of named executive officer annual compensation. The deferred variable award is further at risk based on the value of Citi common stock over multi-year vesting periods.
Limit on cash bonus. Limit of $20 million on the portion of each executive officer’s annual incentive award that may be paid in cash.
Clawbacks. Subjecting Performance Share Units and Deferred Stock Awards to clawbacks, as described on page 101.
Stock ownership commitment. Executive officers are required to hold at least 75% of the net after-tax shares acquired through our incentive compensation programs as long as they are executive officers, as described on page 44.
Post-employment stock holding requirement. Effective January 1, 2013, each executive officer must retain at least 50% of the shares subject to the stock ownership commitment for one year after ceasing to be an executive officer, even if he or she is no longer employed by Citi.
Peer group review. Annual evaluation of peer group to ensure ongoing relevance of each member.
Risk management. Strong risk and control policies and consideration of risk management factors in making compensation decisions, as described on pages 100-102.
Independent advice. Independent compensation consultant input into the Compensation Committee’s decisions, as described on page 102.

No excessive perks. We do not provide personal perquisites such as free personal use of private aircraft or special executive medical benefits.
No executive pensions. Executive officers are not eligible for additional benefit accruals under nonqualified executive retirement programs.
No hedging or pledging of Citi stock. We have a blanket prohibition against hedging or pledging Citi common stock by executive officers.
No tax gross-ups. Citi does not allow tax gross-ups except through its tax equalization program for expatriates, which is available to all salaried employees.
No multi-year compensation guarantees. We avoid features that could incentivize imprudent risk-taking, such as multi-year guarantees.
No “single trigger” upon a change of control. Our stock incentive plan has a “double trigger” change-of-control feature, meaning that both a change of control of Citigroup and an involuntary termination of employment not for gross misconduct must occur for awards to vest.
No change-of-control or other “golden parachute” agreements. Executive officers do not have special agreements covering their compensation in the event of a change of control and are not entitled to severance pay upon termination of employment in excess of broad-based benefits.
No unearned dividends paid. We do not pay dividend equivalents on unearned Performance Share Units or unvested Deferred Stock Awards. Dividend equivalents are paid on earned awards at the time of vesting, and the dividend rate is the same for the executive officers as for other stockholders.
No extensive use of employment agreements. None of the named executive officers has an employment agreement with Citi. We make limited use of employment agreements, and their terms are subject to controls under our policies. Under a policy adopted by the Board, employment agreements with executive officers may not provide for post-retirement personal benefits of a kind not generally available to employees or retirees.

Citi 2018 Proxy Statement

PROPOSAL 3: ADVISORY VOTE TO APPROVE CITI’S 2017 EXECUTIVE COMPENSATION	85

Citi’s 2017 Executive Compensation Awards

2017 Named Executive Officer Compensation

The Compensation Committee approved the following compensation for performance in 2017:

	1	2	3	4	Annual Compensation for 2017 (Sum of Columns 1-4)
Name	Base Salary(1)	Cash Bonus(1)	Performance Share Units(2)	Deferred Stock Awards(2)
Michael Corbat	$1,500,000	$6,450,000	$7,525,000	$7,525,000	$23,000,000
John Gerspach	$500,000	$4,200,000	$3,150,000	$3,150,000	$11,000,000
James Forese	$500,000	$7,800,000	$5,850,000	$5,850,000	$20,000,000
Stephen Bird	$500,000	$4,000,000	$3,000,000	$3,000,000	$10,500,000
Jane Fraser	$500,000	$3,200,000	$2,400,000	$2,400,000	$8,500,000

(1)	Reported in the 2017 Summary Compensation Table.
(2)

In accordance with SEC rules, these awards are not reportable in the 2017 Summary Compensation Table because they were not awarded during 2017. They will be reportable next year in the 2018 Summary Compensation Table.

The above table is not intended to be a substitute for the reporting of compensation in accordance with SEC rules as shown in the 2017 Summary Compensation Table.

Roadmap for the Scorecards on Pages 88-97

The scorecards on pages 88-97 illustrate how our executive compensation Framework is used in practice by the Compensation Committee to make compensation decisions.

The scorecards:

●	Show how the Compensation Committee assessed each named executive officer’s performance against financial and non-financial goals established early in the year.
●	Explain the size and scope of each named executive officer role to provide context for the Compensation Committee’s decision and level of pay.
●	Explain how the Compensation Committee arrived at its decision on each named executive officer’s compensation.

The colors in the Financial Goal section of the scorecards are intended to visually signify relative performance against operational and risk-related financial goals, as follows:

Signifies that an operational goal result achieved the 2017 goal or exceeded the 2017 goal by up to 10%.(1) Signifies that a risk goal result was achieved.	Signifies that an operational goal result was below the 2017 goal by 10% or less. Signifies that a risk goal had a positive but below-target result.	Signifies that an operational goal result was below the 2017 goal by more than 10%. Signifies that a risk goal had a negative result.

(1)	Additional colors or definitions would be provided if any achievements are greater than 10% of a goal.

The Compensation Committee assesses each financial and non-financial goal on a qualitative scale, as follows:

Score	1	2	3	4	5
Rating	Significant Outperform	Outperform	Meets Expectations	Underperform	Significant Underperform

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Citi’s Executive Compensation Framework

Our Compensation Committee uses a five-step process to determine named executive officer incentive compensation.

Step 1 – Goal Setting and Goal Weightings for Scorecards
●

The Compensation Committee sets scorecard goals for each named executive officer early in each year. Performance goals fall into two categories, financial and non-financial, and vary by named executive officer:

➢	Financial goals include:
✓	Company-wide goals for all named executive officers that reflect our annual business plan, and
✓	Business-unit specific goals for named executive officers who are business unit leaders that reflect annual plans for our individual business units.
➢	Non-financial goals include:
✓	Strategic goals tailored to each named executive officer based on his or her role and the goals of Citi or the applicable business unit, and
✓	Uniform expectations of all named executive officers to deliver leadership effectiveness and strong risk management and control practices.
●

When we set the goals, we also assign weightings to the goals. For 2017 and consistent with prior years, financial performance goals were weighted 70% and non-financial goals were weighted 30% in the calculation of the year-end overall scorecard rating for each named executive officer.

Step 2 – Scorecard Assessment
●	After the end of each year, a named executive officer’s performance against each financial and non-financial scorecard goal is assessed on a qualitative basis.
●

A performance rating is assigned for each goal on a scale of 1 to 5, with 1 being “significant outperform” and 5 being “significant underperform,” reflecting a subjective assessment of the executive’s performance against the goal.

●

In accordance with the relative weightings established early in 2017, financial goal ratings were averaged and weighted 70% and non-financial goals were averaged and weighted 30% in arriving at an overall scorecard rating for each named executive officer.

●	The Compensation Committee rates the CEO’s performance, and the Compensation Committee and the CEO rate the performance of the other named executive officers.
Step 3 – Evaluation of Market Pay
●

The Compensation Committee reviews an estimated market pay range for each named executive officer role. Ranges are developed based on public information and third-party market surveys of compensation for the same or comparable roles at peer firms.

●	This practice ensures that our named executive officer pay appropriately reflects market pay, based on varying levels of performance.
Step 4 – Linking Performance to Compensation
●	The Compensation Committee then evaluates each named executive officer’s overall scorecard rating relative to the estimated market-based pay range for each named executive officer role.
●

The overall scorecard rating determines whether compensation should be preliminarily targeted at, above, or below the estimated market median pay for the role. An overall scorecard rating of 3 would generally correspond to market median pay levels, with an overall 2 rating generally corresponding to above market median and an overall 4 rating generally corresponding to below market median.

●

The Compensation Committee believes that the simultaneous evaluation of scorecard performance and market pay is the most effective approach to aligning pay and performance in an industry where market levels of pay can change dynamically.

Step 5 – Committee Determination
●

Based on the evaluation of the scorecard ratings and market pay described in Step 4, the Compensation Committee, exercising its discretion, determines the final award amount for each named executive officer. The objective, non-formulaic factors (such as risk behaviors) that inform the decision are explained in detail within each named executive officer’s scorecard.

Citi 2018 Proxy Statement

PROPOSAL 3: ADVISORY VOTE TO APPROVE CITI’S 2017 EXECUTIVE COMPENSATION	87

Our Compensation Peer Group

The Compensation Committee believes that market compensation levels must frame compensation decisions in order to retain the executive talent necessary to execute the Company’s business strategy. Accordingly, a critical step in our executive compensation Framework is the Compensation Committee’s understanding of market pay, which it develops through consideration of surveys of historic peer firm compensation for each named executive officer role.

The Compensation Committee evaluates the peer group on an annual basis to ensure that the group continues to be appropriate. In connection with the awards for performance in 2016, the Compensation Committee, with input from its independent compensation consultant, modified and expanded the peer group used to determine market pay ranges to include more U.S. firms and exclude non-U.S. firms. The modifications reflected the increasing challenges associated with comparing executive compensation at U.S. financial services firms to pay at firms headquartered outside the U.S. that are subject to different regulatory environments. This change was the first modification of Citi’s peer group since 2012. No changes to this peer group were made for awards for 2017 performance.

Our peers were chosen because they operate in one or more lines of business that are similar to Citi’s and compete in similar labor markets, although many do not have global scale that is comparable to Citi. The Compensation Committee believes that this peer group can provide improved comparability of data across Citi’s key competitors for executive talent.

2017 COMPENSATION PEER GROUP
AIG (AIG) American Express (AXP) Bank of America (BAC) BNY Mellon (BK) Capital One (COF)	Goldman Sachs (GS) JPMorgan Chase (JPM) MetLife (MET) Morgan Stanley (MS) PNC (PNC)	Prudential (PRU) U.S. Bancorp (USB) Wells Fargo (WFC)

All peer firms were included in preparing the market data for the CEO and CFO roles. Not all peer firms have roles comparable to Citi’s named executive officer roles other than the CEO and CFO roles (e.g., the Institutional Clients Group role), so not all of the peer firms were represented in the market data for each of the other named executive officer roles. Information from comparable non-U.S. firms was included if insufficient comparable market data was available for the other named executive officer roles.

In selecting the compensation peer group, the Compensation Committee used size-based metrics as primary screening criteria among financial services firms. The result was a peer group where Citi is above the 75th percentile in size. In 2017, Citi compensated its named executive officers either above the market median (50th percentile) or within the range of market median as compared to peers.

2017 CITI POSITIONING RELATIVE TO PEER COMPANIES
(1)	MetLife employees as of 12/31/2016.

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CEO Scorecard and Pay Explanation

Mr. Corbat has been CEO of Citi since October 2012. He joined Citi in 1983 and has held various management positions throughout Citi in multiple businesses and geographies.

FINANCIAL SCORECARD
Category	Financial Goal (Glossary on Page 139)	2017 Result(1)(2)	Rating(2)
Profitability	Citigroup Income from Continuing Operations Before Taxes	$22.8 billion	2
Expense Management	Citigroup Efficiency Ratio	57.7%	2
Use of Capital	Citigroup Return on Tangible Common Equity	8.1%	2
	Citigroup Return on Assets	0.84%	2
Risk	Citigroup Risk Appetite Ratio	118%	2
	Citigroup Risk Appetite Surplus	$2.93 billion

NON-FINANCIAL SCORECARD
Non-Financial Goal	Result Highlights (Glossary on Page 139)	Rating(2)
Set strategic direction	●Under Mr. Corbat’s sponsorship, Citi received no objection to its capital plan submitted as part of the 2017 CCAR process, enabling the return of $17.1 billion of capital to stockholders during 2017, a 61% increase over 2016. ●Mr. Corbat has sponsored investment in building digital channel engagement and transaction flow with institutional clients as well as a broad rollout of electronic and digital consumer banking products and initiatives. The usage of our mobile products in Global Consumer Banking continues to grow.	2
Strong risk and controls management	●Citi received feedback from the Federal Reserve Board and the Federal Deposit Insurance Corporation that neither agency had found deficiencies or shortcomings in Citi’s 2017 resolution plan. Ensuring that Citi can be resolved without the use of taxpayer funds and without adverse systemic impact is critical to being recognized as an indisputably strong and stable institution. ●As measured by objective risk metrics, Citi’s risk profile was stable in 2017.	2
Strong personnel management
●Mr. Corbat continued to strengthen our multi-year focus on Ethics and Culture, which is our innovative effort to further emphasize ethical conduct across Citi.
●Mr. Corbat has sponsored a data-driven approach to improve representation of women and U.S. minorities. In 2017, 80% of our open roles at the Director and Managing Director levels had a diverse slate of candidates and at the Managing Director level and above, the percentage of roles with diverse interviewing panels was 77%.
●Mr. Corbat continues to set the tone from the top about Citi’s commitment to diversity and inclusion through a range of communications. We are also advancing diverse and inclusive values through our Affinities groups, which are led by executives who report directly to Mr. Corbat.
		2
Enhance relations with external stakeholders, including stockholders
●Mr. Corbat delivered a successful Investor Day, our first in nine years.
●He continued his outreach to external stakeholders globally, including clients, regulators, and government officials.
➢He maintained regular client contact by holding, on average, 40 client meetings per month in cities around the world.
➢He also led investor outreach by conducting numerous investor meetings and presenting at an investor conference.
➢In 2017, in addition to regular bank supervisory meetings, he participated in 47 meetings with regulators, central bankers, and government officials from the U.S. and other countries.
		1

(1)	Return on Tangible Common Equity and Return on Assets exclude the impact of Tax Reform. For a reconciliation of all adjusted results to reported results, please see Annex A to this Proxy Statement.
(2)	Explanations of the colors and ratings used in the scorecards appear on page XX.

Citi 2018 Proxy Statement

PROPOSAL 3: ADVISORY VOTE TO APPROVE CITI’S 2017 EXECUTIVE COMPENSATION	89

SIZE AND SCOPE OF ROLE
●

As CEO, Mr. Corbat is responsible for Citi’s global business operations. Citi operates Global Consumer Banking (which consists of consumer banking businesses in North America, Mexico, and Asia) and Institutional Clients Group, which provides corporate, institutional, public sector, and high-net-worth clients around the world with a full range of wholesale banking products and services, including fixed income and equity sales and trading, foreign exchange, prime brokerage, derivative services, equity and fixed income research, corporate lending, investment banking and advisory services, private banking, cash management, trade finance, and securities services.

●

Citi has approximately 200 million customer accounts and does business in over 160 countries and jurisdictions. Citi believes this global network provides a strong foundation for servicing the broad financial services needs of its large multinational clients and for meeting the needs of retail, private banking, commercial, public sector, and institutional clients around the world.

●	At December 31, 2017, Citi reported:
➢	revenues of $71.4 billion for the full year of 2017,
➢	total assets of $1,842 billion,
➢	market capitalization of $191 billion,
➢	approximately 209,000 employees, and
➢	$960 billion of deposits.

SUMMARY OF FRAMEWORK CONCLUSIONS AND FINAL PAY DECISION
Scorecard Assessment Summary
●

Company-wide financial results reflected balanced operating results and continued momentum across businesses and geographies, including revenue growth, positive operating leverage, and operating margin expansion in Institutional Clients Group as well as in every region in Global Consumer Banking. Citi attained the challenging targets set at the beginning of 2017, including its announced operating efficiency target, and demonstrated improved operating performance over 2016.

●

The Compensation Committee considered Mr. Corbat’s notable 2017 non-financial goal achievements, such as the 2017 favorable CCAR result, which enabled the return of $17.1 billion in capital to stockholders during 2017, and the finding of no deficiencies or shortcomings with our 2017 resolution plan.

Linking Performance to Compensation
●

Company business performance above targets combined with Mr. Corbat’s strong performance against non-financial goals resulted in an overall scorecard rating of 1.925, which points toward compensation above market median pay for the CEO role within our 13-firm compensation peer group. The overall scorecard rating was determined by averaging the financial goal ratings and weighting the result 70%, averaging the non-financial goal ratings and weighting the result 30%, then adding the two amounts ([2.0 x 0.7] + [1.75 x 0.3] = 1.925).

Final Award
●

The Compensation Committee awarded Mr. Corbat $23 million in total annual compensation for 2017, consisting of a base salary of $1.5 million and a total annual incentive award of $21.5 million, a 48% increase over his total annual compensation for 2016 of $15.5 million. Mr. Corbat’s compensation is above market median for the CEO role based on a comparison to CEO pay in our 13-firm compensation peer group, consistent with the results produced by our executive compensation Framework, while at the same time is below the median of CEO pay at other large U.S.-based global banks. In determining the final award amount in the exercise of its discretion, the Compensation Committee relied on the results of the executive compensation Framework and made no upward or downward adjustments to those results for the reasons set forth on pages 80-81.

www.citigroup.com

90	PROPOSAL 3: ADVISORY VOTE TO APPROVE CITI’S 2017 EXECUTIVE COMPENSATION

CFO Scorecard and Pay Explanation

John Gerspach has been CFO of Citi since July 2009 and has served in various executive financial management roles globally since joining Citi in 1990.

FINANCIAL SCORECARD
Category	Financial Goal (Glossary on Page 139)	2017 Result(1)(2)	Rating(2)
Profitability	Citigroup Income from Continuing Operations Before Taxes	$22.8 billion	2
Expense Management	Citigroup Efficiency Ratio	57.7%	2
Use of Capital	Citigroup Return on Tangible Common Equity	8.1%	2
	Citigroup Return on Assets	0.84%	2
Risk	Citigroup Risk Appetite Ratio	118%	2
	Citigroup Risk Appetite Surplus	$2.93 billion

NON-FINANCIAL SCORECARD
Non-Financial Goal	Result Highlights (Glossary on Page 139)	Rating(2)
Strong risk and controls management	●Mr. Gerspach led Citi’s comprehensive and successful resolution plan submission and our ongoing integrated approach to resolution planning. Citi received feedback from the Federal Reserve Board and the Federal Deposit Insurance Corporation that neither agency had found deficiencies or shortcomings in Citi’s 2017 resolution plan. ●Control metrics generally improved year-over-year across the Finance function.	2
Achieve satisfactory CCAR result	●Citi received no objection to its capital plan submitted as part of the 2017 CCAR process, enabling the return of $17.1 billion of capital to common stockholders during 2017, a 61% increase over 2016. This critical result was achieved under Mr. Gerspach’s leadership.	1
Manage deferred tax assets and foreign tax credits	●Mr. Gerspach leads Citi’s strategic use of our deferred tax assets and related foreign tax credit carry forwards. ●In 2017 and prior to the impact of Tax Reform, Citi effectively utilized its deferred tax assets and time-sensitive foreign tax credit carryforwards. Reductions in deferred tax assets are important because they have the effect of making additional capital available for use either in Citi’s businesses or for return to Citi’s stockholders.	1
Leadership effectiveness	●Along with Mr. Corbat, Mr. Gerspach led Citi’s successful 2017 Investor Day. ●Mr. Gerspach continues to sponsor comprehensive career development and advanced learning initiatives across the Finance function.	2
Enhance operational efficiency	●In partnership with Citi’s Chief Risk Officer, Mr. Gerspach continues to lead advances in our standardized financial reporting systems through better integration with Citi’s Risk Management function and systems that monitor risk. ●Mr. Gerspach continues to lead efforts in Finance to advance Citi’s process engineering efforts, which reduce costs and improve controls.	2

(1)	Return on Tangible Common Equity and Return on Assets exclude the impact of Tax Reform. For a reconciliation of all adjusted results to reported results, please see Annex A to this Proxy Statement.
(2)	Explanations of the ratings used in the scorecards appear on page 85.

Citi 2018 Proxy Statement

PROPOSAL 3: ADVISORY VOTE TO APPROVE CITI’S 2017 EXECUTIVE COMPENSATION	91

SIZE AND SCOPE OF ROLE
●	As Citi CFO, Mr. Gerspach is responsible for managing Citi’s balance sheet and Citi’s financial reporting processes. At December 31, 2017, Citi had approximately $1.84 trillion of assets and $960 billion of deposits.
●	Among the disciplines reporting to Mr. Gerspach is Citi’s treasury function, which manages our capital, funding and liquidity. In addition, the treasury function manages corporate oversight of risks related to liquidity, interest rates, and currency translation.
●	Mr. Gerspach leads the teams coordinating Citi’s responses to global financial regulatory reform, including Dodd-Frank, and Citi’s comprehensive approach to resolution planning. The Finance function also plays a central role in our CCAR capital planning process.
●	Mr. Gerspach leads many of Citi’s expense management initiatives and Finance also leads or participates in a range of financial control activities throughout the businesses.

SUMMARY OF FRAMEWORK CONCLUSIONS AND FINAL PAY DECISION
Scorecard Assessment Summary
●	Company-wide financial results reflected balanced operating results and continued momentum across businesses and geographies, including revenue growth, positive operating leverage, and operating margin expansion in Institutional Clients Group as well as in every region in Global Consumer Banking. Citi attained the challenging targets set at the beginning of 2017, including its announced operating efficiency target, and demonstrated improved operating performance over 2016.
●	The Compensation Committee considered Mr. Gerspach’s notable 2017 non-financial goal achievements, such as the 2017 favorable CCAR result and feedback received on Citi’s 2017 resolution plan, along with his leadership in developing successful expense management initiatives.

Linking Performance to Compensation
●	Company business performance above targets combined with Mr. Gerspach’s strong performance against non-financial goals resulted in an overall scorecard rating of 1.88, which points toward compensation above market median for the CFO role. The overall scorecard rating was determined by averaging the financial goal ratings and weighting the result 70%, averaging the non-financial goal ratings and weighting the result 30%, then adding the two amounts ([2.0 x 0.7] + [1.6 x 0.3] = 1.88).

Final Award
●	The Compensation Committee awarded Mr. Gerspach $11 million in annual compensation for 2017, a 22% increase over his 2016 annual compensation of $9 million. Mr. Gerspach’s compensation was above market median for the CFO role based on a comparison to CFO pay in our 13-firm compensation peer group, consistent with the results produced by our executive compensation Framework, while at the same time is below the median of CFO pay at other large U.S.-based global banks. In determining the final award amount in the exercise of its discretion, the Compensation Committee relied on the results of the executive compensation Framework, noting Citi’s overall progress against its financial goals and Mr. Gerspach’s strong individual performance against individual non-financial goals.

www.citigroup.com

92	PROPOSAL 3: ADVISORY VOTE TO APPROVE CITI’S 2017 EXECUTIVE COMPENSATION

Citi President and Institutional Clients Group CEO Scorecard and Pay Explanation

James Forese is President of Citi and CEO of Institutional Clients Group (ICG). He assumed expanded duties as President of Citi in June 2015 after serving as Co-President of Citi and CEO of ICG since January 2013. Mr. Forese joined Citi in 1985 and has held various executive positions in multiple geographies throughout the businesses comprising ICG.

FINANCIAL SCORECARD
Mr. Forese’s performance on most financial metrics was evaluated on the basis of both company-wide and ICG results, consistent with his roles as President of Citi and as CEO of ICG.

Category	Financial Goal (Glossary on Page 139)	2017 Result(1)(2)	Rating(2)
Profitability	Citigroup Income from Continuing Operations Before Taxes	$22.8 billion	1
	ICG Income from Continuing Operations Before Taxes	$16.1 billion
Expense Management	Citigroup Efficiency Ratio	57.7%	2
	ICG Efficiency Ratio	55.0%
Use of Capital	Citigroup Return on Tangible Common Equity	8.1%	1
	ICG Return on Tangible Common Equity	13.4%
	Citigroup Return on Assets	0.84%	1
	ICG Return on Assets	0.81%
Risk	ICG Risk Appetite Ratio	206%	2
	ICG Risk Appetite Surplus	$7.70 billion

NON-FINANCIAL SCORECARD
Non-Financial Goal	Result Highlights	Rating(2)
Strong risk and controls management	●Mr. Forese continues to lead efforts to enhance the controls environment in ICG, which in 2017 demonstrated year-over-year improvements across a range of control metrics and continued reductions in operational losses. ●ICG’s risk metrics demonstrate that risk discipline was maintained in 2017 as ICG broadly capitalized on improved market opportunities.	2
Leadership and strategy effectiveness	●As Citi President, Mr. Forese has actively supported ongoing efforts to enhance our culture of ethical business conduct and advance our “Leadership Matters” initiative and other global franchise initiatives. ●Mr. Forese contributed to the success of Citi’s 2017 Investor Day. ●Mr. Forese continues to champion our global commitment to diversity and inclusion through a range of initiatives, including his co-leadership of an Affinities group and increases in diverse slates and candidates in ICG critical roles as well as at Managing Director and Director levels.	2
Improve ICG business optimization	●ICG’s efforts to streamline operations showed strong results in 2017, with substantial ICG revenue and earnings growth (excluding the impact of Tax Reform) as compared to 2016. Markets performance in 2017 compared favorably to Citi’s peers, with market share gains in both fixed income and equities. ●Overall, ICG businesses continued to gain “wallet share.” In investment banking, revenues increased significantly while “wallet share” increased in every product and region.	2
Enhance ICG operational efficiency	●ICG maintained expense discipline in 2017, resulting in an improved year-over-year ICG operating efficiency ratio as well as an operating efficiency ratio better than plan.	2

(1)	Return on Tangible Common Equity and Return on Assets exclude the impact of Tax Reform. For a reconciliation of all adjusted results to reported results, please see Annex A to this Proxy Statement.
(2)	Explanations of the colors and ratings used in the scorecards appear on page 85.

Citi 2018 Proxy Statement

PROPOSAL 3: ADVISORY VOTE TO APPROVE CITI’S 2017 EXECUTIVE COMPENSATION	93

SIZE AND SCOPE OF ROLE
●	As President of Citi, Mr. Forese leads enterprise-wide initiatives, including those designed to improve Citi’s execution of its business strategy and efforts to shape Citi’s culture through our common mission and value proposition statements.
●	Mr. Forese is also CEO of ICG, which provides corporate, institutional, public sector, and high-net-worth clients around the world with a full range of wholesale banking products and services, including fixed income and equity sales and trading, foreign exchange, prime brokerage, derivative services, equity and fixed income research, corporate lending, investment banking and advisory services, private banking, cash management, trade finance, and securities services.
●	ICG’s international presence is supported by trading floors in approximately 80 countries and a proprietary network in 98 countries and jurisdictions. At December 31, 2017, ICG had approximately $1.3 trillion of assets and $640 billion of deposits, while two of its businesses, securities services and issuer services, managed approximately $17.4 trillion of assets under custody compared to $15.2 trillion at the end of the prior-year period.

SUMMARY OF FRAMEWORK CONCLUSIONS AND FINAL PAY DECISION
Scorecard Assessment Summary
●	Company-wide financial results reflected balanced operating results and continued momentum across businesses and geographies, including revenue growth, positive operating leverage, and operating margin expansion in ICG. Citi attained the challenging targets set at the beginning of 2017, including its announced operating efficiency target, and demonstrated improved operating performance over 2016. ICG generated year-over-year revenue and net income growth (excluding the impact of Tax Reform), with particularly strong performance in the accrual businesses — treasury and trade solutions, private bank, corporate lending, and securities services — as well as in investment banking. ICG also exceeded the challenging targets set for 2017.
●	The Compensation Committee considered Mr. Forese’s notable 2017 non-financial goal achievements, including Mr. Forese’s active support for continuous enhancement of Citi’s ethics and conduct initiatives.

Linking Performance to Compensation
●	Company and ICG business performance above targets combined with Mr. Forese’s strong performance against non-financial goals resulted in an overall scorecard rating of 1.58, pointing toward compensation above market median for Mr. Forese’s role as CEO of ICG. The overall scorecard rating was determined by averaging the financial goal ratings and weighting the result 70%, averaging the non-financial goal ratings and weighting the result 30%, then adding the two amounts ([1.4 x 0.7] + [2.0 x 0.3] = 1.58).

Final Award
●	The Compensation Committee awarded Mr. Forese $20 million in annual compensation for 2017, a 31% increase over his 2016 annual compensation of $15.3 million. Mr. Forese’s 2017 compensation was somewhat above market median for his ICG role, consistent with the results produced by our executive compensation Framework. In determining the final award amount in the exercise of its discretion, the Compensation Committee relied on the results of the executive compensation Framework, which reflect ICG’s 2017 business performance above targets and the prior year, as well as Mr. Forese’s contributions to franchise-wide goals as Citi President.

www.citigroup.com

94	PROPOSAL 3: ADVISORY VOTE TO APPROVE CITI’S 2017 EXECUTIVE COMPENSATION

Global Consumer Banking CEO Scorecard and Pay Explanation

Stephen Bird became CEO of Global Consumer Banking (GCB) in June 2015. Previously, Mr. Bird was CEO of Citi’s Asia Pacific region, responsible for Citi’s business lines across the region. He joined Citi in 1998 and has held regional executive roles in Operations & Technology as well as business executive roles in GCB.

FINANCIAL SCORECARD
Mr. Bird’s performance on most financial metrics was evaluated on the basis of both company-wide and GCB results, consistent with his roles as an executive officer of Citi and as CEO of GCB.

Category	Financial Goal (Glossary on Page 139)	2017 Result(1)(2)	Rating(2)
Profitability	Citigroup Income from Continuing Operations Before Taxes	$22.8 billion	3
	GCB Income from Continuing Operations Before Taxes	$7.2 billion
Expense Management	Citigroup Efficiency Ratio	57.7%	2
	GCB Efficiency Ratio	54.6%
Use of Capital	Citigroup Return on Tangible Common Equity	8.1%	3
	GCB Return on Tangible Common Equity	12.9%
	Citigroup Return on Assets	0.84%	3
	GCB Return on Assets	1.11%
Risk	GCB Risk Appetite Ratio	159%	2
	GCB Risk Appetite Surplus	$2.81 billion

NON-FINANCIAL SCORECARD
Non-Financial Goal	Result Highlights	Rating(2)
Strong risk and controls management	●Led by Mr. Bird, GCB advanced multiple key control initiatives, including upgraded fraud detection systems and an enhanced governance framework for sales practices. ●After thorough reviews, no systemic sales practices issues have been identified.	2
Leadership effectiveness	●Mr. Bird led successful initiatives to develop and enhance existing talent as well as recruit new talent in the digital and related spaces. He is leading our culture change efforts to be “forward compatible” to accelerate GCB’s strategy. ●Mr. Bird continues to advance our global commitment to diversity and inclusion through a range of initiatives, including his co-leadership of an Affinities group. ●Mr. Bird contributed to the success of Citi’s 2017 Investor Day.	2
Digitize and simplify customer platforms	●Under Mr. Bird’s leadership, GCB executed successfully on its strategy to accelerate digital acquisition and servicing capabilities, including digitized lending and onboarding processes. ●The online customer experience is improving globally, as demonstrated by improved digital net promoter scores. ●In the U.S., our successful launch of the enhanced Citigold wealth management platform is showing early results.	2
Improve profitable market share in core markets	●Our cards business continues to build a balanced portfolio and grow revenues with a continued focus on our U.S. branded cards franchise. ●E-commerce growth in commercial banking has strengthened in 2017.	3
Enhance growth in GCB	●Under Mr. Bird’s leadership, revenue growth accelerated in 2017 in both Mexico and Asia, and Mexico cards returned to revenue growth in the second half of the year, which was earlier than planned. ●GCB has developed a robust pipeline of potential new investments to contribute to Citi’s future growth.	2

(1)	Return on Tangible Common Equity and Return on Assets exclude the impact of Tax Reform. For a reconciliation of all adjusted results to reported results, please see Annex A to this Proxy Statement.
(2)	Explanations of the colors and ratings used in the scorecards appear on page 85.

Citi 2018 Proxy Statement

PROPOSAL 3: ADVISORY VOTE TO APPROVE CITI’S 2017 EXECUTIVE COMPENSATION	95

SIZE AND SCOPE OF ROLE
●	As CEO of GCB, Mr. Bird’s global responsibilities include all consumer and commercial banking businesses in 19 countries and jurisdictions, including retail banking and wealth management, credit cards, mortgages, and operations and technology supporting GCB.
●	GCB provides traditional banking services to retail customers through retail banking, including commercial banking, and Citi-branded cards and Citi retail services. GCB is focused on its priority markets in the U.S., Mexico, and Asia with 2,451 branches as of December 31, 2017. At December 31, 2017, GCB had approximately $429 billion of assets and $307 billion of deposits.

➢At December 31, 2017, North America GCB had 694 retail bank branches, approximately 9.2 million retail banking customer accounts, $56 billion in retail banking loans, and $182.5 billion in deposits. In addition, North America GCB had approximately 121 million Citi-branded and Citi retail services card accounts with $139.7 billion in outstanding loan balances.
➢At December 31, 2017, Latin America GCB had 1,479 retail branches in Mexico, with approximately 27.7 million retail banking customer accounts, $19.9 billion in retail banking loans, and $27.1 billion in deposits. In addition, Latin America GCB had approximately 5.6 million Citi-branded card accounts with $5.4 billion in outstanding loan balances.
➢At December 31, 2017, Asia GCB businesses had 278 retail branches, approximately 16 million retail banking customer accounts, $70 billion in retail banking loans, and $97.7 billion in deposits. In addition, the businesses had approximately 16.4 million Citi-branded card accounts with $19.8 billion in outstanding loan balances.

SUMMARY OF FRAMEWORK CONCLUSIONS AND FINAL PAY DECISION
Scorecard Assessment Summary
●	Company-wide financial results reflected balanced operating results and continued momentum across businesses and geographies, including revenue growth, positive operating leverage, and operating margin expansion in every region in GCB. Citi attained the challenging targets set at the beginning of 2017, including its announced operating efficiency target, and demonstrated improved operating performance over 2016.
●	The Compensation Committee considered Mr. Bird’s notable 2017 non-financial goal achievements, such as the gains in the digital space, along with key achievements in important markets.

Linking Performance to Compensation
●	Company performance above targets and GCB business performance generally above or near targets plus Mr. Bird’s strong performance against non-financial goals resulted in an overall scorecard rating of 2.48, which points toward compensation within the range of market median for Mr. Bird’s role. The overall scorecard rating was determined by averaging the financial goal ratings and weighting the result 70%, averaging the non-financial goal ratings and weighting the result 30%, then adding the two amounts ([2.6 x 0.7] + [2.2 x 0.3] = 2.48).

Final Award
●	The Compensation Committee awarded Mr. Bird $10.5 million in 2017 annual compensation, a 17% increase over his 2016 pay of $9 million. Mr. Bird’s 2017 compensation was within the range of market median for his role, consistent with the results produced by our executive compensation Framework. In determining the final award amount in the exercise of its discretion, the Compensation Committee relied on the results of the executive compensation Framework, which reflect GCB’s 2017 business performance and progress against a range of objectives designed to drive future growth and Mr. Bird’s strong performance against individual non-financial goals.

www.citigroup.com

96	PROPOSAL 3: ADVISORY VOTE TO APPROVE CITI’S 2017 EXECUTIVE COMPENSATION

Latin America CEO Scorecard and Pay Explanation

In June 2015, Jane Fraser became CEO of Citi’s Latin America (LatAm) region. Previously, she was CEO of Citi’s U.S. Consumer and Commercial Banking and CitiMortgage. From 2009 to 2013, Ms. Fraser served as CEO of Citi’s Private Bank, and before then, she held key strategy roles. She joined Citi in 2004.

FINANCIAL SCORECARD
Ms. Fraser’s performance on most financial metrics was evaluated on the basis of both company-wide and LatAm results, consistent with her roles as an executive officer of Citi and as CEO of LatAm.

Category	Financial Goal (Glossary on Page 139)	2017 Result(1)(2)	Rating(2)
Profitability	Citigroup Income from Continuing Operations Before Taxes	$22.8 billion	2
	LatAm Income from Continuing Operations Before Taxes	$3.2 billion
Expense Management	Citigroup Efficiency Ratio	57.7%	3
	LatAm Efficiency Ratio	50.8%
Use of Capital	Citigroup Return on Tangible Common Equity	8.1%	2
	LatAm Return on Tangible Common Equity	16.3%
	Citigroup Return on Assets	0.84%	2
	LatAm Return on Assets	1.63%
Risk	LatAm Risk Appetite Ratio	225%	2
	LatAm Risk Appetite Surplus	$1.94 billion

NON-FINANCIAL SCORECARD
Non-Financial Goal	Result Highlights	Rating(2)
Strong risk and controls management	●Ms. Fraser led the ongoing upgrade of our governance and control framework in Mexico. In addition, Citi’s regional operational control metrics continued to improve or remained stable in 2017. ●Year-over-year employee engagement scores improved, demonstrating support for an enhanced control environment.	2
Leadership effectiveness	●Ms. Fraser continues to streamline the organizational structure in the region while identifying optimal levels of controls and governance in target markets. ●Ms. Fraser contributed to the success of Citi’s 2017 Investor Day. ●She continues to advance our global commitment to diversity and inclusion through a range of initiatives.	2
Initiatives in Mexico	●Citi continues to execute on its investment plan for Citibanamex (totaling more than $1 billion through 2020). Ms. Fraser is leading the transformation of Citi’s consumer banking platform in Mexico, which in 2017 passed key pre-set milestones on the path related to growth in digital banking, improved client service, branch upgrades, and enhanced regulatory safety and soundness.	2
Productivity and growth in LatAm	●Under Ms. Fraser’s leadership, Citi completed the divestitures of consumer businesses in significant markets, including Argentina and Brazil. ●She has delivered a framework for a simplified client engagement model across ICG in the region with rollout in two countries. ●Mexico cards returned to revenue growth in the second half of the year, which was earlier than planned.	2
Transformation of ICG in LatAm	●Under Ms. Fraser’s leadership, ICG wallet share and “trusted advisor” scores improved over 2016 results.	2

(1)	Return on Tangible Common Equity and Return on Assets exclude the impact of Tax Reform. For a reconciliation of all adjusted results to reported results, please see Annex A to this Proxy Statement.
(2)	Explanations of the colors and ratings used in the scorecards appear on page 85.

Citi 2018 Proxy Statement

PROPOSAL 3: ADVISORY VOTE TO APPROVE CITI’S 2017 EXECUTIVE COMPENSATION	97

SIZE AND SCOPE OF ROLE
●	The CEO of LatAm is responsible for LatAm GCB in Mexico and ICG’s businesses in the 23 countries and jurisdictions where Citi is present in this region.
●	LatAm GCB provides traditional retail banking, including commercial banking, and its Citi-branded cards products to retail customers and small to mid-sized businesses in Mexico through Citibanamex, one of Mexico’s largest banks. At December 31, 2017, LatAm GCB had 1,479 retail branches in Mexico, with approximately 27.7 million retail banking customer accounts, $19.9 billion in retail banking loans (up from $18.0 billion at the end of 2016) and $27.1 billion in deposits.
●	In addition, LatAm GCB had approximately 5.6 million Citi-branded card accounts with $5.4 billion in outstanding loan balances.
●	LatAm ICG has a long-standing institutional presence in the region and leverages Citi’s global network, digital capabilities, and deep local market expertise. In 2017, LatAm ICG had $4.2 billion in revenue and $1.5 billion in income from continuing operations before taxes, and at December 31, 2017, LatAm ICG had $25.4 billion in deposits.

SUMMARY OF FRAMEWORK CONCLUSIONS AND FINAL PAY DECISION
Scorecard Assessment Summary
●	Company-wide financial results reflected balanced operating results and continued momentum across businesses and geographies, including revenue growth, positive operating leverage, and operating margin expansion in ICG as well as in every region in GCB. Citi attained the challenging targets set at the beginning of 2017, including its announced operating efficiency target, and demonstrated improved operating performance over 2016. The LatAm region performed well, with financial performance above or in line with targets.
●	The Compensation Committee considered Ms. Fraser’s notable 2017 non-financial goal achievements, including the accelerating transformation of our consumer businesses in Mexico.

Linking Performance to Compensation
●	Company performance above targets and LatAm business performance above or near targets combined with Ms. Fraser’s strong performance against non-financial goals resulted in an overall scorecard rating of 2.14, which points toward compensation within the range of market median for Ms. Fraser’s role. The overall scorecard rating was determined by averaging the financial goal ratings and weighting the result 70%, averaging the non-financial goal ratings and weighting the result 30%, then adding the two amounts ([2.2 x 0.7] + [2.0 x 0.3] = 2.14).

Final Award
●	The Compensation Committee awarded Ms. Fraser $8.5 million in 2017 annual compensation, an 8% increase over her 2016 annual compensation of $7.9 million. Ms. Fraser’s 2017 compensation was within the range of market median for the role, consistent with the results produced by our executive compensation Framework. In determining the final award amount in the exercise of its discretion, the Compensation Committee relied on the results of the executive compensation Framework, noting the strong overall performance of the LatAm region, the importance of the region to Citi’s financial goals, and Ms. Fraser’s strong performance against individual non-financial goals.

www.citigroup.com

98	PROPOSAL 3: ADVISORY VOTE TO APPROVE CITI’S 2017 EXECUTIVE COMPENSATION

Long-Term Incentives

Performance Share Units

Thirty-five percent of CEO variable pay and 30% of other named executive officer variable pay are awarded as Performance Share Units, which represent half of Citi’s long-term incentive awards for these executives. The performance target levels for this year’s awards were updated but there were no other changes to the terms of the Performance Share Units as compared to last year.

AWARD FEATURE	PERFORMANCE YEAR 2017 PSU DESCRIPTION
Performance Period	January 1, 2018 through December 31, 2020
Target Number of PSUs	Portion of total incentive award allocated to PSU program divided by the average of the closing price of Citi common stock for the five trading days immediately preceding the February 15, 2018 grant date ($74.44)
Performance Metrics and Targets	RoTCE for 2020		Cumulative EPS over 2018-2020
RoTCE is net income (less preferred dividends) divided by average tangible common equity for the year. Half of units earned on RoTCE performance based on the following performance grid:

Cumulative EPS is determined by adding the diluted earnings per share based on net income allocated to common stockholders from our quarterly earnings reports for the 12 quarters ending in 2018 through 2020.

Half of units earned on cumulative EPS based on the following performance grid:

	Percent of Target PSUs Earned	RoTCE for 2020	Percent of Target PSUs Earned	Cumulative EPS, 2018-2020
	0%	Less than 9%	0%	Less than $19.00
	50%	9%	50%	$19.00
	100%	13%	100%	$22.50
	150%	15% or more	150%	$25.00 or more

Performance between the thresholds in the table will be determined by straight-line interpolation to avoid encouraging imprudent risk-taking through artificial cliffs in the design of the PSUs.

Example: If Citi has RoTCE for 2020 of 13% and cumulative EPS of $19.00 over the performance period, the executives will receive 75% of the target PSUs, which assigns equal weight to performance against the RoTCE metric (100% performance) and the cumulative EPS metric (50% performance).

Rationale for Performance Metrics and Target Levels	The rationale for our performance metrics and target levels appears on pages 82-83.
Award Delivery	After the end of the performance period, the number of earned PSUs will be multiplied by the average Citi common stock price over the 20 trading days preceding the final vesting date, and the resulting value will be paid in cash. This practice links the payout to changes in the price of Citi common stock while limiting stockholder dilution.
TSR Factor	The number of PSUs that may be earned is capped at 100% of target if Citi’s total shareholder return is negative over the three-year performance period, regardless of the outcome of the performance metrics.
Dividend Equivalents	Dividend equivalents will be accrued and paid on the number of earned PSUs after the end of the performance period; dividend equivalents on PSUs that are not earned will be forfeited.
Clawbacks	Subject to clawbacks in a range of circumstances, including misconduct and failure to supervise others

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PROPOSAL 3: ADVISORY VOTE TO APPROVE CITI’S 2017 EXECUTIVE COMPENSATION	99

Impact of Tax Reform on Outstanding Performance Share Units

The terms of our Performance Share Unit program are established on the grant date. Those terms require the Compensation Committee to equitably adjust outstanding awards in the event of major nonrecurring events affecting the performance metrics or in the event of changes in tax laws. Accordingly, the Compensation Committee has equitably adjusted outstanding awards with the intent of reproducing the expected value of the awards immediately prior to the enactment of Tax Reform. In substance, the adjustments disregard the one-time charge to earnings in the fourth quarter of 2017 and increase the existing targets for 2018 and 2019 to reflect the lower corporate tax rate. The expected value of the awards remains unchanged after the adjustment so that the executives and Citi neither benefit nor are financially disadvantaged by Tax Reform. The targets as adjusted are aligned with the goals and strategy announced at our 2017 Investor Day, as adjusted for Tax Reform. The following chart summarizes the impact of the adjustments:

GRANT DATE	ADJUSTMENT
February 18, 2015	Average return on assets over the three-year performance period (2015-2017) was adjusted to disregard the charge to earnings in the fourth quarter of 2017.
February 16, 2016	No adjustments. Relative total shareholder return, the sole performance metric for this award, was not impacted.
February 16, 2017	Return on tangible common equity was adjusted to disregard the charge to earnings in the fourth quarter of 2017. In addition, performance targets were raised to reflect lower corporate income tax rates, as follows:

	Percent of Target PSUs Earned (applies separately to each metric)	0%	50%	100%	150%
	Prior 2019 RoTCE	Less than 5%	5%	10%	14% or more
	Adjusted 2019 RoTCE	Less than 6.75%	6.75%	11.75%	15.75% or more
	Prior Cumulative EPS, 2017-2019	Less than $16.00	$16.00	$17.70	$19.00 or more
	Adjusted Cumulative EPS, 2017-2019	Less than $17.00	$17.00	$18.75	$20.35 or more

Deferred Stock Awards

Thirty-five percent of CEO variable pay and 30% of other named executive officer variable pay are awarded as Deferred Stock Awards, which represent half of Citi’s long-term incentive awards for these executives. There have been no changes to the terms of our Deferred Stock Awards since 2013.

AWARD FEATURE	DEFERRED STOCK AWARD (DSA) DESCRIPTION
Vesting Period	Vests 25% each year over a four-year period
Number of Shares	Portion of total incentive award allocated to DSAs divided by the average of the closing price of Citi common stock for the five trading days immediately preceding the February 15, 2018 grant date ($74.44)
Performance- Based Vesting Condition	If Citigroup has pretax losses in any year of the deferral period, the portion of the DSA that is scheduled to vest in the year following the loss year will be reduced by a fraction:

the amount of the pretax loss
the highest level of annual pretax profit for Citigroup in the three years immediately preceding the loss year
If that fraction would result in a cancellation of 20% or less of the shares, the shares scheduled to vest will be reduced by 20% (i.e., there is a minimum cancellation level in the event of pretax losses).
●This provision cannot result in an increase in award value; the feature can only result in the cancellation of unvested shares.

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100	PROPOSAL 3: ADVISORY VOTE TO APPROVE CITI’S 2017 EXECUTIVE COMPENSATION

AWARD FEATURE	DEFERRED STOCK AWARD (DSA) DESCRIPTION
Example	This example shows how the portion of a DSA granted in February 2018 of 20,000 shares that is scheduled to vest in January 2019 — 5,000 shares — would be affected, assuming the following pretax profit (loss) history for Citigroup.
		Pretax profit (loss) for Citigroup (in millions)
	Scheduled vesting date	2018	2017	2016	2015
	January 2019	($500)	$22,761	$21,477	$24,826

The profit amounts for 2015, 2016, and 2017 in the example are derived from current publicly reported financial information. The pretax loss amount for 2018 in the example is a hypothetical assumption for illustrative purposes only.

The reduction produced by the formula (500 divided by 24,826) is 2.01%. Due to the minimum cancellation level, 20% of shares scheduled to vest in January 2019 would be cancelled. Therefore, 1,000 shares of the 5,000 that were scheduled to vest would be cancelled (1,000 = 20% of 5,000).

Dividend Equivalents	Dividend equivalents will be accrued and paid on vested shares after the end of the vesting period; dividend equivalents on DSAs that are not earned will be forfeited.
Clawbacks	Subject to clawbacks

Citi’s Additional Compensation Practices

Risk and Citi’s Incentive Compensation Programs

Our compensation programs are designed in accordance with our responsibility to assume only risks that are prudent and well-understood and to effectively manage those risks to protect the franchise. Our programs have the following important elements:

●	Our Compensation Philosophy requires us to consider risk management when making discretionary incentive compensation awards. Our Compensation Philosophy is available on our public website.
●

The Chief Risk Officer reports at least twice annually to the Compensation Committee on risk levels and trends across Citi, as well as incentive compensation frameworks at the senior executive level and throughout Citi. The Chief Risk Officer reviews our executive compensation Framework to help ensure that compensation is aligned with long-term performance in a manner that does not encourage imprudent or excessive risk-taking.

●	Citi’s executive compensation Framework explicitly and implicitly adjusts incentive awards for risk. Citi’s executive compensation Framework takes risk into account in a number of ways, including:
➢	Using financial metrics intended to assess risk levels as an element of each executive’s financial goals,
➢	Evaluating risk management performance, including effectiveness of the control environment, as part of the non-financial goals, and
➢	Taking adverse risk outcomes into account when determining incentive compensation.
●

An assessment of risk management behaviors is taken into account in determining individual incentive awards. For individual covered employees (several hundred of the most senior employees at Citi), Citi has established an annual control function review process in which reviewers from the control functions provide an evaluation of each covered employee’s risk behaviors. The control functions are Compliance, Finance, Internal Audit, Legal, and Risk Management. The process is designed to evaluate current behavior and attitudes toward risk. The rating from the control function review process informs and influences the covered employee’s performance review conducted by the employee’s manager, and the results of the process are reported to the Compensation Committee. We believe this process has

Citi’s control functions provide direct feedback on a senior manager’s risk behaviors as part of the annual performance assessment process.

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improved awareness of the importance of risk management behaviors and has resulted in the strengthening of Citi’s risk culture. The named executive officers other than Mr. Corbat were evaluated on risk behaviors by Citi’s control functions through this annual control function review process, and Mr. Corbat was assessed on risk behaviors by the Compensation Committee with input from the control functions. These reviews resulted in positive ratings or assessments on risk behaviors for the named executive officers. The positive ratings were not determinative of the size of the annual incentive awards for 2017, as a positive rating on risk behaviors is an expected element of job performance in all covered employee roles. A negative risk rating on risk behaviors would have resulted in the reduction or elimination of incentive compensation awarded for 2017.

●

Annual incentive awards to covered employees, including the named executive officers, have design features intended to discourage imprudent or excessive risk-taking. Through a systematic annual process, Citi identifies the inherent material risks to the firm and its material business units, and then identifies employees with influence over those risks as covered employees, as defined in applicable bank regulatory guidance. The compensation structure for covered employees, including the named executive officers, includes substantial deferrals and clawbacks intended to cover a range of behaviors. Furthermore, performance-based vesting criteria are a part of all deferred incentive compensation awarded to covered employees.

●

Citi has a strong global governance process covering Citi’s incentive compensation plans. Citi’s formulaic incentive compensation plans, including its sales incentive plans, provide variable compensation to a broad-based population of employees predominantly in Global Consumer Banking. The plans are administered through a global governance process that is designed to eliminate incentives to engage in illegal or imprudent conduct or take imprudent or excessive risks. As part of this governance process, all of Citi’s incentive compensation plans throughout the world are analyzed through a central risk management model developed and administered by a third-party consultant with input from Citi. Six potential sources of risk are assessed: incentive program design, misalignment with Citi’s strategy and goals, pay opportunity offered by the plan, payout approval process, extent of monitoring as part of plan governance, and risks associated with plan administration. Plans are remediated based on the results of the risk assessment, if appropriate. This global governance model ensures that best practices are communicated and shared throughout Citi.

●

Clawbacks applicable to Performance Share Units and Deferred Stock Awards. Citi’s robust clawback policies are applicable to incentive awards to the named executive officers and all other eligible employees. The clawback provisions provide Citi with the right to cancel unvested deferred incentive compensation under a range of adverse outcomes and are summarized in the table below:

APPLICABLE CLAWBACK POLICY	POTENTIAL TRIGGER	PERFORMANCE SHARE UNITS	DEFERRED STOCK AWARDS
General	Misconduct or materially imprudent judgment that caused harm to any of Citi’s business operations, or that resulted or could result in regulatory sanctions, including either failure to supervise employees who engaged in such behavior or failure to escalate such behavior
Material Adverse Outcome	Significant responsibility for a Material Adverse Outcome (MAO), which is defined as serious financial or reputational harm to Citi
Citi	Award received based on materially inaccurate publicly reported financial statements
Citi	Employee knowingly engaged in providing materially inaccurate information relating to publicly reported financial statements
Citi	Material violation of any risk limits established or revised by senior management and/or risk management
Citi	Gross misconduct
Sarbanes-Oxley	Intentional misconduct or fraud that requires a financial restatement

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102	PROPOSAL 3: ADVISORY VOTE TO APPROVE CITI’S 2017 EXECUTIVE COMPENSATION

At a minimum Citi will consider whether a Material Adverse Outcome has occurred and potential impact on Performance Share Units if there is an annual pretax loss at any of the following three reportable financial segments: Citigroup (the entire company), Global Consumer Banking, and Institutional Clients Group. Citi will also consider making public disclosures whenever a decision has been made to cancel deferred compensation payable to an executive officer because he or she had significant responsibility for a Material Adverse Outcome or otherwise.

Our Independent Compensation Consultant

The Board’s compensation consultant does no work for Citi other than advising the Board.

FW Cook has been the Compensation Committee’s independent advisor since 2012. FW Cook provides no services to Citi other than its services to the Board, has no other ties to management that could jeopardize its fully independent status, and has strong internal governance policies that help ensure that it maintains its independence. Representatives of FW Cook attended all Compensation Committee meetings during 2017, including executive sessions as requested, and consulted with Compensation Committee members between meetings. FW Cook advised the Compensation Committee regarding the compensation awarded to the CEO and other executive officers. FW Cook also provided extensive guidance and analysis regarding the Compensation Committee’s and the Board’s responses to Citi’s advisory say-on-pay votes, offered market insights, and provided advice to the Compensation Committee on Citi’s executive compensation plan design and the presentation of its programs to stockholders. FW Cook was paid fees of $293,940 in 2017. Pursuant to SEC and NYSE rules, the Compensation Committee assessed the independence of FW Cook most recently in January 2018 and determined that FW Cook is independent from Citi management and that its work for the Compensation Committee has not raised any conflicts of interest.

Tax Deductibility of Incentive Compensation

Annual incentive awards for 2017 were awarded to named executive officers under the 2011 Executive Performance Plan (the EPP), a performance plan intended to preserve the deductibility of incentive compensation paid to the named executive officers that might otherwise not be deductible under Section 162(m) of the Internal Revenue Code under rules in effect before Tax Reform. The EPP specifies a maximum amount that can be awarded to a participant for any year based on Citigroup’s income from continuing operations before income taxes. The amount of annual incentive actually awarded for the year, however, is determined by the Compensation Committee, applying the executive compensation Framework described in this Compensation Discussion and Analysis and subject to the condition that Citi may pay less (but not more) than the maximum. For 2017, the Compensation Committee certified the maximum amount payable under the EPP as $45.4 million per executive (0.2% of Citigroup earnings) and exercised its negative discretion to award lesser amounts under the plan. In addition to this limit on total incentive pay, the EPP also limits the annual cash bonus portion of individual executive officer incentive pay to $20 million. While Citi has sought to preserve deductibility of compensation paid to the named executive officers to the extent permitted by law, Citi has retained the flexibility to provide nondeductible compensation arrangements it believes are necessary to recruit, incentivize, and retain its executives. Tax Reform amended Section 162(m) of the Internal Revenue Code by removing the exception for qualified performance based compensation and expanding it to cover the CFO, thereby reducing the potential for deductible executive compensation in the future. Citi does not intend to change its pay-for-performance approach to awarding executive pay due to Tax Reform.

Citi 2018 Proxy Statement

PROPOSAL 3: ADVISORY VOTE TO APPROVE CITI’S 2017 EXECUTIVE COMPENSATION	103

The Personnel and Compensation Committee Report

The Personnel and Compensation Committee has evaluated the performance of and determined the compensation for the CEO, approved the compensation of executive officers, and approved the compensation structure for other members of senior management and other highly compensated employees. The Personnel and Compensation Committee reviewed and discussed the foregoing Compensation Discussion and Analysis with members of senior management and, based on this review, the Personnel and Compensation Committee recommended to the Board of Directors of Citigroup Inc. that the Compensation Discussion and Analysis be included in Citi’s Annual Report on Form 10-K and Proxy Statement on Schedule 14A filed with the SEC.

The Personnel and Compensation Committee:

Duncan P. Hennes (Chair)
Michael E. O’Neill
Gary M. Reiner
Diana L. Taylor

Dated: March 7, 2018

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104	PROPOSAL 3: ADVISORY VOTE TO APPROVE CITI’S 2017 EXECUTIVE COMPENSATION

2017 Summary Compensation Table and
Compensation Information

2017 Summary Compensation Table

The following table shows the compensation for 2017, 2016, and, as applicable, 2015, for any person serving as Citi’s CEO or CFO during 2017 and Citi’s three other most highly compensated executive officers. These individuals are referred to as Citi’s named executive officers.

Name and Principal Position(1)	Year(2)	Salary ($)	Bonus(3) ($)	Stock Awards(4) ($)	Non-Equity Incentive Plan Compensation(5) ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(6) ($)	All Other Compensation(7) ($)	Total ($)
Michael Corbat CEO	2017	$1,500,000	$6,450,000	$9,831,752	$0	$3,731	$16,200	$17,801,683
	2016	$1,500,000	$4,200,000	$7,645,356	$1,848	$4,271	$30,283	$13,381,758
	2015	$1,500,000	$6,000,000	$6,493,169	$586,393	$2,961	$15,900	$14,598,423
John Gerspach CFO	2017	$500,000	$4,200,000	$5,116,524	$0	$79,241	$16,200	$9,911,965
	2016	$500,000	$3,400,000	$4,332,368	$1,355	$48,949	$15,900	$8,298,572
	2015	$500,000	$3,400,000	$3,952,364	$430,021	$18,937	$15,900	$8,317,222
James Forese President, Citi; CEO, Institutional Clients Group	2017	$500,000	$7,800,000	$8,908,771	$2,611	$1,524	$16,200	$17,229,106	(8)
	2016	$500,000	$5,920,000	$7,901,877	$1,056,412	$4,342	$15,900	$15,398,531
	2015	$496,712	$6,201,315	$7,354,220	$2,082,700	$4,074	$15,900	$16,154,921
Stephen Bird CEO, Global Consumer Banking	2017	$500,000	$4,000,000	$5,116,751	$1,250	$0	$3,143,844	$12,761,845
	2016	$499,623	$3,400,151	$3,766,294	$509,673	$0	$5,122,985	$13,298,726
	2015	$500,273	$3,199,891	$3,880,827	$974,873	$0	$742,590	$9,298,454
Jane Fraser CEO, Latin America Region	2017	$500,000	$3,200,000	$4,454,386	$452,764	$0	$20,265	$8,627,415
	2016	$500,000	$2,960,000	$3,302,904	$895,061	$0	$18,730	$7,676,695

(1)	The principal position for each named executive officer is the position he or she held on December 31, 2017.
(2)	In accordance with SEC rules, compensation for Ms. Fraser is not presented for 2015 because she was not a named executive officer for that year.
(3)	Amounts in this column show cash bonuses for service in the listed year.
(4)

In accordance with SEC rules, the amounts in this column for 2017 are the aggregate grant date fair values of Performance Share Units and Deferred Stock Awards awarded under the Capital Accumulation Program, in each case granted in February 2017 for performance in 2016. SEC rules require the presentation of awards granted during calendar year 2017, not awards made in respect of performance in 2017. The separate grant date value of each award is disclosed in the 2017 Grants of Plan-Based Awards Table. The aggregate grant date fair values of the awards are computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. The assumptions made, if any, when calculating the amounts in this column are found in Note 7 to the Consolidated Financial Statements of Citigroup Inc. and its subsidiaries, as filed with the SEC on Form 10-K for 2017. The amounts reported in the Summary Compensation Table for the Performance Share Units are the values at the grant date under applicable accounting principles, which take into account the probable outcome of the performance conditions. Consequently, these values differ from the nominal amount of the awards made by the Compensation Committee, which is divided by the Citi common stock price as determined on the grant date to yield a target number of Performance Share Units. The values of the Performance Share Units at the 2017 grant date shown in the 2017 Summary Compensation Table, assuming that the highest levels of performance conditions are achieved, are: Mr. Corbat, $7,350,000; Mr. Gerspach, $3,825,000; Mr. Forese, $6,660,000; Mr. Bird, $3,825,170; and Ms. Fraser, $3,330,000.

(5)

Set forth below is a breakdown of the amount reported as Non-Equity Incentive Plan Compensation for each named executive officer for 2017. For each executive, the total amount shown in the 2017 Summary Compensation Table represents the amount of each Deferred Cash Award considered earned in 2017 even though the awards were granted in prior years in respect of

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prior year service. Deferred Cash Awards were granted to senior executives before the creation of our Performance Share Unit program and are also granted to executives who are not eligible for Performance Share Units, which are awarded only to the CEO and executives who report directly to him. Like our Performance Share Units, Deferred Cash Awards represent 50% of each executive’s deferred incentive award for the applicable performance year with Deferred Stock Awards representing the other 50%. Deferred Cash Awards earn notional interest at a fixed market rate and vest over a period of four years, and the portion of the award (including notional interest) that vests for a year is included in the Summary Compensation Table for the year of vesting. The amount shown in the 2017 Summary Compensation Table therefore includes the portions of outstanding awards that vested and were deemed earned in 2017 and notional interest earned in 2017 on all outstanding awards.

Name	Reportable Portion of February 2015 Deferred Cash Award ($)	Aggregate 2017 Earnings on Outstanding Deferred Cash Awards ($)	Total Non-Equity Incentive Plan Amount Shown in 2017 Summary Compensation Table ($)
Michael Corbat	—	—	—
John Gerspach	—	—	—
James Forese	—	$2,611	$2,611
Stephen Bird	—	$1,250	$1,250
Jane Fraser	$406,834	$45,930	$452,764

The table includes a portion of the Deferred Cash Award granted in February 2015 for performance in 2014 and notional interest earned in 2017 on all outstanding awards. Mr. Forese and Mr. Bird received small amounts of notional interest in connection with the January 20, 2017, vesting of the last tranche of their Deferred Cash Awards granted in January 2013 for performance in 2012.

Mr. Bird’s Deferred Cash Awards were denominated in Hong Kong dollars as they were awarded for years in which Mr. Bird was employed in Hong Kong. The amounts presented above for Mr. Bird are shown as converted from Hong Kong dollars to U.S. dollars at the December 31, 2017, conversion rate used to prepare Citi’s financial statements (0.12798198 U.S. dollars = 1 Hong Kong dollar). Ms. Fraser’s Deferred Cash Awards are denominated in British pounds as they were awarded for years in which Ms. Fraser was employed in London. The amounts presented above for Ms. Fraser are shown as converted from British pounds to U.S. dollars at the December 31, 2017, conversion rate used to prepare Citi’s financial statements (1.3529 U.S. dollars = 1 British pound).

(6)

These amounts represent the increases in the present value of pension benefits for Mr. Corbat, Mr. Gerspach, and Mr. Forese, as more fully described in the 2017 Pension Benefits Table. (The value of Mr. Gerspach’s benefit under The Citigroup Pension Plan increased by $48,224, and the value of his benefit under the Supplemental ERISA Compensation Plan of Citibank, N.A. and Affiliates increased by $31,017.) The amount of each named executive officer’s above-market or preferential earnings on compensation that was deferred on a basis that was not tax-qualified was $0. Mr. Bird and Ms. Fraser have never been eligible to participate in a defined benefit pension plan under the terms of Citi’s broad-based retirement programs in effect in their employment countries; they have participated only in defined contribution retirement plans since the commencement of their employment.

(7)	Set forth below is a breakdown of All Other Compensation for 2017 (including personal benefits):

Name	Employer Retirement Plan Contribution ($)	Tax Reimbursement Costs ($)	Temporary Living and Home Leave Costs ($)	Housing and Cost of Living Differential ($)	Relocation Expenses ($)	Total ($)
Michael Corbat	$16,200	$0	$0	$0	$0	$16,200
John Gerspach	$16,200	$0	$0	$0	$0	$16,200
James Forese	$16,200	$0	$0	$0	$0	$16,200
Stephen Bird	$15,304	$3,125,172	$0	$0	$3,368	$3,143,844
Jane Fraser	$16,200	$4,065	$0	$0	$0	$20,265

Mr. Bird moved from Hong Kong to New York on an expatriate assignment effective July 1, 2015, with benefits provided under the general terms of Citi’s Expatriate Program. Mr. Bird’s expatriate assignment ended on December 31, 2016, at which time he became a U.S. local employee. Mr. Bird is not eligible for expatriate benefits for service after 2016; amounts in the above table are attributable to compensation paid in 2017 for service in prior years. The benefits made available to Mr. Bird are fully in accordance with Citi’s Expatriate Program and are generally available to similarly situated employees who accept assignments

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106	PROPOSAL 3: ADVISORY VOTE TO APPROVE CITI’S 2017 EXECUTIVE COMPENSATION

outside their home countries. The Expatriate Program enables Citi to quickly fill specific business needs through relocating employees for a transitional period and neutralizing the tax and other personal financial consequences of the move. The tax equalization benefits shown above in the Tax Reimbursement Costs column are intended to limit Mr. Bird’s tax liabilities and related expenses to what they would have been had he remained employed in Hong Kong in 2016 and, as such, are not additional incentive compensation. The disclosed amounts are based on the estimated tax equalization benefits accrued in respect of compensation paid in 2017 in respect of prior year service, although the tax equalization payments may be made in later years and will not again appear in the Summary Compensation Table.

The tax reimbursement costs for Ms. Fraser relate to an assignment under Citi’s Expatriate Program that ended before 2017. All named executive officers received 401(k) plan matching contributions pursuant to the formula applicable to all eligible U. S. employees.

Mr. Corbat has entered into an Aircraft Time Sharing Agreement with Citiflight, Inc. (a subsidiary of Citigroup Inc.) that permits him to reimburse Citi for the cost of his personal use of corporate aircraft in accordance with limits set forth in Federal Aviation Regulation 91.501(d). Mr. Corbat has reimbursed Citi for the flights in an amount equal to or exceeding the aggregate incremental cost of such flights during 2017.

(8)

Mr. Forese’s reported compensation exceeded Mr. Corbat’s reported compensation in prior years in part because Mr. Forese was awarded Deferred Cash Awards in prior years when Mr. Corbat was awarded Performance Share Units; Deferred Cash Awards are reported as Non-Equity Incentive Plan Compensation over time as they vest while Performance Share Units are reported in full as Stock Awards for the year of grant. Therefore, Mr. Forese has had significant amounts of prior year compensation reported in the Summary Compensation Table while parallel compensation for Mr. Corbat appeared in the Summary Compensation Table for earlier years. In addition, the Bonus column shows a significantly lower amount for Mr. Corbat than for Mr. Forese for 2016 in part because the Compensation Committee increased the percentage of Mr. Corbat’s compensation deferred in the form of Deferred Stock Awards and Performance Share Units, both of which are reported in the Summary  Compensation Table for 2017 rather than 2016, but did not increase the deferral percentage for any other named executive  officer. Notwithstanding the foregoing, Mr. Forese’s annual compensation has been comparable to Mr. Corbat’s. The Compensation  Committee has recognized Mr. Forese’s performance in his franchise-wide role as Citi President as well as his role  as CEO of Institutional Clients Group, with its broad range of complex products and services and its exceptional global scale. The Compensation Committee has also considered market levels of pay for the roles.

2017 Grants of Plan-Based Awards

The table below provides information regarding awards granted by the Compensation Committee to the named executive officers in 2017. The values shown are each equity award’s grant date fair value as determined under applicable accounting standards.

		Estimated Future Payouts Under Equity Incentive Plan Awards				Grant Date Fair Value of Stock and Option Awards ($)(1)
Name	Grant Date	Threshold (#)	Target (#)		Maximum (#)
Michael Corbat	2/16/2017	0	83,285	(2)	83,285	$4,900,000
	2/16/2017	0	83,285	(3)	124,927	$4,931,752
John Gerspach	2/16/2017	0	43,342	(2)	43,342	$2,550,000
	2/16/2017	0	43,342	(3)	65,013	$2,566,524
James Forese	2/16/2017	0	75,466	(2)	75,466	$4,440,000
	2/16/2017	0	75,466	(3)	113,199	$4,468,771
Stephen Bird	2/16/2017	0	43,344	(2)	43,344	$2,550,113
	2/16/2017	0	43,344	(3)	65,016	$2,566,638
Jane Fraser	2/16/2017	0	37,733	(2)	37,733	$2,220,000
	2/16/2017	0	37,733	(3)	56,599	$2,234,386

(1)

The assumptions used in determining grant date fair value are the same as those set forth in footnote 4 to the 2017 Summary Compensation Table. These amounts do not necessarily represent the actual value that may be realized by the named executive officer. The amounts reported in the 2017 Grants of Plan-Based Awards Table for the Performance Share Units are the values at the grant date under applicable accounting principles, which take into account the probable outcome of the performance conditions. Consequently, these values differ from the nominal amount of the awards made by the Compensation Committee, which is divided by the Citi common stock price as determined on the grant date to yield a target number of Performance Share Units.

(2)	These Deferred Stock Awards were granted under the 2014 Stock Incentive Plan for performance in 2016. More detailed information about the terms of these awards appears on pages 99-100.
(3)

These awards are Performance Share Units for performance in 2016. More detailed information about the terms of these awards appears on pages 98-99. The performance targets were equitably adjusted after the grant date to reflect Tax Reform, as disclosed on page 99.

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Outstanding Equity Awards at 2017 Fiscal Year End

The market values in this table were computed using the closing price of a share of Citi common stock on December 29, 2017, which was $74.41.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Michael Corbat	2/18/2014	—		—	—	19,631	(1)	$1,460,743	—		—
	2/18/2015	—		—	—	—		—	34,111	(2)	$2,538,200
	2/18/2015	—		—	—	64,880	(3)	$4,827,721	—		—
	2/16/2016	—		—	—	—		—	91,093	(4)	$6,778,230
	2/16/2016	—		—	—	—		—	104,211	(5)	$7,754,341
	2/16/2017	—		—	—	—		—	83,285	(6)	$6,197,237
	2/16/2017	—		—	—	—		—	83,285	(7)	$6,197,237
John Gerspach	2/18/2014	—		—	—	10,571	(1)	$786,588	—		—
	2/18/2015	—		—	—	—		—	20,763	(2)	$1,544,975
	2/18/2015	—		—	—	39,492	(3)	$2,938,600	—		—
	2/16/2016	—		—	—	—		—	51,619	(4)	$3,840,970
	2/16/2016	—		—	—	—		—	59,053	(5)	$4,394,134
	2/16/2017	—		—	—	—		—	43,342	(6)	$3,225,078
	2/16/2017	—		—	—	—		—	43,342	(7)	$3,225,078
James Forese	1/14/2009	29,745	(8)	$106.10	1/14/2019	—		—	—		—
	1/14/2009	29,745	(8)	$178.50	1/14/2019	—		—	—		—
	2/18/2014	—		—	—	20,424	(1)	$1,519,750	—		—
	2/18/2015	—		—	—	—		—	38,634	(2)	$2,874,756
	2/18/2015	—		—	—	73,483	(3)	$5,467,870	—		—
	2/16/2016	—		—	—	—		—	94,149	(4)	$7,005,627
	2/16/2016	—		—	—	—		—	107,707	(5)	$8,014,478
	2/16/2017	—		—	—	—		—	75,466	(6)	$5,615,425
	2/16/2017	—		—	—	—		—	75,466	(7)	$5,615,425
Stephen Bird	2/18/2014	—		—	—	10,238	(1)	$761,810	—		—
	2/18/2015	—		—	—	—		—	22,321	(2)	$1,660,906
	2/18/2015	—		—	—	42,455	(3)	$3,159,077	—		—
	2/16/2016	—		—	—	—		—	48,581	(4)	$3,614,912
	2/16/2016	—		—	—	—		—	55,577	(5)	$4,135,485
	2/16/2017	—		—	—	—		—	43,344	(6)	$3,225,227
	2/16/2017	—		—	—	—		—	43,344	(7)	$3,225,227
Jane Fraser	2/16/2015	—		—	—	—		—	18,199	(2)	$1,354,188
	2/16/2016	—		—	—	—		—	42,604	(4)	$3,170,164
	2/16/2016	—		—	—	—		—	48,739	(5)	$3,626,669
	2/16/2017	—		—	—	—		—	37,733	(6)	$2,807,713
	2/16/2017	—		—	—	—		—	37,733	(7)	$2,807,713

(1)	This Deferred Stock Award granted on February 18, 2014, vested in four equal annual installments beginning on January 20, 2015, subject to a performance-based vesting condition.

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108	PROPOSAL 3: ADVISORY VOTE TO APPROVE CITI’S 2017 EXECUTIVE COMPENSATION

(2)	This Deferred Stock Award granted on February 16, 2015, or February 18, 2015, vests in four equal annual installments beginning on January 20, 2016, subject to a performance-based vesting condition.
(3)	This Performance Share Unit award granted on February 16, 2015, vested in three equal annual installments beginning on January 20, 2016, subject to performance conditions based on relative total shareholder return and average return on assets. Based on attainment of the performance metrics of the award, 95.1% of the target number of units was delivered to each executive. The performance period for the award ended on December 31, 2017. Average return on assets over the three-year performance period (2015-2017) was equitably adjusted to disregard the charge to earnings in the fourth quarter of 2017, and the equitable adjustment is reflected in the values in the table and in the final payouts. The table presents the award values at December 31, 2017; the values of the awards on the 2017 delivery date are different and were determined using a five-day average Citi common stock price as of the final vesting date (January 20, 2018), such that the realized values of the awards were as follows: Mr. Corbat, $5,143,767; Mr. Gerspach, $3,130,988; Mr. Forese, $5,825,875; and Mr. Bird, $3,365,900.
(4)	This Deferred Stock Award granted on February 16, 2016, vests in four equal annual installments beginning on January 20, 2017, subject to a performance-based vesting condition.
(5)	This Performance Share Unit award granted on February 16, 2016, vests in three equal annual installments beginning on January 20, 2017, subject to performance conditions based on relative total shareholder return. The table includes the entire value of Performance Share Units assuming that relative total shareholder return and the Citi common stock price at December 31, 2017, remain unchanged through the end of the performance period in 2018.
(6)	This Deferred Stock Award granted on February 16, 2017, vests in four equal annual installments beginning on January 20, 2018, subject to a performance-based vesting condition.
(7)	This Performance Share Unit award granted on February 16, 2017, vests in three equal annual installments beginning on January 20, 2018, subject to performance conditions based on return on tangible common equity and cumulative earnings per share. The table includes the entire value of Performance Share Units assuming that 100% of target for both performance metrics is achieved and the Citi common stock price at December 31, 2017, remains unchanged through the end of the performance period in 2019.
(8)	This stock option granted on January 14, 2009, vested in four equal annual installments beginning on January 14, 2010. The numbers of options and exercise prices have been adjusted for the 10-for-1 reverse stock split effective May 6, 2011.

Option Exercises and Stock Vested in 2017

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Michael Corbat	—	—	124,392	$7,103,997
John Gerspach	—	—	70,523	$4,025,734
James Forese	—	—	135,308	$7,724,295
Stephen Bird	—	—	69,336	$3,957,429
Jane Fraser	—	—	35,029	$2,023,403

(1)	The values in the Stock Awards column reflect Deferred Stock Awards and Performance Share Units that were delivered to the named executive officers in 2017.

Citi 2018 Proxy Statement

PROPOSAL 3: ADVISORY VOTE TO APPROVE CITI’S 2017 EXECUTIVE COMPENSATION	109

2017 Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1) ($)
Michael Corbat	The Citigroup Pension Plan	24.4	$118,329
John Gerspach(2)	The Citigroup Pension Plan	17.7	$539,574
	Supplemental ERISA Compensation Plan of Citibank, N.A. and
	Affiliates (Pay Cap Plan)	11.7	$357,017
James Forese	The Citigroup Pension Plan	24.5	$107,560
Stephen Bird	–	—	—
Jane Fraser	–	—	—

(1)	The mortality table, plan discount rate, and payment form assumptions used in determining the present value of The Citigroup Pension Plan and Pay Cap Plan benefits are the same as the year-end 2017 assumptions used to prepare Note 8 to the Consolidated Financial Statements of Citigroup Inc. and its subsidiaries, as filed with the SEC on Form 10-K for 2017. An interest crediting rate on cash balance plan benefits of 2.60% is also an assumption used in determining these present values. The interest crediting rate assumption is not required to be stated in that Note 8. Benefits in the 2017 Pension Benefits Table have been calculated using a normal retirement age of 65, as defined in the plans.
(2)	Mr. Gerspach has more years of credited service under The Citigroup Pension Plan than under the Pay Cap Plan because benefit accruals under the Pay Cap Plan ceased before benefit accruals under The Citigroup Pension Plan ceased.

Citi’s policy is that executives should accrue retirement benefits on the same basis generally available to Citi employees under Citi’s broad-based, tax-qualified retirement plans. Citi has not granted extra years of credited service under any retirement plan to any of the named executive officers. Mr. Bird and Ms. Fraser have never been eligible to participate in a defined benefit pension plan under the terms of Citi’s broad-based retirement programs in effect in their employment countries; they have participated only in defined contribution retirement plans since the commencement of their employment at Citi.

The following describes the pension plans listed in the 2017 Pension Benefits Table.

The Citigroup Pension Plan. The purpose of this broad-based, tax-qualified retirement plan is to provide retirement income on a tax-deferred basis to all eligible U.S. employees. Effective December 31, 2006, The Citigroup Pension Plan was closed to new members and generally ceased benefit accruals effective December 31, 2007. Mr. Corbat, Mr. Gerspach, and Mr. Forese are eligible for benefits under this plan. Mr. Corbat’s and Mr. Forese’s entire benefits are cash balance benefits, and Mr. Gerspach accrued a cash balance benefit from 2000 through 2007.

The Citigroup Pension Plan cash balance benefit is expressed as a hypothetical account balance. Prior to January 1, 2008, the plan generally provided for the annual accrual of benefit credits for most of the covered population, including the covered named executive officers, at a rate between 1.5% and 6% of eligible compensation; the benefit credit rate increased with age and service. Eligible compensation generally included base salary and incentive awards, but excluded compensation payable after termination of employment, certain non-recurring payments, and other benefits. Annual eligible compensation was limited by the Internal Revenue Code to $225,000 for 2007 (the final year of cash balance benefit accrual). Interest credits continue to be applied annually to each participant’s account balance; these credits are based on the yield on 30-year Treasury bonds (as published by the Internal Revenue Service).

Prior to 2000, Mr. Gerspach accrued a benefit under the Citibank Retirement Plan formula, which is a component of The Citigroup Pension Plan. That formula generally provided for an annual benefit of 2% of annual average compensation per year of service for up to 30 years of credited service plus 0.75% of average annual compensation for up to an additional five years of credited service, reduced by an offset based on an estimated Social Security benefit. Annual compensation included base salary and excluded bonus and incentive pay, and average annual compensation was the average of the five highest years of annual compensation out of the final 10 annual computation periods. Annual compensation was also subject to limits imposed by the Internal Revenue Code.

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110	PROPOSAL 3: ADVISORY VOTE TO APPROVE CITI’S 2017 EXECUTIVE COMPENSATION

Benefits under The Citigroup Pension Plan are payable in annuity form or in other optional forms, including a lump sum, upon termination of employment. The Citigroup Pension Plan’s normal retirement age is 65. The portion of an eligible participant’s benefit determined under the Citibank Retirement Plan formula may be paid upon early retirement, which is defined for this purpose as the first day of the month after the later of the participant’s 55th birthday or the date on which the participant completes a year of service (as defined in the plan). Mr. Gerspach has attained eligibility for early retirement, and there would be no reduction in his benefits attributable to early retirement under the terms of the plan because he attained age 60 while employed.

Supplemental ERISA Compensation Plan of Citibank, N.A. and Affiliates (Pay Cap Plan). The Pay Cap Plan is an unfunded, nonqualified deferred compensation plan. The Pay Cap Plan provided benefits not otherwise provided under The Citigroup Pension Plan because of limits imposed by the Internal Revenue Code on eligible pay and benefits. To the extent that a participant’s benefit was determined under the cash balance formula in The Citigroup Pension Plan, eligible compensation under the Pay Cap Plan was limited to $500,000 beginning January 1, 2000. Future benefit accruals under the Pay Cap Plan ceased effective January 1, 2002, for most participants in the plan, including Mr. Gerspach. Benefits under the Pay Cap Plan are payable at the same time as benefits are payable under The Citigroup Pension Plan; accordingly, Mr. Gerspach is eligible for early retirement and immediate commencement under the Pay Cap Plan.

2017 Nonqualified Deferred Compensation

Name and Plan	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year(1) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End(2) ($)
Michael Corbat	—	—	—	—	—
John Gerspach
Citicorp Deferred Compensation Plan	$0	$0	$314,997	$0	$1,948,519
James Forese	—	—	—	—	—
Stephen Bird	—	—	—	—	—
Jane Fraser	—	—	—	—	—

(1)	The amount reported as “Aggregate Earnings in Last Fiscal Year” was not required to be reported in the 2017 Summary Compensation Table.
(2)	The amount in the “Aggregate Balance at Last Fiscal Year End” column was not required to be reported in any prior year Summary Compensation Table.

The following is additional information on the plan shown in the 2017 Nonqualified Deferred Compensation Table.

Citicorp Deferred Compensation Plan. Mr. Gerspach participates in the Citicorp Deferred Compensation Plan, which was closed in 2001 and provided for mandatory and voluntary deferrals of compensation from 1996 through 2000 for employees of Citicorp. All mandatory deferrals under the Citicorp Deferred Compensation Plan have been distributed to participants, but voluntary deferrals are notionally invested at the participant’s election in one of six pre-determined investment alternatives. Participants may change investment elections up to four times per year. All amounts deferred under the Citicorp Deferred Compensation Plan are fully vested and are distributed in a lump sum or installments at the participant’s election upon termination at or after the attainment of age 55.

Potential Payments upon Termination or Change of Control

General Policies. Citi does not provide guaranteed executive severance or change of control agreements, and none of the named executive officers has an individually negotiated employment or separation agreement.

Citi 2018 Proxy Statement

PROPOSAL 3: ADVISORY VOTE TO APPROVE CITI’S 2017 EXECUTIVE COMPENSATION	111

Potential Payments Table. Set forth below is a table showing the estimated value of outstanding awards that would have been delivered over time to each named executive officer, had the applicable employment termination or other event occurred on December 31, 2017 and assuming that all award vesting and performance conditions are satisfied. Unless the awards are forfeited, the awards shown in the Potential Payments Table vest on schedule following termination of employment and do not accelerate by their terms except in the case of death. The closing price of Citi’s common stock on December 29, 2017 ($74.41) was used in developing the estimates shown in the Potential Payments Table.

Name	Change of Control of Citigroup ($)	Termination for Gross Misconduct ($)	Involuntary Termination not for Gross Misconduct ($)	Voluntary Resignation or Retirement ($)	Death or Disability ($)
Michael Corbat
Deferred Stock Awards	$0	$0	$16,974,410	$16,974,410	$16,974,410
Performance Share Units(1)	$0	$0	$18,779,299	$18,779,299	$18,779,299
Deferred Cash Awards	$0	$0	$0	$0	$0
John Gerspach
Deferred Stock Awards	$0	$0	$9,397,611	$9,397,611	$9,397,611
Performance Share Units(1)	$0	$0	$10,557,812	$10,557,812	$10,557,812
Deferred Cash Awards	$0	$0	$0	$0	$0
James Forese
Deferred Stock Awards	$0	$0	$17,015,558	$17,015,558	$17,015,558
Performance Share Units(1)	$0	$0	$19,097,773	$19,097,773	$19,097,773
Deferred Cash Awards	$0	$0	$0	$0	$0
Stephen Bird
Deferred Stock Awards	$0	$0	$9,262,855	$9,262,855	$9,262,855
Performance Share Units(1)	$0	$0	$10,519,789	$10,519,789	$10,519,789
Deferred Cash Awards	$0	$0	$0	$0	$0
Jane Fraser
Deferred Stock Awards	$0	$0	$7,332,065	$7,332,065	$7,332,065
Performance Share Units(1)	$0	$0	$6,434,382	$6,434,382	$6,434,382
Deferred Cash Awards(2)	$0	$0	$941,405	$941,405	$941,405

(1)	The Potential Payments Table includes (a) the value of the Performance Share Units granted in February 2015 assuming that relative total shareholder return, average return on assets as equitably adjusted for Tax Reform, and the Citi common stock price at December 31, 2017, remained unchanged through the final vesting date; (b) the value of the Performance Share Units granted in February 2016 assuming that relative total shareholder return and the Citi common stock price at December 31, 2017, remain unchanged through the final vesting date; and (c) the value of the Performance Share Units granted in February 2017 assuming that Performance Share Units are earned at 100% of target levels and that the Citi common stock price at December 31, 2017, remains unchanged through the final vesting date.
(2)	Ms. Fraser’s Deferred Cash Awards are denominated in British pounds as they were awarded for years in which she was employed in London. The amounts presented above for Ms. Fraser are shown as converted from British pounds to U.S. dollars at the December 31, 2017, conversion rate used to prepare Citi’s financial statements (1.3529 U.S. dollars = 1 British pound).

Deferred Stock Awards; Rule of 60. Deferred Stock Awards granted to the named executive officers under the Capital Accumulation Program vest over a period of four years subject to performance conditions. Deferred Stock Awards provide for accelerated vesting if a participant dies but provide for vesting on schedule in all other circumstances in which vesting occurs after termination of employment. If a participant’s combined years of age and service meet the Rule of 60 at the time he or she voluntarily resigns, the participant’s Deferred Stock Awards will continue to vest on schedule over the four-year period, provided he or she does not work for a “significant competitor” during the vesting period. A participant meets the Rule of 60 if his or her age plus full years of service equals at least 60 and he or she either: (i) is at least age 50 with at least five full years of service; or (ii) is under age 50 with at least 20 full years of service. Partial years of age and service are each rounded down to the nearest whole number. In contrast, if a participant does not meet the Rule of 60 and voluntarily resigns, any unvested Deferred Stock Awards shares are forfeited, unless the participant becomes employed in an “alternative career.”

www.citigroup.com

112	PROPOSAL 3: ADVISORY VOTE TO APPROVE CITI’S 2017 EXECUTIVE COMPENSATION

Under the “alternative career” provisions of Citi’s Deferred Stock Awards, employees may continue to vest in their deferred awards if they resign from Citi to work full-time in government or at a charitable organization or to teach full-time at an educational institution. As of December 31, 2017, all of the named executive officers had attained the Rule of 60, so none of them were eligible for the “alternative career” provisions, and each of them would be eligible for continued vesting following resignation without regard to whether they pursued an “alternative career.”

Performance Share Units. Performance Share Units have the same vesting provisions covering termination of employment as those applicable to Citi’s Deferred Stock Awards, including the Rule of 60. Any named executive officer who meets the Rule of 60 will receive his or her earned Performance Share Units unless: (i) he or she voluntarily resigns during the performance period and performs services for a competitor, or (ii) he or she is terminated for gross misconduct (in which case the undelivered award is cancelled). If a named executive officer who meets the Rule of 60 resigns and competes, at the end of the performance period, he or she will forfeit a prorated Performance Share Unit award, based on his or her service during the performance period. For example, if such a named executive officer resigns after the first year of the performance period to work for a competitor, he or she will receive one-third of the earned Performance Share Units after the end of the three-year performance period and the other two-thirds will be forfeited.

Deferred Cash Awards. Deferred Cash Awards were granted to senior executives before the creation of our Performance Share Unit program and are also granted to executives who are not eligible for Performance Share Units, which are awarded only to the CEO and executives who report directly to him. Like our Performance Share Units, Deferred Cash Awards represent 50% of each executive’s deferred incentive award for the applicable performance year with Deferred Stock Awards representing the other 50%. Deferred Cash Awards are a fixed amount that earns notional interest at a fixed market rate and vests over a period of four years. The treatment of Deferred Cash Award Plan awards upon termination of employment is the same as Deferred Stock Awards.

“Double Trigger” Change of Control Requirement. Citi’s 2014 Stock Incentive Plan has a “double trigger” requirement, which provides that an involuntary termination of employment not for gross misconduct must occur as a result of a “change of control” of Citi before any vesting of equity awards may occur in connection with the change of control. In addition, the Compensation Committee has a policy that equity awards granted to executive officers will not be accelerated solely by reason of a change of control of Citigroup Inc. The intent of the policy is for such a change of control to have no impact on the applicable awards. The same change of control provisions apply to Citi’s Performance Share Units and Deferred Cash Awards.

Under the 2014 Stock Incentive Plan, a “change of control” means: (i) a person acquiring direct or indirect beneficial ownership of Citigroup Inc. securities representing 30% or more of the combined voting power of then outstanding securities of Citigroup Inc.; (ii) specified changes in the majority of the Board (not including the election of Directors whose election or nomination was approved by a majority of the then incumbent Board); (iii) a sale, transfer, or distribution of all or substantially all of the assets of Citigroup Inc. or a dissolution or liquidation of Citigroup Inc.; or (iv) consummation of a reorganization, merger, consolidation, or other corporate transaction that results in stockholders of Citigroup Inc. not owning more than 50% of the combined voting power of Citigroup Inc. or other corporation resulting from the transaction.

Management Analysis of Potential Adverse Effects of Compensation Plans

Citi has adopted multiple coordinated strategies to manage the risk of material adverse effects to the franchise through the design and administration of its incentive compensation programs, including those applicable to the named executive officers. During 2017, Citi continued its efforts to align its processes with the U.S. Interagency Guidance on Sound Incentive Compensation Policies and the Financial Stability Board’s Principles for Sound Compensation Practices. Citi’s approach to risk and incentive compensation plans is detailed on pages 100-102 of this Proxy Statement. On the basis of the foregoing analysis, management has concluded that Citi’s compensation plans are not reasonably likely to have a material adverse effect on Citi.

Citi 2018 Proxy Statement

PROPOSAL 3: ADVISORY VOTE TO APPROVE CITI’S 2017 EXECUTIVE COMPENSATION	113

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

●	For 2017, the median annual total compensation of all employees of our company (other than the CEO) was $48,249, and the annual total compensation of our CEO was $17,814,131.(1)
●	Based on this information, for 2017, the ratio of the annual total compensation of our CEO to the median annual total compensation of all employees was estimated to be 369 to 1.

CEO Pay Ratio Supplemental Information

Citi aims to provide competitive pay and benefits for each employee’s role in every business and geography. Market levels of pay are therefore important factors in determining pay for every role at Citi, including senior executive roles. In addition, Citi’s business mix and global footprint drive the median pay level at Citi. Over 65% of our workforce is employed outside the U.S., and 52% of our workforce is employed in Global Consumer Banking.

HEADCOUNT AT DECEMBER 31, 2017
By Business or Function	By Region

(2)	Includes Compliance, Finance, Human Resources, Legal, Risk Management, and headcount attributable to legacy assets and operations. Additional Compliance and Risk Management staff are included in business headcounts.

How We Calculated the Ratio

●	The “median annual total compensation of all employees” is the annual total compensation of a single employee who is at the midpoint of employees ranked in order of compensation amounts. When determining our midpoint, we considered compensation of 209,203 Citi employees (other than the CEO) who were employed by Citi on December 31, 2017, in about 100 countries. We did not exclude any countries and we did not make any adjustments for the cost of living.

(continued on next page)

(1)	This number is the sum of the 2017 total compensation reported in the 2017 Summary Compensation Table and the value of employer contributions to broad-based employee benefit plans not already included in the Summary Compensation Table.

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114	PROPOSAL 3: ADVISORY VOTE TO APPROVE CITI’S 2017 EXECUTIVE COMPENSATION

●

SEC regulations allow employers to identify the midpoint based on a “consistently applied compensation measure” (CACM). We used 2017 base pay and cash payments under our incentive compensation plans as our CACM to determine the midpoint of our employee population. We chose this CACM because these two pay elements were consistently available across all countries in which we have employees.

➢

Where full year information from our incentive compensation plans was not available, we estimated such amounts using third quarter payments as a proxy for fourth quarter payments, consistent with the design of the plans and our experience with the data. The incentive compensation plans for Citi employees with compensation in the range of our midpoint generally have quarterly payment schedules.

➢	Compensation paid in foreign currency was converted to U.S. dollars using a monthly average.
➢

We did not consider discretionary cash incentives, equity awards, or deferred cash awards as part of the analysis because all employees eligible for discretionary incentives, equity awards, or deferred cash awards are paid well above our midpoint, and therefore, including or excluding such compensation would not affect our midpoint.

●

As permitted by SEC regulations, we then calculated the “annual total compensation” for a group of representative employees with compensation at or very near our midpoint (our “midpoint group”). We used the annual total compensation of the employee with annual total compensation at the median of our midpoint group to determine our CEO pay ratio.

➢

In determining the “annual total compensation” for each employee in our midpoint group, we followed the methodology required under SEC regulations for calculating the total compensation of our named executive officers as reported in the Summary Compensation Table, and, as permitted under the SEC regulations, added the value of employer contributions to broad-based employee benefit plans not already included in the Summary Compensation Table.

Citi 2018 Proxy Statement

115

Proposal 4: Approval of Additional Authorized Shares under the Citigroup 2014 Stock Incentive Plan

On the recommendation of the Compensation Committee, the Board has unanimously approved an amendment to the Citigroup 2014 Stock Incentive Plan (the 2014 Plan). The amendment would increase the authorized number of shares available for grant by 15 million.

Board Recommendation

The Board recommends that you vote FOR approval of the amendment to the Citigroup 2014 Stock Incentive Plan increasing the number of authorized shares, as described in Proposal 4. Our equity award practices and the terms of our 2014 Stock Incentive Plan are aligned with stockholder interests.

Executive Summary

●	15 million shares requested.
●	As of December 31, 2017,
➢	39.18 million shares reserved for issuance and available for grant under the 2014 Plan,
➢	38.39 million shares subject to outstanding awards under the 2014 Plan and its predecessor plan, and
➢	2,569.9 million total shares of Citi common stock outstanding.
●	We have strong equity award practices, including limiting the percentage of deferred incentive pay awarded in stock, stock ownership requirements for executive officers, and clawbacks.
●

Key terms of the 2014 Plan are aligned with stockholder interests, including a minimum three-year vesting requirement applicable to at least 90% of shares granted under the plan, stringent change of control provisions, and prohibitions on option repricings, reload options, and discounted stock options. The 2014 Plan has a fixed number of shares available for grant and limits on dividend equivalent payments.

Our Recent Share Requests

We request shares frequently to obtain regular stockholder feedback on our practices. Our current share request is consistent with our approach on share authorizations, which is to request increases as often as annually but only as needed to support grant activity for at least one year.

www.citigroup.com

116	PROPOSAL 4: APPROVAL OF ADDITIONAL AUTHORIZED SHARES UNDER THE CITIGROUP 2014 STOCK INCENTIVE PLAN

Our Equity Award Practices Are Aligned with Stockholder Interests

●

Equity compensation aligns employee and stockholder interests. Citi’s equity awards are a key component of annual incentive awards for thousands of employees worldwide, thereby aligning the interests of stockholders and a broader group of Citi employees (not just senior executives). In 2017, approximately 7,200 employees in 65 countries were awarded shares of Citi common stock under the 2014 Plan as part of their annual incentive awards.

●	Citi has prudent equity award practices.
➢

Our equity pay mix minimizes dilution from our executive compensation programs. Under our current executive compensation practices, 50% of the deferred portion of named executive officer incentive compensation is payable in Deferred Stock Awards with performance-based vesting features, and 50% is payable in Performance Share Units that are paid in cash with a value linked to the value of Citi common stock. This practice links all named executive officer deferred compensation to the value of Citi common stock, yet limits the use of shares under the 2014 Plan.

➢	All deferred equity awards have clawbacks. Citi’s equity awards are subject to one or more clawbacks that provide for cancellation in a range of circumstances, as set forth on page 101.
➢

Stock ownership requirements. Executive officers are generally required to hold at least 75% of the net after-tax shares acquired through Citi’s incentive compensation programs as long as they are executive officers. In addition to that stock ownership commitment, effective January 1, 2013, executive officers are required to retain at least 50% of the shares subject to the stock ownership commitment for one year after ceasing to be an executive officer, as a result of leaving Citi employment or otherwise.

➢

Our “overhang” and “run rate” percentages demonstrate our prudent use of shares. As illustrated in the accompanying tables, we have a three-year average run rate of 0.64% and our overhang percentages are no higher than 3.60%.

➢

Share buybacks have the incidental effect of offsetting dilution from equity compensation programs. In 2017, Citi continued the meaningful return of capital to stockholders through common stock repurchases and dividends, following common stock repurchase programs in each of the prior three years.

●

Equity compensation helps Citi to comply with its regulatory obligations. Regulatory guidance in the U.S. and in other countries in which Citi does business provides that a substantial portion of variable compensation awarded to senior executives and other employees whose actions have a material impact on the risk exposure of Citi should be awarded in shares or share-linked instruments.

Overhang Table

“Overhang” refers to the potential stockholder dilution represented by outstanding employee equity awards and shares available for future grants.

	December 31, 2017(1)	April 24, 2018 (estimated)(2)
Simple overhang(3)	3.02%	3.60%
Fully diluted overhang(4)	2.93%	3.48%

(1)

The following data as of December 31, 2017, was used in the calculation of overhang percentages: outstanding equity awards under the 2014 Plan and its predecessor (unvested stock awards of 37.25 million and unexercised stock options of 1.14 million, totaling 38.39 million shares); shares available for grant under the 2014 Plan (39.18 million); and common shares outstanding (2,569.9 million).

(2)

Our overhang estimates at April 24, 2018, are based on the assumptions that the number of shares subject to outstanding awards on that date is the same as the number outstanding on December 31, 2017, and Proposal 4 is approved by stockholders such that an additional 15 million shares will be available for future grants under the 2014 Plan.

(3)	Simple overhang is the sum of outstanding equity awards and shares available for grant under the 2014 Plan stated as a percentage of common shares outstanding.
(4)

Fully diluted overhang is the sum of outstanding equity awards and shares available for grant under the 2014 Plan stated as a percentage of fully diluted common shares (i.e., common shares outstanding plus outstanding equity awards and shares available for grant under the 2014 Plan).

Citi 2018 Proxy Statement

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Run Rate Table

	2015	2016	2017	Three-year average
Run rates(1) for 12-month periods ending December 31	0.59%	0.81%	0.52%	0.64%

(1)

Our run rate is the number of shares subject to equity awards granted during a year stated as a percentage of common shares outstanding for such year, based on annual grant data and the basic weighted average number of common shares outstanding as reported in Citigroup’s Annual Report on Form 10-K for such year.

Our Plan Terms Are Aligned with Stockholder Interests

The following features of the 2014 Plan protect the interests of our stockholders:

●	No “evergreen” feature. The 2014 Plan has a fixed number of shares available for grant that will not automatically increase because of an “evergreen” feature.
●

Minimum three-year vesting requirement. Our three-year minimum vesting requirements will apply to at least 90% of the shares that may be granted subject to any type of award, including options and stock appreciation rights (SARs), except in certain limited circumstances.

●

No discounted options or SARs. Option or SAR exercise prices must be at least 100% of fair market value on the date an option or SAR is granted or at least 125% of fair market value if the option or SAR is to be considered an award subject to a performance condition based on premium pricing.

●

No repricings or cash buyouts. The 2014 Plan prohibits any “repricing” of any outstanding option or SAR, except with the approval of the stockholders of the Company. The 2014 Plan defines “repricing” to mean (i) any action that constitutes a “repricing” under GAAP or the rules of the NYSE (including any modification or amendment to an outstanding option or SAR that has the effect of reducing its exercise price); (ii) any cancellation of an outstanding option or SAR when its exercise price exceeds its fair market value in exchange for cash; (iii) any cancellation of an option or SAR in exchange for a new option or SAR with a lower exercise price; or (iv) a substitution of a stock award for an option or SAR when its exercise price exceeds fair market value; in each case other than a permitted equitable adjustment.

●

No reload option grants. Reload options are additional options that are granted automatically upon the exercise of previously granted options; options granted under the 2014 Plan may not include a reload feature.

●

No liberal share “recycling.” The 2014 Plan prohibits re-granting shares withheld or tendered to pay option exercise prices, repurchased by the Company with option exercise proceeds, or withheld or tendered to satisfy tax withholding obligations on any award. Also, shares of stock subject to SARs that are not issued on settlement may not be re-granted.

●

No dividend equivalent payments on unvested shares subject to a performance vesting condition. The 2014 Plan permits payment of dividend equivalents on shares of restricted or deferred stock subject to a performance vesting condition only if and when the underlying shares vest. The 2014 Plan also prohibits the payment of dividend equivalents on shares subject to outstanding options and SARs.

●

A “double trigger” change of control provision. The 2014 Plan requires that participants must experience an involuntary termination of employment for an award to vest as a result of a change of control of Citigroup Inc. (a “double trigger”). The Compensation Committee has also adopted a policy affirming that no deferred incentive awards to executive officers will vest solely by reason of a change of control of Citigroup Inc.

●	No excise tax gross-ups. The 2014 Plan does not provide for excise tax gross-ups in the event of a change of control of Citigroup Inc. nor do any executive agreements.
●

No liberal definition of change of control. Our definition of “change of control” of Citigroup Inc. requires the consummation, and not merely the approval, of a reorganization, merger, consolidation, or other corporate transaction that results in stockholders of Citigroup Inc. not owning more than 50% of the combined voting power of Citigroup Inc. Additionally, the 2014 Plan defines a “change of control” of Citigroup Inc. to mean (i) a person acquiring direct or indirect beneficial ownership of Citigroup Inc. securities representing 30% or more of the combined voting power of then outstanding securities of Citigroup Inc.; (ii) specified changes in the majority of the Board (not including the election of Directors whose election or nomination was approved by a majority of the then incumbent Board); or (iii) a sale, transfer, or distribution of all or substantially all of the assets of Citigroup Inc., or a dissolution or liquidation of Citigroup Inc.

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118	PROPOSAL 4: APPROVAL OF ADDITIONAL AUTHORIZED SHARES UNDER THE CITIGROUP 2014 STOCK INCENTIVE PLAN

Equity Compensation Plan Information

All of Citi’s outstanding equity awards have been granted under two stockholder-approved plans – the 2014 Plan and its predecessor, the 2009 Stock Incentive Plan. There are no awards outstanding under plans for which stockholder approval was not required or sought. The information below is as of December 31, 2017.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants, and rights (in millions)		(b) Weighted-average exercise price of outstanding options, warrants, and rights ($)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (in millions)
Equity compensation plans approved
by security holders	38.39	(1)	$161.96	39.18
Equity compensation plans not
approved by security holders	0		N/A	0
Total	38.39		$161.96	39.18

(1)

Includes 37.25 million shares issuable upon the vesting of deferred stock awards. As such, these awards do not have an exercise price; only the 1.14 million outstanding options are considered when determining the weighted-average exercise price in column (b).

New Plan Benefits Table

The following table reflects the number of shares and options awarded under the 2014 Plan during calendar year 2017. The table does not include any information on future awards under the 2014 Plan or benefits to any person from the proposed amendment to increase the number of shares authorized for grant under the 2014 Plan. Future awards are not determinable.

Name and Position	Number of Shares	Number of Options
Michael Corbat, CEO, Director, and Director Nominee	83,285	0
John Gerspach, CFO	43,342	0
James Forese, President, Citi; CEO, Institutional Clients Group	75,466	0
Stephen Bird, CEO, Global Consumer Banking	43,344	0
Jane Fraser, CEO, Latin America Region	37,733	0
Executive Group(1)	508,888	0
Non-Executive Director Group	50,759	0
Non-Executive Officer Employee Group	13,603,577	0

(1)	Includes the named executives above.

Through February 28, 2018, no individual has been granted any options under the 2014 Plan, including the named executive officers, other executive officers, other employees, current Directors and/or nominees who are not executive officers, and any associate of a Director, Director nominee, or an executive officer. As of February 28, 2018, no single person has received or is to receive as much as 5% of the options, warrants, or rights granted or that may be granted under the 2014 Plan.

Citi 2018 Proxy Statement

PROPOSAL 4: APPROVAL OF ADDITIONAL AUTHORIZED SHARES UNDER THE CITIGROUP 2014 STOCK INCENTIVE PLAN	119

Description of the Citigroup 2014 Stock Incentive Plan

This summary description of the 2014 Plan is qualified in its entirety by reference to the 2014 Plan document, which is included in Annex B to this Proxy Statement. If Proposal 4 is approved by stockholders at our Annual Meeting, we intend to file a registration statement on Form S-8, pursuant to the Securities Act of 1933, as amended, to register the additional shares authorized for grant under the 2014 Plan.

General. The 2014 Plan became effective on April 22, 2014 and will expire on the date of the annual general meeting of stockholders to be held in 2019. The 2014 Plan provides for various types of awards denominated in shares of Citi common stock to Citi employees, officers, and non-employee Directors. The NYSE closing price of a share of Citi common stock on March 5, 2018 was $74.42.

Administration. The 2014 Plan is administered by the Compensation Committee. All members of such Committee or a sub-committee thereof must satisfy the requirements for independence of SEC Rule 16b-3 and remain qualified as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code. With respect to participants who are outside Directors, the 2014 Plan is administered by the Board. The Compensation Committee may delegate some or all of its authority over administration of the 2014 Plan to one or more officers, directors, employees, or another plan administrator except with respect to persons who are Section 16(a) officers or covered employees (as defined in Section 162(m) of the Internal Revenue Code).

Eligibility. All “employees” of Citi – within the broad definition set forth in the instructions to the SEC Form S-8 registration statement, but expressly excluding consultants and advisors who are not members of the Board – generally are eligible to receive awards under the 2014 Plan. Based on worldwide employment at December 31, 2017, approximately 209,000 persons could be eligible to participate in the 2014 Plan. However, participation is discretionary – awards are subject to approval by the Compensation Committee. In general, employees with discretionary annual incentive awards of at least $100,000 are eligible to receive at least 25% of that annual award in stock. In 2017, awards were made under the 2014 Plan to 16 non-employee Directors, 14 executive officers, and approximately 7,200 employees worldwide. Former “employees” are eligible to participate in the 2014 Plan, but only with respect to their last year of service or substitute awards to replace awards granted by a prior employer acquired by the Company.

Shares subject to the 2014 Plan. Shares of Citi common stock issued in connection with awards under the 2014 Plan may be shares that are authorized but unissued, or previously issued shares that have been reacquired, or both. The initial share authorization under the 2014 Plan was the number of shares remaining for grant under the 2009 Plan at the time of its expiration, not to exceed 52 million shares. The actual number of remaining approved shares when the 2009 Plan expired on April 21, 2014 was approximately 52.1 million, thereby providing the 2014 Plan with an initial authorization of 52 million shares. On April 28, 2015, stockholders approved an amendment to the 2014 Plan authorizing an additional 20 million shares, and on April 26, 2016, stockholders approved another amendment authorizing an additional 20 million shares. Pursuant to the amendment described in Proposal 4, the number of authorized shares would increase by another 15 million.

“Recycling” provisions. If an award under the 2014 Plan is forfeited, cancelled, or expires or is settled without the issuance of shares, the shares subject to such award will be available for future grants under the 2014 Plan. However, shares tendered by a participant or withheld by Citi to pay an option exercise price, withheld or tendered to satisfy tax withholding obligations relating to any award, repurchased by Citi with option exercise proceeds, covered by a stock-settled SAR (without regard to the number of shares actually issued upon exercise) or withheld to satisfy any debt or other obligation owed to Citi, and cancelled fractional shares will be considered issued and shall not be added to the maximum number of shares that may be issued under the 2014 Plan.

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120	PROPOSAL 4: APPROVAL OF ADDITIONAL AUTHORIZED SHARES UNDER THE CITIGROUP 2014 STOCK INCENTIVE PLAN

Limits on awards. Awards to an individual Director in a calendar year (including awards made at the election of a Director in lieu of his or her cash retainer) may not exceed $900,000 in value, as determined as of the date of each award. For all other eligible “employees,” the number of shares subject to stock options or SARs granted during a calendar year may not exceed one million shares, and the number of shares that may be subject to stock awards granted in a calendar year may not exceed one million shares, unless granted subject to substitute awards that replace awards of a former employer acquired by the Company.

Types of awards. The following types of awards may be made under the 2014 Plan:

●	Stock options. An award of a stock option under the 2014 Plan grants a participant the right to purchase a specified number of shares of Citi common stock during a specified term in the future at an exercise price equal to at least 100% of the “fair market value” (see below) of Citi common stock on the grant date. The term of a stock option may not exceed 10 years from the date of grant.
●	Stock appreciation rights (SARs). A SAR, upon exercise, entitles the participant to receive an amount equal to the difference between the fair market value of Citi common stock on the exercise date and the exercise price of the SAR (which may not be less than 100% of fair market value of a share of Citi common stock on the grant date) times the number of shares subject to the SAR. Payment to a participant upon the exercise of a SAR may be in cash and/or shares of Citi common stock.
➢	Definition of “fair market value.” For purposes of setting the exercise price of any option or SAR granted under the 2014 Plan, “fair market value” means the closing price on the NYSE (or on the principal national securities exchange on which the common stock is traded or quoted, if not the NYSE) on the date on which the stock option or SAR is granted. For all other purposes under the 2014 Plan, “fair market value” will be as determined by the Compensation Committee.
●	Stock payment. The Compensation Committee may grant vested shares of Citi common stock as a stock payment.
●	Restricted stock. A restricted stock award is an award of outstanding shares of Citi common stock that does not vest until vesting conditions are satisfied and which will be forfeited if conditions to vesting are not met. Unless the Compensation Committee determines otherwise, participants who receive awards of restricted stock are also generally entitled to direct the voting of the unvested shares underlying their awards on matters submitted to a vote of stockholders. All shares underlying outstanding (unvested) restricted stock awards as to which no voting instructions are received are voted proportionately, based on the voting instructions received with respect to all other restricted shares. Participants may receive dividends or dividend equivalent payments on the shares subject to their awards during the vesting period, unless the awards are subject to one or more performance conditions, in which case the dividends or dividend equivalents, if any, shall be paid only if and when, and only to the extent that, the underlying shares vest.
●	Deferred stock. A deferred stock award is an unfunded, unsecured promise to deliver shares of Citi common stock to the participant in the future, if the participant satisfies the conditions to vesting. Participants do not have voting rights (their rights are no greater than a general unsecured creditor of the Company), but may receive dividend equivalent payments during the vesting period, unless the awards are subject to one or more performance conditions, in which case the dividend equivalents, if any, shall be paid to participants only if and when, and only to the extent that, the underlying shares vest.
●	Other stock-based awards. The Compensation Committee may grant any other award that is denominated in shares of Citi common stock and that may be settled by the delivery of shares and/or cash. For the avoidance of doubt, awards that by their terms shall be settled only in cash shall not be considered to have been granted under the 2014 Plan.
●	Performance-based awards. Subject to the terms of the 2014 Plan, the Compensation Committee may grant awards that are subject to, or that may vest on an accelerated basis upon achievement of, one or more performance conditions related to a performance period of not less than one year.

Minimum vesting requirement. Awards may not vest in full prior to the third anniversary of the award date, except that the Compensation Committee may grant awards that vest in full in less than three years (i) on account of a participant’s retirement, death, disability, leave of absence, or termination of employment, or the sale or other disposition of the subsidiary employing a participant or other similar event; (ii) upon satisfaction of a performance condition subject to a performance period of at least one year; or (iii) as a “substitute award” to replace an award

Citi 2018 Proxy Statement

PROPOSAL 4: APPROVAL OF ADDITIONAL AUTHORIZED SHARES UNDER THE CITIGROUP 2014 STOCK INCENTIVE PLAN	121

scheduled to vest in less than three years from the date the substitute award is granted. Additionally, up to 10% of the shares authorized for grant under the 2014 Plan may be granted as stock payments or subject to other awards that provide for vesting in full in less than three years.

Performance conditions. An option or SAR granted with a premium exercise price (i.e., higher than fair market value) and no other performance conditions shall not be considered to be subject to a performance condition for purposes of the minimum vesting provision unless the exercise price is at least 125% of fair market value at the date granted and vesting is not scheduled to occur prior to the first anniversary of the grant date. In the case of a performance-based award qualified under section 162(m) of the Internal Revenue Code, the applicable performance conditions must include one or more of the following objective performance conditions and be expressed in either, or a combination of, absolute or relative values or a percentage of: revenue, revenue or product growth, net income (pre- or after-tax), earnings, earnings per share, stockholders’ equity or return on stockholders’ equity, assets or return on assets, return on risk-adjusted assets, capital or return on capital, return on risk capital, book value or book value per share, economic value added models or equivalent metrics, operating income, pre- or after-tax income, expenses or reengineering savings, margins, cash flow or cash flow per share, stock price, total shareholder return, market share, debt reduction, net promoter scores, operating efficiency ratios, expense ratios, liquidity ratios, or regulatory achievements. As a result of Tax Reform, Citi does not expect to be able to grant awards that qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code in the future.

Prohibition against repricing. The 2014 Plan prohibits any action under the 2014 Plan that would constitute a ”repricing” of any outstanding option or SAR granted under the 2014 Plan, the 2009 Plan, or any other plan of the Company or of any acquired company, except with the approval of the stockholders of the Company. The 2014 Plan defines “repricing” to mean (i) any action that constitutes a “repricing” under GAAP or the rules of the NYSE (including any modification or amendment to an outstanding option or SAR that has the effect of reducing its exercise price); (ii) any cancellation of an outstanding option or SAR when its exercise price exceeds its fair market value in exchange for cash; (iii) any cancellation of an option or SAR in exchange for a new option or SAR with a lower exercise price; or (iv) a substitution of a stock award for an option or SAR when its exercise price exceeds fair market value; in each case other than a permitted equitable adjustment.

Prohibition of reload options. The 2014 Plan does not permit the grant of “reload” options.

Repayment obligation; right of set-off. If the Compensation Committee subsequently determines that all conditions to vesting and payment of an award, or the vesting and exercisability of an option or SAR, were not satisfied in full, the Compensation Committee may cancel such vesting or exercise and refuse to issue shares and immediately terminate the participant’s rights with respect to such award (or improperly vested portion thereof). If the vesting or exercise of any such award (or portion thereof) has already been settled by delivery of shares or cash, the participant shall be obligated, upon demand, to return the shares or cash (or higher value received at vesting or exercise), to Citi, without reduction for any shares or cash withheld to satisfy withholding tax or other obligations. The 2014 Plan also provides for the set-off of vested awards against obligations a participant may owe to Citi, including but not limited to the obligation to repay improperly vested or exercised awards. Any failure to timely pay tax-related obligations owing to Citi in connection with an award may result in its cancellation.

Non-transferability. During the vesting period, awards and sale-restricted shares generally are not transferable other than by will or the laws of descent and distribution.

Adjustments. The 2014 Plan provides that the Compensation Committee shall make appropriate equitable adjustments to the maximum number of shares available for grant under the 2014 Plan and to the annual individual award limits expressed in numbers of shares in the event of any changes to the Company’s capital structure, including a change in the number of shares outstanding on account of any stock dividend, stock split, reverse stock split, or any similar equity restructuring, or any combination or exchange of equity securities, merger, consolidation, recapitalization, reorganization, or similar transaction. In the event of any such transaction, or any extraordinary dividend, divestiture, or other distribution (other than ordinary cash dividends) of assets to stockholders, the

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122	PROPOSAL 4: APPROVAL OF ADDITIONAL AUTHORIZED SHARES UNDER THE CITIGROUP 2014 STOCK INCENTIVE PLAN

Compensation Committee shall make appropriate equitable adjustments to the number or kind of shares subject to outstanding awards, the exercise prices of outstanding options and SARs, and performance conditions, to the extent necessary to prevent the enlargement or diminution of participants’ rights.

Change of control. The Compensation Committee may, when an award is made, or at any time prior to, at, or after the time of a “change of control” (as defined below), provide for the adjustment of performance conditions to reflect the change of control, provide for the cancellation of outstanding awards if the surviving entity or acquiring entity (or the surviving or acquiring entity’s parent company) replaces the awards with new rights of substantially equivalent value, provide for the acceleration of any time periods or the waiver of any other conditions to vesting, exercise, payment, or distribution of an award upon an involuntary termination of a participant’s employment as a result of a change of control, or provide for the purchase of any award. The vesting, payment, purchase, or distribution of an award, however, may not be accelerated by reason of a change of control for any participant unless the participant’s employment is involuntarily terminated as a result of the change of control. For these purposes, a termination of employment as a result of a change of control means involuntary termination of employment other than for “gross misconduct” (as defined in the 2014 Plan) upon, or on or prior to the first anniversary of, the change of control.

The 2014 Plan defines a “change of control” to mean (i) a person acquiring direct or indirect beneficial ownership of Citigroup Inc. securities representing 30% or more of the combined voting power of then outstanding securities of Citigroup Inc.; (ii) specified changes in the majority of the Board (not including the election of Directors whose election or nomination was approved by a majority of the then incumbent Board); (iii) a sale, transfer, or distribution of all or substantially all of the assets of Citigroup Inc. or a dissolution or liquidation of Citigroup Inc.; or (iv) consummation of a reorganization, merger, consolidation, or other corporate transaction that results in stockholders of Citigroup Inc. not owning more than 50% of the combined voting power of Citigroup Inc. or other corporation resulting from the transaction.

Tax withholding. Citi retains the right to deduct or withhold, or require the participant to remit to his or her employer, an amount sufficient to satisfy federal, state, local, and foreign taxes (including hypothetical taxes owed to Citi by tax-equalized expatriates) required by law or regulation to be withheld with respect to any taxable event as a result of the 2014 Plan.

Amendment and termination. The 2014 Plan may be amended, suspended, or terminated by the Compensation Committee at any time, provided that no amendment shall be made without stockholder approval if it would materially increase the number of shares available under the 2014 Plan, materially expand the types of awards available under the 2014 Plan or the class of persons eligible to participate in the 2014 Plan, materially extend the term of the 2014 Plan, materially change the method of determining the exercise price of an option or SAR granted under the 2014 Plan, delete or limit the prohibition against “repricing,” or otherwise require approval by stockholders in order to comply with applicable law or the rules of the NYSE (or principal national securities exchange upon which Citi’s common stock is traded or quoted).

Award modification. The Compensation Committee retains the right to modify outstanding awards without a participant’s prior consent if it determines that the modification is required to comply with applicable law, regulation, or regulatory guidance (including applicable tax law). Subject to certain exceptions, any other modifications, if adverse to a participant, shall not be effective without the participant’s written consent.

Certain U.S. Federal Income Tax Consequences

The following is a brief summary of the principal U.S. federal income tax consequences relating to stock options granted under the 2014 Plan, based on current U.S. federal income tax laws. This summary does not constitute tax advice and, among other things, does not describe state, local, or foreign tax consequences, which may be substantially different.

Citi 2018 Proxy Statement

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Generally, a participant will not recognize taxable income on the grant of a stock option. Upon the exercise of a stock option, a participant will recognize ordinary income in an amount equal to the difference between the fair market value of the Citi common stock received on the date of exercise and the option cost (number of shares purchased multiplied by the exercise price per share). The participant will recognize ordinary income upon the exercise of the option even though the shares acquired may be subject to further restrictions on sale or transferability. Citi will ordinarily be entitled to a deduction on the exercise date in an amount equal to the amount of ordinary income recognized by the participant upon exercise, except as may be specified under Section 162(m) of the Internal Revenue Code. Generally, upon a subsequent sale of shares acquired in an option exercise, the difference between the sale proceeds and the cost basis of the shares sold will be taxable as a capital gain or loss, including any sale of shares freed from sale restrictions to fund the payment of taxes incurred at exercise. The 2014 Plan does not provide for awards of “incentive stock options,” which have different tax consequences under the Internal Revenue Code.

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124

Stockholder Proposals

Citi makes every effort to be responsive to concerns expressed by our stockholders by engaging in dialogues, participating in issuer/investor working groups, and adopting policies or initiatives we believe to be in the best interests of all stockholders. Over the years, Citi has met with several proponents and other interested parties regarding such issues as gender pay equity, proxy access, the Company’s response to regulation (Dodd-Frank, credit cards), derivatives, risk management, auditor rotation, and trade association payments, among others, and has, on certain occasions, as appropriate, taken action in response to these engagements and/or shareholder votes. We encourage our stockholders to communicate with management and the Board. Any stockholder wishing to communicate with management, the Board, or an individual Director, or obtain the addresses of any of the stockholder proponents or their Citi’s stock ownership information, should send a request to the Corporate Secretary, Rohan Weerasinghe, at 388 Greenwich Street, New York, New York 10013.

Proposal 5

Harrington Investments, Inc. has submitted the following proposal for consideration at the 2018 Annual Meeting:

Citigroup

Whereas, our Company has been identified as one of the banks financially supporting companies engaged in development or construction of the Dakota Access Pipeline (DAPL) (Bakken Pipeline), a controversial project which received extensive media coverage and public condemnation for its environmental destruction, pollution and encroachment upon sacred Sioux Nation land;

Whereas, in accordance with the United Nations Declaration on the Rights of Indigenous Peoples, Article Eleven, asserts “the right to maintain, protect and develop the past, present and future manifestations of their cultures, such as archaeological and historical sites…”

Whereas, Article Twenty-Nine of the Declaration states “Indigenous Peoples have the right to the conservation and protection of the environment and the productive capacity of their lands or territories and resources”;

Whereas, in 1948, the United Nations adopted the Universal Declaration of Human Rights and the United Nations Human Rights Council, and in 2011 adopted the United Nations Guiding Principles on Business and Human Rights;

Whereas, Citigroup’s financial support of the Dakota Access Pipeline and corporations involved in the pipeline’s construction has resulted in Human and Indigenous People’s Rights violations, threatened negative impacts on customer loyalty and shareholder value,1 and harmed project companies with reputational damage2, delays, disruption and litigation;

Whereas, many financial institutions including Citigroup attempt to differentiate in their Human Rights oversight between project or transactional financing and direct corporate loans for general purposes, bringing much less Human Rights oversight to general corporate or commercial loans, even if Human Rights concerns are relevant;

Whereas, financial institutions face reputational damage or even liability for Human Rights abuses associated with general financing. For example, holocaust victims and other victims of Human Rights violations have successfully sought redress from banks that provided general financial services to Human Rights violators;

1	https://www.thenation.com/article/these-cities-are-divesting-from-the-banks-that-support-the-dakota-access-pipeline/
2	https://sandiegofreepress.org/2017/02/calpers-joins-investors-calling-on-banks-to-address-concerns-about-dakota-access-pipeline/

Citi 2018 Proxy Statement

STOCKHOLDER PROPOSALS	125

Whereas, we believe it is a fiduciary duty of the Board and Management to consider Human Rights when making all executive decisions (including loan agreements and related business affairs) where there is significant potential impact or consequence of our Company’s involvement, along with significant risk to our Company;

Whereas, reputational damage, negative publicity and loss of customer business can result in negative consequences for Citigroup regardless of whether the underlying financing was conducted as general or project-based financing;

Therefore, be it resolved, shareholders request the Citigroup Board of Directors to establish a Human and Indigenous Peoples’ Rights Policy to ensure that safe-guarding such rights is considered whenever relevant to general corporate and commercial financing.

Supporting statement

The proponent believes the Policy should at minimum adopt and include procedures to require Citigroup and its fiduciaries in all relevant instances of corporate-level financing (in addition to transactional, consortium and project financing), to ensure consideration of finance recipients’ policies and practices for potential impacts on Human and Indigenous Peoples’ Rights including respect for the Free, Prior and Informed Consent of Indigenous communities affected by their operations.

Management Comment

Summary

Citi is committed to supporting and maintaining the highest standards of ethical conduct and respect for human rights, including the rights of Indigenous Peoples. Citi launched a comprehensive Environmental and Social Risk Management (ESRM) Policy in 2003 for project-related lending, including an approach to managing risks related to Indigenous Peoples, and has continually updated its approach and helped facilitate a broader industry evolution in best practice through its co-founding and leadership of the Equator Principles. Citi adopted a Statement on Human Rights in 2007, which it updated in 2014. Citi further updated its approach to human rights and the rights of Indigenous Peoples in 2017, following extensive stakeholder engagement and the retention of a human rights consultant. In adopting its initial policies and as part of its commitment to continuous improvement, Citi considers evolving international human rights standards and industry practices of both clients and recognized leading companies. As the original policy focused on project-related lending, to address risks in client transactions outside of project-related lending, in 2017 Citi also began implementing a watchlist process to flag certain clients with known elevated environmental, social, or reputational risks (including Indigenous Peoples risks).

Important Points to Consider

➢	Citi has long been engaged on human rights issues. It also recognizes and respects the unique historical treatment and collective rights of Indigenous Peoples and understands that these communities’ languages, beliefs, cultural values, and lands are often under threat, representing a higher degree of vulnerability than other project-affected communities. Citi’s 2017 policy update was a refinement of its existing ESRM Policy, which is part of Citi’s overall Risk Policy. The purpose of the update was to enhance our existing robust approach to the issue to help ensure that the rights of Indigenous Peoples are respected in line with international norms and emerging best practice among public and private financial institutions.

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126	STOCKHOLDER PROPOSALS

➢	Citi launched a comprehensive ESRM Policy that incorporates the International Finance Corporation (IFC) Performance Standards, including stakeholder engagement and Indigenous Peoples, in 2003. In 2007, Citi became the first major U.S. bank to publish a Statement on Human Rights, publicly affirming its commitment to respecting the fundamental human rights in the Universal Declaration on Human Rights and the International Labour Organization core conventions. The Statement was updated in 2014 to incorporate our support for the United Nations Guiding Principles on Business and Human Rights. To review our Statement on Human Rights and other ESRM Policy-related information, please visit the “Environmental and Social Information” section under Investor Relations–Corporate Governance http://www.citigroup.com/citi/investor/corporate_governance.html#Environmental-and-Social-Information.
➢	The ESRM Policy prior to the 2017 update already addressed risks to Indigenous Peoples consistent with the Equator Principles and good industry practice: it included the requirement of Free, Prior, and Informed Consent (FPIC) found in the IFC’s Performance Standards and other international instruments for projects in developing countries. For projects built in developed countries, Citi applied requirements of national law. We have determined, however, that there are circumstances even in developed countries where national law falls below international human rights norms and industry good practice.
➢	Following the 2017 update, in all covered transactions where there is a specified use of proceeds, when a client’s assets may pose adverse effects to Indigenous Peoples, the transaction is flagged for enhanced due diligence, which may include the use of a qualified social consultant. Transactions covered by the ESRM Policy include corporate loans, capital market transactions, letters of credit, project finance loans, and equity investments that meet certain financial thresholds particular to the type of transaction. For further detail, please review Citi’s Environmental and Social Policy Framework http://www.citigroup.com/citi/sustainability/policies.htm.
➢	Under the updated policy, when project-related loans involve more extensive impacts, including involuntary resettlement of indigenous communities; significant impacts on land and natural resources traditionally used by the community; or significant impacts on critical cultural heritage, Citi expects project sponsor clients to avoid infringing upon the rights and protections for Indigenous Peoples and to have engaged in meaningful consultation with directly affected Indigenous Peoples, with the goal of achieving Free, Prior, and Informed Consent (FPIC).
➢	To address risks beyond project-related finance, over 2017 Citi began implementing an “ESRM Watchlist” process to flag certain clients with known elevated environmental or social risks (including Indigenous Peoples risks). Transactions of any kind for clients on the Watchlist require review by our ESRM team, including transactions for general corporate purposes.
➢	The 2017 update involved extensive stakeholder engagement and the retention of a human rights consultant. In revising the policy, Citi considered international human rights norms, such as the Universal Declaration on the Rights of Indigenous Peoples and the UN Guiding Principles on Business and Human Rights, industry practices of a range of clients and recognized leading companies, and how to best implement the policy in its institutional client lending activities. To develop internal guidance and help refine an implementation approach capable of addressing different on-the-ground challenges, Citi’s ESRM and Sustainability teams met with over a dozen external stakeholder organizations and individuals, including leading human rights and Indigenous Peoples NGOs and academics, development finance social risk experts, human rights consultants, a leading global industry association, and socially responsible investors.
➢	The Proposal was originally co-filed by Harrington Investments, Inc. and Mercy Investment Services, Inc. Company representatives met with Mercy Investment Services and discussed the factors enumerated above. Satisfied that Citi had addressed the issues raised by the Proposal through its existing policies and practices, Mercy Investment Services withdrew the Proposal. Notwithstanding our offer of engagement, Harrington Investments declined to meet with the Company.

Board Recommendation

The Proposal calls for the establishment of a Human and Indigenous Peoples’ Rights Policy to ensure that safe-guarding such rights is considered whenever relevant to general corporate and commercial financing. The Company has had such a policy in place for over a decade and has continually reviewed and enhanced its policy and approach to such issues – as recently as 2017 – to remain at the forefront of leading industry practices. As such, the Proposal would not meaningfully enhance the Company’s existing management of the risks to human and Indigenous Peoples’ rights; therefore, the Board recommends that you vote AGAINST this Proposal 5.

Citi 2018 Proxy Statement

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Proposal 6

James McRitchie and Myra K. Young have submitted the following proposal for consideration at the 2018 Annual Meeting:

Proposal 6 – Cumulative Voting

Resolved: Cumulative Voting. Shareholders recommend that our Board take the steps necessary to adopt cumulative voting. Cumulative voting means that each shareholder may cast as many votes as equal to number of shares held, multiplied by the number of directors to be elected. A shareholder may cast all such cumulated votes for a single candidate or focus on a few candidates. Under cumulative voting shareholders can withhold votes from poor-performing directors in order to cast multiple votes for other director candidates. This is an important protection for shareholders.

Cumulative voting also allows a significant group of shareholders to elect a director of its choice – safeguarding minority shareholder interests and bringing independent perspectives to Board decisions. Cumulative voting won 54%-support at Aetna and 51%-support at Alaska Air. It also received 53%-support at General Motors in two annual elections. The Council of Institutional Investors and CalPERS recommended adoption of this proposal topic.

Cumulative voting is useful so that shareholders can elect one director with a certain type of risk management expertise that would benefit the company the most. This is of utmost importance because shareholders of big banks have paid $10s of billions in fines since big bank managers failed to prevent misconduct related to Bernie Madoff’s Ponzi scheme, mortgage securities sales, energy market manipulation, military lending, foreclosures, municipal securities, collateralized debt obligations, mortgage servicing and foreign exchange rigging.

Please vote for improved corporate governance and risk management:

Cumulative Voting – Proposal 6

Management Comment

Summary

Cumulative voting is not in the best interest of Citi’s stockholders. Cumulative voting is fundamentally inconsistent with the majority-vote standard adopted by Citi in that it could lead to a director being elected without the support of a majority of stockholders. The Board believes that Citi’s current system for electing directors, combined with its strong governance structure, including a majority vote for director elections, and proxy access rights, provides effective Board accountability, responsiveness to stockholders, and best ensures that director elections reflect the will of the majority of the votes cast in an election. Cumulative voting would distort that process and increase the risk that a relatively small minority of stockholders could elect one or more directors who would not represent the broader interests of stockholders. The Board of Directors believes that its current approach produces a Board that represents the interests of the Company’s stockholders as a whole rather than the interests of any particular group.

Important Points to Consider

➢	First, the Company’s By-laws provide for the annual election of all directors. Thus, unlike companies with staggered boards, the Company’s stockholders can replace some or all of the directors in any given election year.
➢	Second, consistent with the practices of leading publicly traded corporations, the Company’s By-laws provide for a majority-vote standard in uncontested elections and a plurality standard only in a contested election of directors by stockholders.

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➢	Third, Citi’s Board believes that it has adopted many governance practices that advance stockholders’ rights, including a provision for stockholders to exercise proxy access, which permits an eligible stockholder (or a group of up to 20 stockholders) who has owned 3% of our Company’s stock for 3 years, pursuant to our Company’s By-laws, to nominate up to the greater of 2 directors and 20 percent of our Board, subject to the terms and conditions in the By-laws. Also, Citi’s stockholders have the right to call special meetings and act by written consent.
➢	Fourth, cumulative voting could result in the election of directors who do not have the support of a significant percentage of stockholders. Under cumulative voting, in an election of directors, each stockholder would be able to cast a number of votes equal to the number of directors to be elected multiplied by the number of shares he or she owns. These votes may be directed to a single candidate or allocated among candidates in any proportion. Cumulative voting could therefore result in the election of one or more directors by stockholders who represent a relatively small minority of Citi’s shares, conflicting with the purpose of a majority vote.
➢	Finally, the election of directors who represent separate stockholder groups with divergent interests could lead to a fragmented Board and impair its members’ ability to work together effectively for all stockholders.

Board Recommendation

Citi believes its current voting system is fair and most likely to produce an effective Board that represents the interests of all Citi’s stockholders; therefore, the Board recommends a vote AGAINST this Proposal 6.

Proposal 7

CtW Investment Group has submitted the following proposal for consideration at the 2018 Annual Meeting:

Whereas, we believe in full disclosure of Citigroup’s direct and indirect lobbying activities and expenditures to assess whether Citigroup’s lobbying is consistent with its expressed goals and in the best interests of stockholders.

Resolved, the stockholders Citigroup request the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.
2.	Payments by Citigroup used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.
3.	Description of management’s and the Board’s decision making process and oversight for making payments described in section 2 above.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which Citigroup is a member.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.

The report shall be presented to the Audit Committee or other relevant oversight committees and posted on Citigroup’s website.

Citi 2018 Proxy Statement

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Supporting Statement

As stockholders, we encourage transparency and accountability in our company’s use of corporate funds to influence legislation and regulation. Citigroup spent $36.67 million from 2010 - 2016 on federal lobbying (opensecrets.org). This figure does not include lobbying expenditures to influence legislation in states, where Citigroup also lobbies in 42 states (“Amid Federal Gridlock, Lobbying Rises in the States,” Center for Public Integrity, February 11, 2016), but disclosure is uneven or absent. Citigroup’s lobbying on arbitration clauses has attracted media scrutiny (“Who Benefits from the Arbitration Rule, and Who Wants It Repealed?” International Business Times, July 12, 2017).

Citigroup is a member of the Chamber of Commerce, which has spent over $1.3 billion on lobbying since 1998. Citigroup is also a member of the Business Roundtable and the Securities Industry and Financial Markets Association, which together spent $50 million on lobbying in 2015 and 2016. Citigroup does not disclose its trade association payments or the portions used for lobbying on its website. Citigroup prohibits its payments to trade associations from being used for political contributions, but this does not cover payments used for lobbying. This leaves a serious disclosure gap, as trade associations generally spend far more on lobbying than on political contributions.

We are concerned that Citigroup’s lack of trade association lobbying disclosure presents significant reputational risk. For example, combating climate change is a strategic priority for Citigroup, yet the Chamber has consistently opposed legislation and regulation to address climate change. Transparent reporting would reveal whether company assets are being used for objectives contrary to Citigroup’s long-term interests.

Management Comment

Summary

Citi has a comprehensive system of reporting on Citi’s lobbying activities and political contributions. Citi discloses its lobbying activities as required by law in the more than 30 states in which it is actively engaged in lobbying, and at the federal level. Citi provides access to this information on its website. Moreover, shareholders can access Citi’s filings under the Lobbying Disclosure Act to view the issues and campaigns that Citi supports through its lobbying efforts. Citi also publishes annually on its website its political contributions made by the Citi Political Action Committees. Finally, Citi lists the names of the significant trade and business associations in which it participates. The Proposal would be substantively duplicative and not an effective use of Citi’s resources.

Important Points to Consider

➢	Citi already has in place measures to promote transparency in and oversight of its lobbying and political activity.
	✓	First, as required by its Charter, the Nomination, Governance and Public Affairs Committee of Citi’s Board of Directors provides oversight over the Company’s political contributions, trade association activities, and lobbying strategy.
	✓	Second, Citi has links on its website to state government websites where its lobbying activities are reported. In addition, Citi discloses U.S. federal lobbying activity quarterly, as required by the Lobbying Disclosure Act (LDA). LDA requires disclosure of the issues and costs of its lobbying efforts.
	✓	Third, Citi posts on its website a list, updated annually, of all corporate political contributions made by Citi as well as contributions made by Citi’s Political Action Committees (PAC). (www.citigroup.com. Click on “About Us,” and then “Corporate Governance.”)
	✓	Fourth, Citi posts the names of its significant trade and business associations on its website.

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	✓	Citi’s Political Activities Statement, which can be found at www.citigroup.com, provides, in addition to the information above, meaningful disclosure about:
■ Citi’s lobbying policies and procedures including grassroots lobbying – we commit to disclose any grassroots lobbying efforts or any state ballot initiative in which we engage;
■ membership in any tax-exempt group that writes and endorses model legislation; and
■ the Board’s oversight of lobbying activities and political contributions.
➢	As Citi already provides the disclosures requested by the Proposal, the focus of the Proposal appears to be on Citi’s membership in and oversight of lobbying expenditures made by trade associations and a concern that such trade associations will engage in activities that will harm Citi’s reputation. As noted above, the Citi Board’s Nomination, Governance and Public Affairs Committee provides oversight of Citi’s membership in trade associations. In addition, the overall amount of funds provided to trade associations for membership is not material to Citi and the amount used by those trade associations for lobbying, a small percentage of Citi’s dues payments, is even less significant.
➢	Concerns in the Proposal about trade associations using Citi funds for independent expenditures are unfounded. Citi will not directly or indirectly make payments to independent expenditure campaigns and has procedures in place to prevent such payments from being made.
	✓	First, Citi policy prohibits contributions for independent expenditures which means it cannot make such payments directly. “Independent expenditures” are expenditures by an entity other than the political candidate or his or her campaign that support the candidate (or criticize his/her opponent) and are generally made by SuperPACs.
	✓	Second, to prevent any indirect funding of SuperPACs, Citi requires, before Citi pays its dues, that trade and business associations attest that they have a process that assures that no funds provided by any Citi entity (whether by way of dues or otherwise) will be used for independent expenditures.
➢	Citi engages in lobbying activities on its own behalf and determines on which issues to lobby based on careful consideration of political and legislative matters that may have an impact on Citi. Citi’s lobbying efforts are necessarily focused on issues and positions favored by Citi. While trade and business associations may lobby on behalf of the financial industry, this “indirect” lobbying does not necessarily represent Citi’s positions. Attributing these lobbying efforts to Citi’s decision-making would be misleading to stockholders.
➢	Citi is also a member of trade associations for a variety of reasons not related to lobbying, including for information gathering and professional development.
➢	The report requested by the Proposal would be duplicative and is not an effective use of Citi’s resources.
	✓	Citi’s current public disclosures, including its political contributions disclosure, the links on its website to disclosures of its state lobbying activities, its disclosures of federal lobbying under the Lobbying Disclosure Act, and the disclosure of its Political Activities Statement provide stockholders with extensive information of the kind and substance requested in the Proposal.
	✓	Citi has also successfully passed regular audits by regulatory authorities with lobbying and political contributions oversight, as well as those performed by Citi’s Internal Audit function. In addition, Citi participates in the European Union’s voluntary lobbying disclosure registry.

Board Recommendation

Because it already has extensive disclosure practices pertaining to its political contributions and lobbying activities, disclosures of its political contributions and lobbying expenditures, disclosure of its trade association participation, and a Political Activities Statement outlining its policies and procedures surrounding political and lobbying activities, Citi does not believe the additional disclosure requested by the stockholder Proposal would be useful to stockholders. In addition, disclosure of indirect lobbying activities by outside trade associations in itself would not offer stockholders a useful nor clear window into Citi’s approach to lobbying and political activity. The disclosure requested by the Proposal would thus not be an effective use of Citi’s resources or management’s time, nor would it provide stockholders with additional meaningful disclosures; therefore the Board recommends that you vote AGAINST this Proposal 7.

Citi 2018 Proxy Statement

STOCKHOLDER PROPOSALS	131

Proposal 8

John Chevedden has submitted the following proposal for consideration at the 2018 Annual Meeting:

Proposal 8 – Shareholder Proxy Access Enhancement

RESOLVED: Stockholders ask the board of directors to amend its proxy access bylaw provisions and any associated documents, to include the following change for the purpose of decreasing the average amount of Company common stock the average member of a nominating group would be required to hold for 3-years to satisfy the aggregate ownership requirements to form a nominating group:

No limitation shall be placed on the number of stockholders that can aggregate their shares to achieve the 3% of common stock required to nominate directors under our Company’s proxy access provisions.

The number of shareholder-nominated candidates eligible to appear in proxy materials will not be less than 2 when our board has less than 12 members. The number of shareholder-nominated candidates eligible to appear in proxy materials will not be less than 3 when our board has more than 12 members.

Proxy access for shareholders enables shareholders to put competing director candidates on the company ballot to see if they can get more votes than some of management’s director candidates. A competitive election is good for everyone. This proposal can help ensue that our management will nominate directors with outstanding qualifications in order to avoid giving shareholders a reason to exercise their right to use proxy access.

Even if the 20 largest public pension funds were able to aggregate their shares, they would not meet the current 3% criteria for a continuous 3-years at most companies according to the Council of Institutional Investors. This proposal addresses the situation that our company now has with proxy access potentially for only the largest shareholders who are the least unlikely shareholders to make use of it.

Since no group of shareholders at any U.S. company has yet to make use of proxy access, it is important to make sure that the current limitation of 20 shareholders is not a deterrent to shareholders using proxy access.

Unfortunately our board took extra measures in 2017 so that we would be excluded from voting on a similar proposal. Our Board probably spent more money to prevent us from voting on a similar 2017 proposal than it would have spent if it allowed us to vote. Are those the kind of decisions to expect from a $200 billion company?

Please vote to enhance shareholder value:

Shareholder Proxy Access Enhancement – Proposal 8

Management Comment

Summary

Citi implemented a progressive proxy access by-law provision for our stockholders in 2015 that is aligned with current best practices, providing stockholders with meaningful and appropriate proxy access rights while taking into account the need to balance enhancing stockholder rights with protecting the interests of all our stockholders. The Board adopted the proxy access by-law provision after careful consideration and engagement with a number of our stockholders. Since our adoption of proxy access, we have had further discussions regarding proxy access with stockholders. Based on their feedback, as well as a benchmarking review of proxy access rights adopted by other companies, we continue to believe that our current proxy access structure is most appropriate for the Company and its stockholders at this time.

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Important Points to Consider

➢Citi’s Proxy Access By-law is within the mainstream of other significant U.S. public companies with proxy access rights. Specifically, our By-laws permit a stockholder, or a group of up to twenty stockholders, owning at least three percent of Citi’s outstanding shares of common stock continuously for at least three years, to nominate and include in our annual meeting proxy materials director nominees constituting twenty percent of the Board (but no fewer than two nominees), subject to the other procedural requirements specified in our By-laws. In fact, two of the three provisions sought by the proponent are already included in Citi’s Proxy Access By-law.
➢The proponent acted as a proxy for the proponent (the “Original Proponent”) of a Proxy Access Stockholder Proposal (the “Original Proposal”) voted on by stockholders at the 2015 annual meeting. The Board supported the Original Proposal after negotiating and agreeing on the terms with the proponent and the Original Proponent and, after stockholders expressed support for the Original Proposal, subsequently amended the By-laws to grant stockholders the right to have stockholder nominees to the Board included in the Company’s proxy materials. The proponent now seeks to change the terms agreed to in 2015. The Proposal requests the following changes to Citi’s Proxy Access By-law: (i) no limitation on the number of stockholders that can aggregate their shares to achieve the 3% of common stock required to nominate directors and (ii) an increase in the number of shareholder-nominated candidates if there are more than 12 members on the Board. Management believes that the changes put forth in the Proposal are not in the best interests of Citi’s stockholders.
●	Consistent with the practices of many other public companies that have adopted proxy access, Citi limited the maximum number of directors who could be nominated through proxy access to the greater of two individuals or 20% of the Board to try to ensure that there could be enough stockholder-selected nominees to have a meaningful effect on the Board, without excessive disruption of a Board’s continuity and operations and the balance of the knowledge, experience, skills, and diversity of the Board. The existing limitation on the maximum number of directors who can be nominated through proxy access strikes an appropriate balance between enhancing stockholder rights and adequately protecting the best interests of Citi and its stockholders.
●	Allowing a limited number of holders, who own a meaningful interest in the Company, to act as a group strengthens the principle that we believe is shared by most of our stockholders – the right to nominate a director using the Company’s proxy statement should be available only for those who have a sufficient financial stake in the Company to cause their interests to be aligned with the interests of our stockholders as a whole and help reduce the risk of abuse of proxy access rights by stockholders with a special interest, including interests unrelated to long-term stockholder value.
●	The existing limit on the number of holders who can aggregate their shares creates a reasonable limitation that will control the administrative costs for Citi. In the absence of a reasonable limitation – or as the Proposal requests, no limitation – on the number of stockholders in a group, Citi could be required to make burdensome and time-consuming inquiries into the nature and duration of the share ownership of a large number of individuals.

Board Recommendation

Because Citi has adopted a progressive proxy access by-law provision that serves the best interests of the Company and our stockholders, adoption of the stockholder Proposal is not necessary or appropriate; therefore the Board recommends a vote AGAINST this Proposal 8.

Citi 2018 Proxy Statement

STOCKHOLDER PROPOSALS	133

Proposal 9

AFL–CIO Reserve Fund has submitted the following proposal for consideration at the 2018 Annual Meeting:

RESOLVED: Shareholders of Citigroup Inc. (the “Company”) request that the Board of Directors adopt a policy prohibiting the vesting of equity-based awards for senior executives due to a voluntary resignation to enter government service (a “Government Service Golden Parachute”).

For purposes of this resolution, “equity-based awards” include stock options, restricted stock and other stock awards granted under an equity incentive plan. “Government service” includes employment with any U.S. federal, state or local government, any supranational or international organization, any self-regulatory organization, or any agency or instrumentality of any such government or organization, or any electoral campaign for public office.

This policy shall be implemented so as not to violate existing contractual obligations or the terms of any compensation or benefit plan currently in existence or approved by shareholders on the date this proposal is adopted, and it shall apply only to equity plans or plan amendments that shareholders approve after the date of the 2018 annual meeting.

Supporting Statement:

Our Company provides its senior executives with vesting of equity-based awards after their voluntary resignation of employment from the Company to pursue a career in government service. In other words, our Company gives a “golden parachute” for entering government service. For example, Stephen Bird, CEO of Global Consumer Banking, was entitled to $12 million in unvested equity awards if he entered government service on December 31, 2016.

At most companies, equity-based awards vest over a period of time to compensate executives for their labor during the commensurate period. If an executive voluntarily resigns before the vesting criteria are satisfied, unvested awards are usually forfeited. While government service is commendable, we question the practice of our Company providing continued vesting of equity-based awards to executives who voluntarily resign to enter government service.

The vesting of equity-based awards over a period of time is a powerful tool for companies to attract and retain talented employees. But contrary to this goal, our Company’s award agreements contain a “Voluntary Resignation to Pursue Alternative Career” clause that provides for the continued vesting of restricted stock of executives who voluntarily resign to pursue a government service career.

In last year’s proxy statement, the Company responded to this proposal by stating its desire to facilitate “some degree of parity between private and public sector employment” because “unvested awards are typically ‘bought out’ by a new private sector employer.” In our view, it is simply not appropriate for our Company’s employees who choose to enter government service to be “bought out. ”

We believe that compensation plans should align the interests of senior executives with the long-term interests of the Company. We oppose compensation plans that provide windfalls to executives that are unrelated to their performance. For these reasons, we question how our Company benefits from providing Government Service Golden Parachutes. Surely our Company does not expect to receive favorable treatment from its former executives?

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Management Comment

Summary

Citi’s deferred compensation programs, like those of many other companies, include provisions that alter an award’s regular forfeiture conditions and provide for vesting in a range of circumstances (e.g., termination of employment on account of death, disability, involuntary termination not for cause, and upon meeting certain retirement-type age and service provisions). The alternative career provision, which is available to all employees who are eligible for deferred compensation awards (not just senior executives), is one of these exceptions. Under the alternative career provision, an employee who is not eligible for retirement may resign to work full-time in a paid career in government service, for a charitable institution, or as a teacher at an educational institution, and have his/her awards continue to vest on schedule. (A retirement-eligible employee may work for such employers and continue to vest regardless of the alternative career provision.) We believe that the alternative career provision, like other exceptions to the vesting conditions of our programs, helps us attract talented employees, which is a goal that furthers both our long-term business objectives and benefits stockholders at minimal cost.

Important Points to Consider

➢Adopting a policy that erodes the features of an incentive program intended to attract and retain talented employees would be detrimental to Citi’s long-term business objectives. The alternative career provision is necessary to remain competitive for talent in the financial services industry, as it is an element of our peers’ programs. It is not an executive perk; it is a component of our broader-based incentive programs covering about 8,300 employees globally.
➢The alternative career provision operates at minimal cost to Citi and its stockholders, despite broad eligibility. As of December 5, 2017, only eight participants globally, none of which were executive officers, were vesting on schedule by reason of the provision, and only one of those individuals was vesting on schedule by reason of the government service component of the provision.
➢The proponent asserts in the supporting statement of its Proposal that “Our Company provides its senior executives with vesting of equity-based awards after their voluntary resignation of employment from the Company to pursue a career in government service.” The provision is not relevant to most of Citi’s current executive officers (including the five executive officers who were named executive officers in Citi’s 2018 Proxy Statement). Due to their service to Citi, these executive officers will continue to vest on schedule after resignation as long as they do not work for a “significant competitor.” Consequently, even if these executive officers were to leave Citi for government service, the provision would not apply to them. Moreover, no executive officer has resigned and continued to vest in his or her awards by reason of the provision in the last 10 years.
➢The provision does not result in a “windfall” to employees as they have earned the awards for services already performed. Furthermore, Citi’s deferred incentive awards are subject to business-based performance conditions during the vesting period and to meaningful clawback provisions in the event of misconduct or other specified negative circumstances. Accordingly, awards that vest on schedule by reason of alternative career or other reasons are still subject to important conditions for receipt. These clawback provisions and business-based performance vesting conditions provide for alignment of stockholder and employee interests after termination of employment during the vesting period.
➢The proponent alludes to the proposition that the goal of the alternative career provision is to enable Citi to influence government policymakers. The purpose of the government service component of the provision is not to allow Citi executives to influence government – it is to encourage public service at all employment levels at Citi.

Citi 2018 Proxy Statement

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➢The alternative career provision helps maintain strong employee relations by facilitating some degree of parity between private and public sector employment following Citi service. Employees who are not eligible to retire and who leave to work in the private sector often do not face an economic penalty as a consequence of their decision to leave Citi as their unvested awards are typically replaced with new awards by a new private sector employer. Conversely, employees who are not eligible to retire are unlikely to have their unvested awards replaced by a new public, educational, or non-profit sector employer and therefore would typically lose deferred awards if they entered those sectors. In contrast, employees who are eligible to retire under our incentive programs may leave to work in public, educational, or non-profit service and continue to vest. The alternative career provision therefore promotes equitable treatment of employees seeking employment in public, educational, and non-profit sectors by allowing employees who are not eligible to retire to continue to vest in their equity awards while employed in such sectors.

Board Recommendation

The alternative career provision advances stockholder interests by enabling Citi to attract and retain talented employees; adopting this Proposal would put Citi at a competitive disadvantage and could harm the Company and its employees; therefore the Board recommends a vote AGAINST this Proposal 9.

Proposal 10

Kenneth Steiner has submitted the following proposal for consideration at the 2018 Annual Meeting:

Proposal 10 – Special Shareowner Meetings

Resolved, Shareowners ask our board to take the steps necessary (unilaterally if possible) to amend our bylaws and each appropriate governing document to give holders in the aggregate of 15% of our outstanding common stock the power to call a special shareowner meeting. This proposal does not impact our board’s current power to call a special meeting.

Scores of Fortune 500 companies allow even 10% of shares to call a special meeting. Special meetings allow shareowners to vote on important matters, such as electing new directors that can arise between annual meetings.

This proposal topic won a majority vote at our 2011 annual meeting – and our top management casually ignored our majority vote. Also our bylaws do not call for a shareholder right to act by written consent.

Any claim that a shareholder right to call a special meeting can be costly – may be largely moot. When shareholders have a good reason to call a special meeting – our board should be able to take positive responding action to make a special meeting unnecessary.

Please vote for improved corporate governance:

Special Shareowner Meetings – Proposal 10

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Management Comment

Summary

Citi supports stockholders having the right to call a special meeting, which is why Citi’s By-laws already provide stockholders that own at least 25% of the outstanding shares of the Company’s common stock the power to call a special meeting of stockholders. Our Board continues to believe that a 25% threshold strikes an appropriate balance between facilitating extraordinary meetings when deemed necessary by a sufficient number of our stockholders and not providing undue power to a small minority of stockholders. In that regard, the right to call a special meeting should be reserved for those matters that are time sensitive and significant enough to warrant support of 25% of Citi’s stockholders. Given the number of outlets stockholders have to express their concerns, Citi believes no adjustment to the 25% threshold is warranted.

Important Points to Consider

➢Special meetings of stockholders should only be called if a reasonably large proportion of Citi’s stockholders determine that a meeting is necessary, for extraordinary events that only occur when fiduciary obligations or strategic concerns require that matters be addressed on an accelerated basis rather than waiting until the next annual meeting. Citi believes it is reasonable to maintain a 25% threshold in order to prevent unnecessarily frequent special meetings. The existing 25% ownership requirement strikes the appropriate balance between the right of stockholders to call a special meeting in appropriate circumstances and the substantial administrative and financial burdens that special meetings can impose on our company. The existing 25% threshold requires large and small stockholders to work together to bring an important matter to the general stockholder population through a special meeting.
➢Holding a special meeting of our stockholders would be a costly undertaking, involve substantial planning, and require us to commit significant resources and attention to the legal and logistical elements of such a meeting. Due to these costs, we believe that it is essential that this right be limited in the manner provided by the 25% threshold. The Company’s stockholders should only have to bear such expenses and our Board and management should divert attention away from overseeing and running the business only when at least a quarter of stockholders agree that it is worth doing so. If fewer than 25% of our stockholders think a special stockholder meeting is required, we believe there is insufficient reason to hold one, particularly when there are other avenues for stockholders to express concerns regarding Citi.
➢The proponent’s concern appears to be that the current minimum ownership threshold to call a special meeting of the Company’s stockholders unduly restricts or limits stockholders’ ability to call a special meeting of stockholders. Yet, the 25% ownership limit contained in the By-laws achieves the primary objective of the Proposal by ensuring that any stockholder may form a group by combining with any of a large number of other stockholders to achieve the 25% ownership threshold to call a special meeting of stockholders.
➢The concerns of stockholders who might want to call a special meeting but who cannot garner the support of a quarter of the Company’s stockholders have alternatives for expressing their concerns:
●	Stockholders of Citi have the ability to act by written consent;
●	Citi’s Board has adopted a proxy access by-law that enables stockholders to include up to two Director candidates in Citi’s Proxy Statement;
●	Stockholders have ample opportunity to express their concerns at the Company’s Annual Meeting, or, alternatively, in writing, by following the instructions on page 43 of this Proxy Statement; and
●	Stockholders can communicate directly with our Board and management.

Board Recommendation

Citi continues to believe that our current threshold of 25% to call a special meeting provides stockholders with assurance that a reasonable number of stockholders consider a matter important enough to merit a special meeting; therefore the Board recommends that you vote AGAINST this Proposal 10.

Citi 2018 Proxy Statement

STOCKHOLDER PROPOSALS	137

Submission of Future Stockholder Proposals

Under SEC Rule 14a-8, a stockholder who intends to present a proposal at the next Annual Meeting of stockholders and who wishes the proposal to be included in the Proxy Statement for that meeting must submit the proposal in writing to the Corporate Secretary of Citi, Rohan Weerasinghe, at 388 Greenwich Street, New York, New York 10013. The proposal must be received no later than November 14, 2018. The proposal and its proponent must satisfy all applicable requirements of Rule 14a-8.

Citi’s By-laws permit a stockholder or group of stockholders (up to 20) who have owned at least 3% of Citi common stock for at least three years to submit Director nominees (up to the greater of two nominees or 20% of the Board, as determined in accordance with the By-laws) for inclusion in Citi’s Proxy Statement if the nominating stockholder(s) satisfies the requirements specified in the By-laws. With respect to stockholder nominees for Director election submitted for inclusion in Citi’s Proxy Statement for the 2019 Annual Meeting, written notice of nominations must be provided by the stockholder proponent(s) to Citi in accordance with Citi’s By-laws. The notice must be delivered to, or mailed and received by, Citi’s Corporate Secretary between October 15, 2018 and November 14, 2018. These deadlines are based on the 150th day and 120th day, respectively, before the one-year anniversary of the date that the Proxy Statement for this Annual Meeting was first sent to stockholders (which date, for purposes of Citi’s By-laws, is March 14, 2018). The ability to include a nominee in Citi’s Proxy Statement is subject to the terms and conditions set forth in Citi’s By-laws.

With respect to stockholder nominees for Director election at the next Annual Meeting (other than nominees submitted for inclusion in Citi’s proxy materials) and stockholder proposals for consideration at the next Annual Meeting that are not submitted for inclusion in Citi’s proxy materials under Rule 14a-8, written notice of nominations and proposals must be provided by the stockholder proponent to Citi in accordance with Citi’s By-laws. The notice must be delivered to, or mailed and received by, Citi’s Corporate Secretary, Rohan Weerasinghe, between December 25, 2018 and January 24, 2019 and must comply with all applicable provisions of Citi’s By-laws. You may obtain a copy of Citi’s By-laws on Citi’s website or by writing to the Corporate Secretary, Rohan Weerasinghe, at 388 Greenwich Street, New York, New York 10013.

Cost of Annual Meeting and Proxy Solicitation

Citi pays the cost of the Annual Meeting and the cost of soliciting proxies. In addition to soliciting proxies by mail, Citi may solicit proxies by personal interview, telephone, and similar means. No Director, officer, or employee of Citi will be specially compensated for these activities. Citi also intends to request that brokers, banks, and other nominees solicit proxies from their principals and will pay the brokers, banks, and other nominees certain expenses they incur for such activities. Citi has retained Morrow Sodali LLC, 470 West Avenue, Stamford, CT 06902, a proxy soliciting firm, to assist in the solicitation of proxies, for an estimated fee of $30,000 plus reimbursement of certain out-of-pocket expenses.

Householding

Under SEC rules, a single set of Annual Reports and Proxy Statements may be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. In accordance with a notice sent to certain stockholders who shared a single address, only one Annual Report and Proxy Statement will be sent to that address unless any stockholder at that address requested multiple sets of documents be sent. However, if any stockholder who agreed to householding wishes to receive a separate Annual Report or Proxy Statement for 2017 or in the future, he or she may telephone toll-free 1-866-540-7095 or write to Broadridge Financial Services, Inc., Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Stockholders sharing an address who wish to receive a single set of reports may do so by contacting their banks or brokers, if they are beneficial holders, or by contacting Broadridge at the address set forth above, if they are record holders.

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Directions to 2018 Annual Meeting Location

Date and Time April 24, 2018, 9:00 a.m.

Place	The Great Hall of The Congress Plaza Hotel 520 South Michigan Avenue Chicago, Illinois 60605

The Congress Plaza Hotel is accessible by public transportation. If you plan to visit by car, please allow extra time to navigate Chicago traffic and secure parking. There are multiple parking garages near The Congress Plaza Hotel; however, it is recommended that you contact a parking garage ahead of time to ensure availability.

From the South on the Dan Ryan Expressway — I-90/94
●	Exit at Congress Parkway downtown
●	Follow Congress Parkway to Michigan Avenue
●	Turn right on Michigan Avenue — The Congress Plaza Hotel is on the corner

From the North on the Kennedy Expressway — I-90/94
●	Follow to Congress Parkway East
●	Follow Congress Parkway to Michigan Avenue
●	Turn right on Michigan Avenue — The Congress Plaza Hotel is on the corner

From the West on the Eisenhower Expressway — I-290
●	Follow to Congress Parkway East
●	Follow Congress Parkway to Michigan Avenue
●	Turn right on Michigan Avenue — The Congress Plaza Hotel is on the corner

Driving South on Lake Shore Drive — Route #41
●	Stay in right lane, exit at Randolph Street, and continue to Michigan Avenue
●	Turn left on Michigan Avenue and continue 7 blocks to the corner of Congress Parkway and Michigan Avenue
●	The Congress Plaza Hotel is on the southwest corner

Driving North on Lake Shore Drive — Route #41
●	Stay in left lane, exit at Balbo Drive, and continue to State Street
●	Turn right on State Street and continue to the corner of Congress Parkway and State Street
●	Turn right onto Congress Parkway and drive 2 blocks to Michigan Avenue
●	Turn right on Michigan Avenue — The Congress Plaza Hotel is on the corner

“L” System
Blue Line from O’Hare Airport, exit at Jackson and walk 3 blocks east
Orange Line from Midway Airport, exit at LaSalle and walk 3 blocks east
Red Line, exit at Harrison and walk 3 blocks toward Lake Michigan

Metra Rail
●	Take the Rock Island District line to LaSalle Street
●	Walk east toward Lake Michigan (approximately 7 blocks)
●	At Michigan Avenue – the hotel is on the right side

Buses — the following buses stop in front of the hotel:
1, 3, 4, 6, 26, 28, 147, J14

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139

Annex A

Additional Information Regarding Proposal 3

Glossary

CCAR refers to the Federal Reserve Board’s annual Comprehensive Capital Analysis and Review. CCAR is an important regulatory supervisory mechanism for assessing the capital adequacy of banks including, among other things, ensuring that banks have sufficient capital to continue to provide key financial services under adverse economic and financial market scenarios. Banks may not return capital to stockholders or take other capital actions unless the Federal Reserve Board indicates that it has “no objection” to a bank’s capital plan, including its requested capital actions.

Cumulative Earnings Per Share for our Performance Share Units is determined by adding the diluted earnings per share based on net income allocated to common stockholders from our quarterly earnings reports for the 12 quarters of the applicable three-year performance period.

Deferred Tax Assets or DTAs represent the accumulated tax benefits on Citi’s Consolidated Balance Sheet resulting from losses in prior years that Citi expects to use to offset tax liabilities on future profits. These assets are excluded to some extent from the calculation of a bank’s regulatory capital. This has the effect of limiting the amount of capital that a bank can deploy in its banking business or can return to stockholders. Large DTAs mean that a bank must retain higher amounts of capital, thereby making higher returns harder to achieve. Reductions in DTAs are therefore important because the reductions have the effect of making more capital usable either in Citi’s businesses or for return to Citi’s stockholders.

Efficiency Ratio is total operating expenses divided by total revenues (net of interest expense). This ratio generally compares the cost of generating revenue to the amount of revenue generated. A lower cost is preferable to a higher cost in generating the same amount of revenue, and therefore, a lower efficiency ratio is generally better than a higher one. This metric encourages management to consider the costs of generating additional revenue instead of simply maximizing revenue, and can be used on a relative basis to identify which businesses are managed better than others.

Income from Continuing Operations Before Taxes is revenues minus expenses and cost of credit, before taxes and discontinued operations.

Net Income represents a company’s after-tax profits. Net Income is an element of the metrics that measure return on assets or capital.

Return on Assets is net income divided by average assets as determined under U.S. GAAP.

Return on Tangible Common Equity is net income for a business or Citigroup (minus preferred dividends in the case of Citigroup) divided by average tangible common equity for the year. Management views this metric as an appropriate indication of the long-term potential of Citi’s operating businesses to deliver long-term value to stockholders.

Risk Appetite Ratio is the ratio between the earnings of a business unit, including expected losses (defined as revenues, net of interest expense, minus operating expenses minus expected losses) (the numerator) and the stress losses (i.e., unexpected losses) of Citi or the applicable business segment under a 1-in-10 year stress scenario (the denominator). The applicable business unit should produce sufficient earnings each year, so that it does not lose money under a moderate stress event (i.e., a 1-in-10 year stress scenario). As long as the relationship is higher than 1-to-1, then the business unit “passes” the Risk Appetite Ratio test. The Risk Appetite Ratio is currently viewed as a baseline standard or a minimum goal.

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140	ANNEX A

Risk Appetite Surplus, for a business unit, is earnings (defined as revenues, net of interest expense, minus operating expenses) minus both expected losses and unexpected losses (i.e., the stress losses of the business unit under a 1-in-10 year stress scenario). The Risk Appetite Surplus metric is intended to measure the ability of a business unit to withstand a moderate stress event without incurring an annual loss. Risk Appetite Surplus is used as a more nuanced qualitative tool to evaluate the capital generation power of businesses that may “pass” the Risk Appetite Ratio test.

Citigroup – Financial Scorecard Metric Detail and Reconciliations

(In millions of dollars, except ratios)

	Citigroup	GCB	ICG	Latin America
As Reported Income from Continuing Operations before Income Taxes	$22,761	$7,213	$16,074	$3,234

Less: Provision for Income Taxes	29,388	3,320	7,008	1,132
Add: Income from Discontinued Operations	(111)	—	—	—
Less: Noncontrolling Interests	60	9	57	4
As Reported Net Income (Loss)	$(6,798)	$3,884	$9,009	$2,098

Add Back: Provision for Income Taxes Related to Tax Reform	22,594	750	2,000	—
Adjusted Net Income for Adjusted Return on Assets and Return on
Tangible Common Equity	$15,796	$4,634	$11,009	$2,098

Average Assets	$1,875,400	$418,000	$1,358,000	$129,000
As Reported ROA (As Reported Net Income/Average Assets)	(0.36% )	0.93%	0.66%	1.63%
Adjusted ROA (Adjusted Net Income/Average Assets)	0.84%	1.11%	0.81%	1.63%

Revenues, Net of Interest Expense	$71,449	$32,697	$35,667	$9,368

Total Operating Expenses	$41,237	$17,843	$19,608	$4,763

Efficiency Ratio (Operating Expenses/Revenues, Net of Interest Expense)	57.7%	54.6%	55.0%	50.8%

Adjusted Net Income (from above)	$15,796	$4,634	$11,009	$2,098
Preferred Stock Dividends	1,213
Income Available to Common Shareholders	$14,583

Total Common Equity at December 31, 2017	$181,487
Less:
Goodwill at December 31, 2017	22,256
Intangible Assets (Other Than Mortgage Servicing Rights)
at December 31, 2017	4,588
Goodwill and Intangible Assets (Other Than MSRs) Related to
Assets Held-for-Sale at December 31, 2017	32
Tangible Common Equity at December 31, 2017	$154,611
Average Tangible Common Equity during 2017 (Excluding the Impact of
Tax Reform)	$180,458	$36,000	$82,000	$12,900
Return on Tangible Common Equity	8.1%	12.9%	13.4%	16.3%

Risk Appetite Ratio:
Unexpected Losses	$16,246	$4,779	$7,234	$1,558
Expected Losses	$11,036	$7,267	$1,126	$1,104
Risk Appetite Ratio (RAR) = [Revenues - Operating Expenses -
Expected Losses]/Unexpected Losses	118%	159%	206%	225%
Risk Appetite Surplus (RAS) = [Revenues - Operating Expenses -
Expected Losses - Unexpected Losses]	$2,930	$2,808	$7,699	$1,943

Citi 2018 Proxy Statement

ANNEX A	141

	December 31, 2017	December 31, 2016	% Increase (Decrease)
Total Citi End-of-Period (EOP) Loans, Deposits and Retail Assets
Under Management:

Total EOP Loans - As Reported	$667,034	$624,369	7%
Impact of FX Translation	—	12,300
Total EOP Loans - Ex-FX	$667,034	$636,669	5%

Total EOP Deposits - As Reported	$959,822	$929,406	3%
Impact of FX Translation	—	23,400
Total EOP Deposits - Ex-FX	$959,822	$952,806	1%

Total EOP Retail Assets Under Management (AUMs) - As Reported	$160,900	$137,500	17%
Impact of FX Translation	—	3,826
Total AUMs - Ex-FX	$160,900	$141,326	14%

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142

Annex B

Citigroup 2014 Stock Incentive Plan

(as amended and restated as of April 24, 2018, subject to approval by stockholders)
(marked to show amendment described in Proposal 4)

1.	Purpose

The purposes of the Citigroup 2014 Stock Incentive Plan (the “Plan”) are to (i) align incentive compensation programs with the Company’s long-term business objectives and the interests of stockholders; (ii) attract and retain Employees by providing compensation opportunities that are competitive within the global financial services industry; and (iii) provide compensation opportunities that do not create incentives to take imprudent risks.

2.	Effective Date and Term

The Plan became effective on April 22, 2014 (the “Effective Date”). Unless terminated earlier by the Committee, the Plan will expire on the date of the annual general meeting of stockholders to be held in 2019. The Plan replaces the Prior Plan for Awards granted on or after the Effective Date. Awards may not be granted under the Prior Plan beginning on the Effective Date, but the adoption and effectiveness of the Plan will not affect the terms or conditions of any outstanding awards granted under the Prior Plan or any other plan prior to the Effective Date.

3.	Definitions

“Award” shall mean an Option, SAR, or Stock Award granted under the Plan.

“Award Agreement” shall mean the paper or electronic document evidencing an Award granted under the Plan.

“Board” shall mean the Board of Directors of the Company.

“Change of Control” shall have the meaning set forth in Section 11.

“Code” shall mean the Internal Revenue Code of 1986, as amended, including any rules and regulations promulgated thereunder.

“Committee” shall mean the Personnel and Compensation Committee of the Board, or a sub-committee thereof, the members of which shall satisfy the requirements of Rule 16b-3 of the 1934 Act and who, or another sub-committee thereof, shall also qualify, and remain qualified, as “outside directors,” as defined in Section 162(m) of the Code; provided, however, that with respect to the application of the Plan to Directors, unless specifically provided otherwise herein, the Board. Unless expressly provided otherwise herein or not permitted by applicable law, “Committee” includes any authorized delegate of the Committee, including each Plan Administrator. For avoidance of doubt, a failure of one or more members of the Committee to satisfy the requirements of Rule 16b-3 of the 1934 Act or Section 162(m) of the Code shall not impair the validity of actions taken by the Committee, including the granting of any Award.

“Common Stock” shall mean the common stock of the Company, par value $.01 per share.

“Company” shall mean Citigroup Inc., a Delaware corporation.

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ANNEX B	143

“Covered Employee” shall mean “covered employee” as such term is defined in Section 162(m)(3) of the Code.

“Deferred Stock Award” shall mean an Award payable in shares of Common Stock at the end of a specified deferral period that is subject to the terms, conditions, limitations, and restrictions set forth in the Plan and an Award Agreement.

“Director” shall mean a member of the Board who is not also an active employee or officer of the Company or a Subsidiary.

“Employee” shall have the meaning set forth in General Instruction A to the Registration Statement on Form S-8 promulgated under the Securities Act of 1933, as amended, or any successor form or statute, as determined by the Committee. Notwithstanding the foregoing, consultants and advisors (other than Directors) shall not be eligible to receive Awards under the Plan.

“Fair Market Value” shall mean, in the case of a grant of an Option or a SAR, the closing price of a share of Common Stock on the New York Stock Exchange (or, if the Common Stock is not traded on the New York Stock Exchange, the principal national securities exchange upon which the Common Stock is traded or quoted) on the date on which the Option or the SAR is granted. For all other purposes of administering an Award (including Options and SARs granted as Substitute Awards), “Fair Market Value” shall be as determined pursuant to the valuation methodology approved for such purpose by the Committee.

“GAAP” shall mean U.S. generally accepted accounting principles.

“Gross Misconduct” shall mean any conduct by a Participant (a) while employed by the Company or a Subsidiary that is competitive with the Company’s or any Subsidiary’s business operations, (b) that is in breach of any obligation that Participant owes to the Company or any Subsidiary or of that Participant’s duty of loyalty to the Company or any Subsidiary, (c) that is materially injurious to the Company or any Subsidiary, or (d) that otherwise constitutes “gross misconduct” as determined pursuant to guidelines adopted by the Committee or a duly authorized Plan Administrator.

“Option” shall mean the right to purchase a specified number of shares of Common Stock at a stated exercise price for a specified period of time subject to the terms, conditions, limitations, and restrictions set forth in the Plan and an Award Agreement.

“Participant” shall mean an Employee or former Employee who holds an Award under the Plan (and the legal representative of the estate of a deceased Participant).

“Performance Condition” shall mean any condition to the vesting of an Award based on the performance of the Company (including one or more of its Subsidiaries), the performance of any branch, business unit of the Company (or of any Subsidiary), or the performance of an individual Participant (other than remaining employed by the Company or a Subsidiary), whether based on absolute or relative performance measures, and whether or not the Award is intended to be a Qualified Performance-Based Award.

“Plan Administrator” shall mean any officer or employee of the Company or a Subsidiary performing a function related to administration of the Plan as part of his or her normal job duties, and any director, officer, or employee, whether acting alone or as part of a committee or other group, or non-employee agent, to whom any authority over any matter related to administration of the Plan or any Award has been directly or indirectly delegated by the Committee.

“Prior Plan” shall mean the Citigroup 2009 Stock Incentive Plan.

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144	ANNEX B

“Qualified Performance-Based Award” shall mean any Award (other than an Option or SAR that otherwise qualifies as performance-based compensation under Section 162(m) of the Code) designated as such by the Committee at the time of grant, based upon a determination that (a) the Participant is or may be a Covered Employee in the year in which the Company would expect to be able to claim a tax deduction with respect to such Award, and (b) the Committee intends for the Award to satisfy the requirements of Section 162(m) of the Code.

“Repricing” shall mean (a) any action that constitutes a “repricing” under GAAP or the rules of the New York Stock Exchange (including any modification or amendment to an outstanding Option or SAR that has the effect of reducing its exercise price), (b) any cancellation of an Option or SAR when its exercise price exceeds Fair Market Value in exchange for cash, (c) any cancellation of an Option or SAR in exchange for a new Option or SAR with a lower exercise price, or (d) a substitution of a Stock Award for an Option or SAR when its exercise price exceeds Fair Market Value; in each case other than an adjustment to an outstanding Award that is consistent with the requirements of Section 6(d).

“Restricted Stock Award” shall mean an Award of Common Stock that is subject to the terms, conditions, limitations, and restrictions set forth in the Plan and an Award Agreement.

“SAR” shall mean “stock appreciation right,” which is a right to receive a payment, during a specified term, in cash, Common Stock, or a combination thereof, in an amount equal to the excess of the Fair Market Value of a specified number of shares of Common Stock at the time the SAR is exercised over the exercise price of such SAR, which right is subject to the terms, conditions, limitations, and restrictions set forth in the Plan and an Award Agreement.

“Section 16(a) Officer” shall mean an Employee who is subject to the reporting requirements of Section 16(a) of the 1934 Act.

“Stock Award” shall mean a Deferred Stock Award, a Restricted Stock Award, a Stock Payment, or Other Stock-Based Award.

“Stock Payment” shall mean an immediately vested payment in shares of Common Stock that may or may not be in lieu of cash.

“Subsidiary” shall mean any of the consolidated subsidiaries of the Company.

“Substitute Award” shall mean an Award designated as such and granted in connection with a transaction between the Company or a Subsidiary and another entity or business in substitution or exchange for, or conversion, adjustment, assumption, or replacement of, awards previously granted by such other entity to any individuals who have become Employees of the Company or any Subsidiary as a result of such transaction or who were formerly employed by the acquired entity. An Award granted as an inducement to joining the Company or a Subsidiary in replacement of an award forfeited when leaving a previous employer to join the Company or a Subsidiary shall not be considered a Substitute Award.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder and any successor thereto.

4. The Committee

(a)

Committee Authority. The Committee shall have full and exclusive power to administer and interpret the Plan, to grant Awards and to adopt such administrative rules, regulations, procedures, and guidelines governing the Plan and Awards as it deems appropriate from time to time. The Committee’s authority shall include, but not be limited to, the authority to (i) determine the type of Awards to be granted under the Plan; (ii) select Award recipients and determine the extent of their participation; and (iii) establish all other terms, conditions, limitations, and restrictions applicable to Awards, Award programs and the shares of Common

Citi 2018 Proxy Statement

ANNEX B	145

Stock issued pursuant thereto. Subject to the limitations set forth in the Plan, the Committee may suspend, accelerate, or defer the vesting or payment of Awards, cancel or modify outstanding Awards, waive any conditions or restrictions imposed with respect to Awards or the Common Stock issued pursuant to Awards, and make any and all other determinations that it deems appropriate with respect to the administration of the Plan.

(b)

Administration of the Plan. The administration of the Plan shall be managed by the Committee. The Committee shall have the power to prescribe and modify, as necessary, the form of Award Agreement, to correct any defect, supply any omission, or clarify any inconsistency in the Plan and/or in any Award Agreement and to take such actions and make such administrative determinations that the Committee deems appropriate. Any decision of the Committee in the administration of the Plan shall be final, binding, and conclusive on all parties concerned, including the Company, its stockholders and Subsidiaries, and all Participants.

(c)

Delegation of Authority. To the extent not inconsistent with applicable law, the rules of the New York Stock Exchange, or other provisions of the Plan, the Committee may at any time delegate to a Plan Administrator some or all of its authority over the administration of the Plan, with respect to persons who are not Section 16(a) Officers or Covered Employees. Actions taken or determinations made by or ratified by a duly authorized Plan Administrator shall have the same force and effect as if undertaken or made by the Committee, and all references in the Plan to the Committee (except with respect to actions or determinations related exclusively to Section 16(a) Officers or Covered Employees) shall be deemed to include a reference to a duly authorized Plan Administrator.

(d)

Prohibition Against Repricing. Notwithstanding any provision of the Plan to the contrary, in no event shall any action be taken under the Plan that constitutes a Repricing of any Option or SAR granted under the Plan, or of any option or stock appreciation right granted under the Prior Plan or any other plan of the Company or of an acquired company, except with approval of the stockholders of the Company.

(e)

Indemnification. No member of the Committee or any Plan Administrator shall be personally liable for any action or determination made with respect to the Plan, except for his or her own willful misconduct or as expressly provided by statute. The members of the Committee and every Plan Administrator shall be entitled to indemnification and reimbursement from the Company, to the extent permitted by applicable law and the By-laws and policies of the Company. In the performance of its functions under the Plan, the Committee (and each member of the Committee and every Plan Administrator) shall be entitled to rely in good faith upon information and advice furnished by the Company’s officers, employees, accountants, counsel, and any other party they deem appropriate, and neither the Committee nor any Plan Administrator shall be liable for any action taken or not taken in reliance upon any such advice.

5. Participation

(a)

Eligible Employees. The Committee shall determine which Employees shall be eligible to receive Awards under the Plan, provided that consultants and advisors (other than members of the Board in their roles as such) shall not be eligible to receive Awards under the Plan. Former Employees may be eligible to receive Awards under the Plan, but only if a Substitute Award or with respect to their last year of service. With respect to Employees subject to U.S. income tax, Options and SARs (unless Substitute Awards) shall only be granted to such Employees who provide direct services to the Company or a Subsidiary of the Company as of the date of grant of the Option or SAR.

(b)

Participation by Employees of Subsidiaries. Employees of Subsidiaries may participate in the Plan upon approval of Awards to such Employees by the Committee. Awards to Employees of Subsidiaries may be conditioned upon the Subsidiary’s agreement to reimburse the Company for costs and expenses of such participation, as determined by the Committee.

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146	ANNEX B

(c)

Participation Outside of the United States. In order to facilitate the granting of Awards to Employees who are foreign nationals or who are employed outside of the U.S., the Committee may provide for such special terms and conditions, including, without limitation, substitutes for Awards, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy, or custom.

(d)	Maximum Individual Awards

(i)

Limits on Awards to Directors. Awards under the Plan in any calendar year to a Director in respect of service as a Director (including Awards made at the election of a Director in lieu of all or any portion of his or her cash retainers) may not exceed $900,000 in value, based on the combined grant-date fair value of each Stock Award and the grant-date fair value (in each case as determined in accordance with GAAP) of each Option or SAR that is granted during a calendar year.

(ii)

Limits on Options and SARs. The aggregate number of shares of Common Stock that may be subject to all Options and SARs granted to an individual Employee (other than as a Director) in a calendar year may not exceed 1,000,000 shares (subject to adjustment pursuant to Section 6(d)).

(iii)

Limits on Stock Awards. The aggregate number of shares of Common Stock that may be subject to all Stock Awards granted to an individual Employee (other than as a Director) in a calendar year may not exceed 1,000,000 shares (subject to adjustment pursuant to Section 6(d)).

(iv)	Substitute Awards. Notwithstanding the foregoing, shares subject to an Award that is a Substitute Award shall not count against any individual Award limit in this Section 5(d).

6. Available Shares of Common Stock

(a)

Shares Subject to the Plan. Common Stock issued pursuant to Awards granted under the Plan may be shares that have been authorized but unissued, or have been previously issued and reacquired by the Company, or both. Reacquired shares may consist of shares purchased in open market transactions or otherwise. Pursuant to and subject to the other provisions of this Section 6, the aggregate number of shares of Common Stock that may be issued pursuant to Awards granted under the Plan shall not exceed the sum of (i) fifty-two million (52,000,000) shares; and (ii) any additional number of shares that may be authorized for issuance pursuant to any amendments to the Plan approved by stockholders of the Company after the Effective Date. Effective April 28, 2015, pursuant to an amendment to the Plan approved by the stockholders of the Company, an additional twenty million (20,000,000) shares of Common Stock were authorized for issuance to Participants pursuant to Awards granted under the Plan. Effective April 26, 2016, pursuant to an amendment to the Plan approved by the stockholders of the Company, an additional twenty million (20,000,000) shares of Common Stock were authorized for issuance to Participants pursuant to Awards granted under the Plan. Effective April 24, 2018, pursuant to an amendment to the Plan approved by the stockholders of the Company, an additional fifteen million (15,000,000) shares of Common Stock were authorized for issuance to Participants pursuant to Awards granted under the Plan.

(b)

Forfeited and Expired Awards. Awards granted under the Plan that are forfeited, expire, or are cancelled or settled without issuance of shares shall not count against the maximum number of shares that may be issued under the Plan as set forth in Section 6(a) and shall be available for future Awards under the Plan. Notwithstanding the foregoing, all shares of Common Stock that are (i) withheld or tendered in payment of an Option exercise price or repurchased by the Company with Option exercise proceeds; (ii) withheld or tendered to satisfy any tax withholding obligation (in connection with any Option, SAR, Stock Award, or otherwise); (iii) covered by a SAR (to the extent that it is settled in shares of Common Stock, without regard to the number of shares of Common Stock that are actually issued to the Participant upon exercise); (iv) withheld by the Company to satisfy any debt or other obligation owed to the Company or any Subsidiary; and (v) fractional shares of Common Stock that are cancelled pursuant to Section 7(f), shall be considered issued pursuant to the Plan and shall not be added to the maximum number of shares that may be issued under the Plan as set forth in Section 6(a).

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ANNEX B	147

(c)

Other Items not Included in Allocation. The maximum number of shares that may be issued under the Plan as set forth in Section 6(a) shall not be affected by (i) the payment in cash of dividends or dividend equivalents in connection with outstanding Awards; or (ii) the grant of Substitute Awards. Any shares purchased by or on behalf of Participants in a dividend reinvestment program established under the Plan shall not count against the maximum number of shares that may be issued under the Plan as set forth in Section 6(a), provided that such shares are purchased in open-market transactions or are treasury shares purchased directly from the Company at Fair Market Value at the time of purchase. Unless the Committee determines otherwise, Section 16(a) Officers may not participate in dividend reinvestment programs established under the Plan.

(d)

Adjustments. In the event of any change in the Company’s capital structure, including but not limited to a change in the number of shares of Common Stock outstanding, on account of (i) any stock dividend, stock split, reverse stock split, or any similar equity restructuring; or (ii) any combination or exchange of equity securities, merger, consolidation, recapitalization, reorganization, or divesture or any other similar event affecting the Company’s capital structure, to reflect such change in the Company’s capital structure, the Committee shall make appropriate equitable adjustments to (i) the maximum number of shares of Common Stock that may be issued under the Plan as set forth in Section 6(a); and (ii) to the extent permitted under Section 162(m) of the Code, the maximum number of shares that may be granted to any single individual pursuant to the limits set forth in Section 5(d). In the event of any extraordinary dividend, divestiture, or other distribution (other than ordinary cash dividends) of assets to stockholders, or any transaction or event described above, to the extent necessary to prevent the enlargement or diminution of the rights of Participants, the Committee shall make appropriate equitable adjustments to the number or kind of shares subject to an outstanding Award, the exercise price applicable to an outstanding Award, and/or a Performance Condition. Any adjustments under this Section 6(d) shall be made in a manner that does not adversely affect the exemption provided pursuant to Rule 16b-3 under the 1934 Act or qualification under Section 162(m) of the Code, to the extent each may be applicable. The Company shall give each Participant notice of an adjustment to an Award hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes. Notwithstanding the foregoing, the Committee shall decline to adjust any Award made to a Participant if such adjustment would violate applicable law.

7. Awards Under the Plan

Awards under the Plan may be granted as Options, SARs, or Stock Awards, as described below. Awards may be granted singly, in combination, or in tandem as determined by the Committee. Subject to the terms of the Plan (including but not limited to the minimum vesting requirement of Section 7(d)), Awards shall have such terms, conditions, limitations, and restrictions as may be determined by the Committee from time to time, and may include vesting, forfeiture, and clawback provisions.

(a)

Options. Options shall expire after such period, not to exceed 10 years, as may be determined by the Committee. If an Option is exercisable in installments, such installments or portions thereof that become exercisable shall remain exercisable until the Option expires or is otherwise cancelled pursuant to its terms or the terms of the Plan. In no event shall any Option issued under the Plan be a “reload” Option or carry any similar rights.

(i)

Exercise Price. The Committee shall determine the exercise price per share for each Option, which shall not be less than 100% of the Fair Market Value on the grant date, unless the Option is a Substitute Award.

(ii)

Exercise of Options. Upon satisfaction of the applicable conditions relating to vesting and exercisability, as determined by the Committee, and upon provision for the payment in full of the exercise price and applicable taxes due, the Participant shall be entitled to exercise the Option and receive the number of shares of Common Stock issuable in connection with the Option exercise. The shares issued in connection with the Option exercise may be subject to such conditions and restrictions as the Committee may determine, from time to time. An Option may be exercised by any method as may be permitted by the Committee from time to time, including but not limited to any “net exercise” or other “cashless” exercise method.

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148	ANNEX B

(b)

Stock Appreciation Rights. SARs granted under the Plan shall expire after such term, not to exceed 10 years, as may be determined by the Committee. The exercise price per share of Common Stock subject to a SAR shall not be less than 100% of Fair Market Value on the grant date, unless the SAR is a Substitute Award.

(c)	Stock Awards

(i)

Stock Payment. Subject to the terms of the Plan, the Committee may grant vested shares of Common Stock as a Stock Payment. A Stock Payment may be in lieu of cash compensation, but may be subject to restrictions on sale or transfer, or cancellation and recoupment, as determined by the Committee. A Stock Payment under the Plan may be granted as, or in payment of, a bonus including without limitation any compensation that is intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code, determined pursuant to any other plan. Any shares of Common Stock granted as a Stock Payment in lieu of cash compensation shall be valued at their Fair Market Value.

(ii)

Restricted Stock. Unvested shares of Common Stock issued pursuant to a Restricted Stock Award shall be entitled to voting rights as provided in Section 9, unless determined otherwise by the Committee. Upon satisfaction of all conditions to vesting and any tax withholding obligations, and upon the lapse of any post-vesting restrictions on sale or transfer, shares of Common Stock subject to a Restricted Stock Award shall be delivered to a Participant free of restriction. A Restricted Stock Award may, but need not, be a Qualified Performance-Based Award.

(iii)

Deferred Stock. A Deferred Stock Award represents only an unfunded, unsecured promise to deliver shares of Common Stock in the future and does not give a Participant any greater rights than those of an unsecured general creditor of the Company. Upon satisfaction of all conditions to vesting and any tax withholding obligations, shares of Common Stock subject to a vested Deferred Stock Award will be issued, and upon the lapse of any post-vesting restrictions on sale or transfer, such shares of Common Stock will be delivered to a Participant free of restriction. A Deferred Stock Award may, but need not, be a Qualified Performance-Based Award.

(iv)

Other Stock-Based Awards. To the extent not prohibited by applicable law, the Committee may grant any other Award that is denominated in shares of Common Stock and that may be settled in cash and/ or by the delivery of shares of Common Stock (for the avoidance of doubt, an award that by its terms may be settled only in cash shall not be an Award under this Plan). An Other Stock-Based Award may, but need not, be a Qualified Performance-Based Award.

(d)

Minimum Vesting. Awards shall not vest in full prior to the third anniversary of their grant date; provided, however, that the Committee may grant Awards that vest in full in less than three years (i) on account of a Participant’s retirement, death, disability, leave of absence, termination of employment, or upon the sale or other disposition of a Participant’s employer or any other similar event, as specified in the Award Agreement; (ii) upon satisfaction of a Performance Condition subject to a performance period of at least one year; or (iii) as a Substitute Award in replacement of an award scheduled to vest in full in less than three years from the date of grant of such Substitute Award. Notwithstanding the foregoing, up to 10% of the shares of Common Stock authorized for issuance under the Plan pursuant to Section 6(a) (as it may be adjusted pursuant to Section 6(d)) may be granted as Stock Payments or subject to other Awards that provide for vesting in full in less than three years.

(e)	Performance-Based Awards

(i)

The Committee may grant Awards that are subject to, or may vest on an accelerated basis upon, the achievement of one or more Performance Conditions related to a period of performance of not less than one year. A premium-priced Option or SAR that is subject to no other Performance Condition shall be considered to have a Performance Condition (for purposes of Section 7(d)) only if its exercise price is at least 125% of Fair Market Value on the grant date. If an Award is designated as a Qualified Performance- Based Award, it shall be administered as set forth in Section 7(e)(ii).

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ANNEX B	149

(ii)

The Committee may at the time of grant of any Award (other than an Option or SAR that otherwise qualifies under Section 162(m) of the Code) designate such Award as a Qualified Performance- Based Award. Qualified Performance-Based Awards shall be administered in accordance with the following procedures:

A.

Vesting of the Award or the maximum amount of the Award eligible to vest shall be determined based on the attainment of written objective Performance Conditions selected by the Committee in accordance with Section 7(e)(ii)(B) for a performance period established by the Committee while the attainment of the Performance Conditions for that performance period is substantially uncertain and not more than 90 days after the commencement of the performance period, which may not be less than one year.

B.

The vesting of a Qualified Performance-Based Award or the maximum amount of a Qualified Performance-Based Award eligible to vest must be based on one or more of the following objective Performance Conditions and expressed in either, or a combination of, absolute or relative values or a percentage of: revenue, revenue or product growth, net income (pre- or after-tax), earnings, earnings per share, stockholders’ equity or return on stockholders’ equity, assets or return on assets, return on risk-adjusted assets, capital or return on capital, return on risk capital, book value or book value per share, economic value-added models or equivalent metrics, operating income, pre- or after-tax income, expenses or reengineering savings, margins, cash flow or cash flow per share, stock price, total shareholder return, market share, debt reduction, net promoter scores, operating efficiency ratios, expense ratios, liquidity ratios, or regulatory achievements. Such Performance Conditions may be used on an absolute or relative basis to measure the performance of the Company as a whole, any business unit(s) of the Company and its Subsidiaries and/or one or more of its branches or affiliates, or the performance of an individual Covered Employee, and may be used in any combination as the Committee may deem appropriate. Such Performance Conditions may be based on performance determined on a per share basis (either basic or fully diluted) and/or as compared to the performance of a group of peer or comparator companies, prior performance periods, a published or special index or indices that the Committee deems appropriate, or such other measures selected or defined by the Committee at the time such Performance Conditions are established.

C.

Upon the conclusion of each performance period, the Committee shall determine whether the applicable Performance Conditions established in accordance with Section 7(e)(ii)(A) and (B) have been met with respect to each Participant, and if so, shall certify in writing that such Performance Conditions have been met and the amount payable pursuant to each Participant’s Qualified Performance-Based Award. No Qualified Performance-Based Award will be paid for a performance period until such certification is made by the Committee.

(iii)

Except as otherwise expressly provided, all financial terms used in defining a Performance Condition shall be as defined under GAAP or such other objective principles (including but not limited to International Financial Reporting Standards) as may be designated by the Committee, and may provide for such objectively determinable adjustments, modifications, or amendments as the Committee deems appropriate, including (but not limited to) with respect to items determined to be extraordinary or unusual in nature or infrequent in occurrence, or that are related to discontinued operations, the disposal of a business or assets, or a change in accounting principle under GAAP, or that are attributable to the business operations of any entity acquired by the Company or a Subsidiary during a relevant performance period.

(f)

Fractional Shares. The Company shall not be obligated to issue any fractional shares of Common Stock in settlement of Awards granted under the Plan. If an Award includes or results in an entitlement to a fractional share for any reason, the Award shall be settled in full by issuance of the maximum whole number of shares of Common Stock the Participant is entitled to receive pursuant to the terms of the Award (upon satisfaction of all applicable conditions to the issuance of shares) and the Company may cancel the fractional share without any compensation to the Participant.

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150	ANNEX B

8. Dividends and Dividend Equivalents

The Committee may provide that Stock Awards shall earn dividends or dividend equivalents. Such dividends or dividend equivalents may be paid currently or may be credited to an account maintained on the books of the Company. Any payment or crediting of dividends or dividend equivalents will be subject to such terms, conditions, limitations, and restrictions as the Committee may establish, from time to time, including, without limitation, reinvestment in additional shares of Common Stock or common share equivalents. Notwithstanding the foregoing, the Committee may not provide for the current payment of dividends or dividend equivalents with respect to any shares of Common Stock subject to an Award with a Performance Condition; for such Awards, the Committee may only provide for the accrual of dividends or dividend equivalents that will not be payable to a Participant unless and until, and only to the extent that, the shares of Common Stock subject to the Award vest upon satisfaction of the relevant Performance Condition and all other applicable conditions to vesting. Dividend or dividend equivalent rights shall be as specified in the Award Agreement, or pursuant to a resolution adopted by the Committee with respect to outstanding Awards. No dividends or dividend equivalents shall be paid on Options or SARs.

9. Voting

Unless the Committee has determined otherwise, a Participant shall have the right to direct the vote of shares of Common Stock subject to an unvested Restricted Stock Award. Unvested shares of Common Stock that are eligible to vote shall be voted by a Plan Administrator in accordance with instructions received from Participants (unless to do so would constitute a violation of any applicable exchange rules). Shares subject to unvested Restricted Stock Awards as to which no instructions are received shall be voted by the Plan Administrator proportionately in accordance with instructions received with respect to all other unvested Restricted Stock Awards (including, for these purposes, outstanding awards granted under the Prior Plan and any other “non-qualified” stock incentive plan of the Company) that are eligible to vote (unless to do so would constitute a violation of any applicable exchange rules).

10. Nontransferability

Awards granted under the Plan, and during any period of restriction on transferability, shares of Common Stock issued in connection with the exercise of an Option or a SAR, or vesting of a Stock Award may not be sold, pledged, hypothecated, assigned, margined, or otherwise transferred by a Participant in any manner other than by will or the laws of descent and distribution, unless and until the shares underlying such Award have been issued, and all restrictions applicable to such shares have lapsed or have been waived by the Committee. No Award or interest or right therein shall be subject to the debts, contracts, or engagements of a Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment, or any other means whether such disposition be voluntary or involuntary or by operation of law, by judgment, lien, levy, attachment, garnishment, or any other legal or equitable proceedings (including bankruptcy and divorce), and any attempted disposition thereof shall be null and void, of no effect, and not binding on the Company in any way. Notwithstanding the foregoing, the Committee may permit Options and/or shares issued in connection with an Option or a SAR exercise that are subject to restrictions on transferability, to be transferred one time and without payment or consideration to a member of a Participant’s immediate family or to a trust or similar vehicle for the benefit of a Participant’s immediate family members. During the lifetime of a Participant, all rights with respect to Awards shall be exercisable only by such Participant or, if applicable pursuant to the preceding sentence, a permitted transferee.

11. Change of Control of the Company

(a)	The Committee may, at the time an Award is made or at any time prior to, coincident with, or after the time of a Change of Control:

(i)	provide for the adjustment of any Performance Conditions as the Committee deems necessary or appropriate to reflect the Change of Control;

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ANNEX B	151

(ii)

provide for the cancellation of any Awards then outstanding if the surviving entity or acquiring entity (or the surviving or acquiring entity’s parent company) in the Change of Control replaces the Awards with new rights of substantially equivalent value, as determined by the Committee;

(iii)

provide that upon an involuntary termination of a Participant’s employment as a result of a Change of Control, any time periods shall accelerate, and any other conditions relating to the vesting, exercise, payment, or distribution of an Award shall be waived; or

(iv)

provide that Awards shall be purchased for an amount of cash equal to the amount that could have been obtained for the shares covered by a Stock Award if it had been vested and or by an Option or SAR if it had been exercised at the time of the Change of Control.

(b)

Notwithstanding any other provisions of the Plan or an Award Agreement to the contrary, the vesting, payment, purchase, or distribution of an Award may not be accelerated by reason of a Change of Control for any Participant unless the Participant’s employment is involuntarily terminated as a result of the Change of Control. For purposes of this Section 11, a Participant’s employment will be deemed to have been involuntarily terminated as a result of a Change of Control if it is involuntarily terminated other than for Gross Misconduct at any time beginning on the date of the Change of Control up to and including the first anniversary of the Change of Control.

(c)	A “Change of Control” shall be deemed to occur if and when:

(i)

any person, including a “person” as such term is used in Section 14(d)(2) of the 1934 Act (a “Person”), is or becomes a beneficial owner (as such term is defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities;

(ii)

individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii)	all or substantially all of the assets of the Company are sold, transferred, or distributed, or the Company is dissolved or liquidated; or

(iv)

a reorganization, merger, consolidation, or other corporate transaction involving the Company (a “Transaction”) is consummated, in each case, with respect to which the stockholders of the Company immediately prior to such Transaction do not, immediately after the Transaction, own more than 50% of the combined voting power of the Company or other corporation resulting from such Transaction in substantially the same respective proportions as such stockholders’ ownership of the voting power of the Company immediately before such Transaction.

12. Award Agreements

Each Award under the Plan shall be evidenced by an Award Agreement (as such may be amended from time to time) that sets forth the terms, conditions, restrictions, and limitations applicable to the Award, including, but not limited to, the provisions governing vesting, exercisability, payment, forfeiture, and termination of employment, all or some of which may be incorporated by reference into one or more other documents delivered or otherwise made available

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152	ANNEX B

to a Participant in connection with an Award. The Committee need not require the formal execution or acceptance of such document by the Participant, in which case acceptance of any benefit of the Award by the Participant shall constitute agreement by the Participant to the terms, conditions, restrictions, and limitations set forth in the Plan and the Award Agreement as well as the administrative guidelines and practices of the Company in effect from time to time. Any assertion by an Employee that any term, condition, limitation, or restriction of the Award as specified in the Award Agreement is invalid or not binding on such Employee because of his or her non-acceptance of the Award Agreement (or any portion thereof) shall be deemed a refusal of the Award and the Employee shall cease to be a Participant with respect to the Award, which shall be immediately cancelled. Each Award Agreement shall provide for forfeiture of unvested Awards if it is determined that a Participant engaged in Gross Misconduct on or prior to a vesting date. Award Agreements and any other document required to be delivered to a Participant in connection with an Award may be delivered in electronic form (including by posting on the Company’s intranet or other shared electronic medium controlled by the Company to which a Participant has access).

13. Tax Withholding

Participants shall be solely responsible for any applicable taxes (including without limitation income, payroll, and excise taxes) and penalties, and any interest that accrues thereon, which they incur under applicable law in connection with the receipt, vesting, or exercise of any Award. The Company and its Subsidiaries shall have the right to require payment of, or may deduct from any payment made under the Plan or otherwise to a Participant, or may permit or require shares to be tendered or sold, including shares of Common Stock delivered or vested in connection with an Award, in an amount sufficient to cover withholding of any federal, state, local, foreign, or other governmental taxes or charges required by law, or hypothetical taxes required to be paid by a Participant pursuant to a tax-equalization policy for expatriate employees, and to take such other action as may be necessary to satisfy any such withholding or payment obligations. The value of any shares allowed to be withheld or tendered for tax withholding may not exceed the amount allowed consistent with fixed plan accounting in accordance with GAAP, to the extent applicable. To the extent that a number of shares of Common Stock sufficient to satisfy a tax withholding obligation of the Company may not be withheld (whether because the Award has not vested in full pursuant to its terms, administrative procedures in effect at such time, applicable accounting principles, or any other reason), it shall be a condition to the obligation of the Company to issue shares of Common Stock upon the exercise of an Option or a SAR, or in settlement of any vested Award, that a Participant pay to the Company, on demand, such amount as may be requested by the Company for the purpose of satisfying any actual tax withholding (or hypothetical tax) liability. If the amount is not timely paid to the Company in cash by such Participant, the Company may cancel the Award and refuse to issue such shares.

14. Repayment Obligations and Right of Set-Off

(a)

If the Committee determines that all conditions to vesting and payment or distribution of an Award (or any portion thereof), or the vesting and exercisability of an Option or SAR (or any portion thereof), were not satisfied in full on the scheduled vesting date (including but not limited to, any Performance Condition), the Committee shall cancel such vesting and refuse to issue or distribute shares or cash and immediately terminate the Participant’s rights with respect to such Award (or improperly vested portion thereof). If any such Award (or portion thereof) has already been paid, distributed, or exercised, the Participant shall be obligated, upon demand, to: (i) in the case of an improperly vested Stock Award, return the amount of any cash payment received in settlement of the Stock Award (or improperly vested portion thereof), or if settled in shares, the number of shares of Common Stock issued in settlement of the Stock Award (or improperly vested portion thereof), or make a cash payment in an amount equal to the Fair Market Value of such shares on their vesting date, if greater than their Fair Market Value on the date they are due to be returned to the Company; or (ii) in the case of an improperly exercised Option or SAR, make a cash payment in an amount equal to the gain realized upon exercise of such Option or SAR (or improperly vested or exercised portion thereof), in each case, without reduction for any shares of Common Stock or cash withheld or paid to satisfy withholding tax or hypothetical tax obligations in connection with such Awards or any other obligation of the Participant.

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(b)

To the extent not prohibited by applicable law, and consistent with the requirements of Section 409A of the Code, if applicable, the Company will have the right to offset against its obligation to deliver vested shares of Common Stock or make any vested cash payment pursuant to any Award granted under the Plan: (i) any amounts paid by the Company or a Subsidiary to a third party pursuant to any award, judgment, or settlement of a complaint, arbitration, or lawsuit of which a Participant was the subject; and (ii) any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any Awards granted under the Plan, or awards granted under any other plan, or any obligations pursuant to a tax-equalization or housing allowance policy or other expatriate benefit) that a Participant then owes to the Company or a Subsidiary.

15. Other Benefit and Compensation Programs

Awards granted under the Plan and amounts received upon vesting or exercise of an Award shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of calculating payments or benefits under any Company benefit plan or severance program unless specifically provided for under the plan or program. Unless specifically set forth in an Award Agreement, Awards under the Plan are not intended as payment for compensation that otherwise would have been delivered in cash, and even if so intended, such Awards shall be subject to such vesting requirements and other terms, conditions, restrictions, and limitations as may be provided in the Award Agreement.

16. Unfunded Plan

Unless otherwise determined by the Committee, the Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between the Company and any Participant or other person. To the extent that any Participant holds any rights by virtue of an Award granted under the Plan, such rights shall constitute general unsecured liabilities of the Company and shall not confer upon any Participant or any other person or entity any right, title, or interest in any assets of the Company.

17. Expenses of the Plan

The expenses of the administration of the Plan shall be borne by the Company and its Subsidiaries. The Company may require Subsidiaries to pay for the Common Stock issued under the Plan to Participants employed (or formerly employed) by such Subsidiaries.

18. Rights as a Stockholder

Unless the Committee determines otherwise, a Participant shall not have any rights as a stockholder with respect to shares of Common Stock covered by an Award until the date the Participant becomes the holder of record with respect to such shares. No adjustment will be made for dividends or other rights for which the record date is prior to such date, except as provided in Section 6(d) or Section 8.

19. Future Rights

No Employee shall have any claim or right to be granted an Award under the Plan. There shall be no obligation of uniformity of treatment of Employees under the Plan. Further, the Company and its Subsidiaries may adopt other compensation programs, plans, or arrangements as it deems appropriate or necessary. The adoption of the Plan or the granting of any Award shall not confer upon any Employee any right to continued employment in any particular position or at any particular rate of compensation, nor shall it interfere in any way with the right of the Company or a Subsidiary to terminate the employment of its Employees at any time, free from any claim or liability under the Plan. Unless expressly provided otherwise elsewhere in the Plan or in an Award Agreement, Awards under the Plan shall be made in anticipation of future service and/or subject to other vesting conditions and will not be earned until all conditions to vesting have been satisfied.

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20. Amendment and Termination

The Plan may be amended, suspended, or terminated at any time by the Committee, provided that no amendment shall be made without stockholder approval, if it would (a) materially increase the number of shares available under the Plan, (b) materially expand the types of awards available under the Plan, (c) materially expand the class of persons eligible to participate in the Plan, (d) materially extend the term of the Plan, (e) materially change the method of determining the exercise price of an Award, (f) delete or limit the Plan’s prohibition against Repricing, or (g) otherwise require approval by the stockholders of the Company in order to comply with applicable law or the rules of the New York Stock Exchange (or, if the Common Stock is not traded on the New York Stock Exchange, the principal national securities exchange upon which the Common Stock is then traded or quoted). No such amendment referred to above shall be effective unless and until it has been approved by the stockholders of the Company. The Committee retains the right to modify an Award without a Participant’s prior consent if it determines that the modification is required to comply with applicable law, regulation, or regulatory guidance (including applicable tax law). Except as may be provided by Section 7(e), Section 11, and this Section 20, any other adverse modification shall not be effective without the Participant’s written consent. The Company shall furnish or make available to Participants a written notice of any modification through a brochure, prospectus supplement, or otherwise, which notice shall specify the effective date of such modification.

21. Successors and Assigns

The Plan and any applicable Award Agreement entered into under the Plan shall be binding upon and inure to the benefit of the respective successors and permitted assigns of Participants, including, without limitation, the executors, administrators, or trustees of a Participant’s estate, or any receiver or trustee in bankruptcy or representative of a Participant’s creditors.

22. Governing Law

The Plan and all Award Agreements entered into under the Plan shall be construed in accordance with and governed by the laws of the State of New York, except that any principles or provisions of New York law that would apply the law of another jurisdiction (other than applicable provisions of U.S. federal law) shall be disregarded. Notwithstanding the foregoing, matters with respect to indemnification, delegation of authority under the Plan, and the legality of shares of Common Stock issued under the Plan, shall be governed by the Delaware General Corporation Law.

23. Tax Compliance

Awards granted hereunder shall comply with or be exempt from Section 409A of the Code, unless otherwise determined by the Committee. If pursuant to any Award that is subject to Section 409A of the Code a Participant is entitled to receive a payment on a specified date, such payment shall be deemed made as of such specified date if it is made (a) not earlier than 30 days before such specified date and (b) not later than December 31 of the year in which such specified date occurs or, if later, the fifteenth day of the third month following such specified date, provided that the Participant shall not be permitted, directly or indirectly, to designate the taxable year in which such payment is made. If pursuant to any Award that is subject to Section 409A of the Code a Participant is entitled to a series of installment payments, such Participant’s right to the series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment. For purposes of the preceding sentence, the term “series of installment payments” has the same meaning as provided in Section 1.409A-2(b)(2)(iii) of the regulations promulgated under the Code. Notwithstanding any provision of this Plan to the contrary, in no event shall the Company or any Subsidiary be liable to a Participant on account of an Award’s failure to (a) qualify for favorable U.S. or foreign tax treatment or (b) avoid adverse tax treatment under U.S. or foreign law, including, without limitation, Sections 409A and 457A of the Code.

24. Severability

If any provision of this Plan is finally held to be invalid, illegal, or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality, or unenforceability and the remaining provisions shall not be affected thereby; provided that, if any such provision is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed modified to the minimum extent necessary in order to make such provision enforceable.

Citi 2018 Proxy Statement

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Citigroup Inc.
388 Greenwich Street
New York, New York 10013

CITIGROUP INC.
3800 CITIGROUP CENTER DRIVE
BLDG G, MAIL ZONE G3-23
TAMPA, FL 33610-9122

SCAN TO VIEW MATERIALS & VOTE
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CITIGROUP INC.
The Board of Directors recommends a vote FOR Proposals 1 through 4.

1. Proposal to elect 16 Directors:
		For	Against	Abstain
1a.	Michael L. Corbat	☐	☐	☐

1b.	Ellen M. Costello	☐	☐	☐

1c.	John C. Dugan	☐	☐	☐

1d.	Duncan P. Hennes	☐	☐	☐

1e.	Peter B. Henry	☐	☐	☐

1f.	Franz B. Humer	☐	☐	☐

1g.	S. Leslie Ireland	☐	☐	☐

1h.	Renée J. James	☐	☐	☐

1i.	Eugene M. McQuade	☐	☐	☐

1j.	Michael E. O'Neill	☐	☐	☐

1k.	Gary M. Reiner	☐	☐	☐

1l.	Anthony M. Santomero	☐	☐	☐

1m.	Diana L. Taylor	☐	☐	☐

1n.	James S. Turley	☐	☐	☐

		For	Against	Abstain

	1o. Deborah C. Wright	☐	☐	☐

	1p. Ernesto Zedillo Ponce de Leon	☐	☐	☐

2.	Proposal to ratify the selection of KPMG LLP as Citi’s independent registered public accounting firm for 2018.	☐	☐	☐

3.	Advisory vote to approve Citi’s 2017 executive compensation.	☐	☐	☐

4.	Approval of an amendment to the Citigroup 2014 Stock Incentive Plan authorizing additional shares.	☐	☐	☐

The Board of Directors recommends a vote AGAINST Proposals 5 through 10.		For	Against	Abstain

5.	Stockholder proposal requesting a Human and Indigenous Peoples’ Rights Policy.	☐	☐	☐

6.	Stockholder proposal requesting that our Board take the steps necessary to adopt cumulative voting.	☐	☐	☐

7.	Stockholder proposal requesting a report on lobbying and grassroots lobbying contributions.	☐	☐	☐

8.	Stockholder proposal requesting an amendment to Citi’s proxy access bylaw provisions pertaining to the aggregation limit and the number of candidates.	☐	☐	☐

9.	Stockholder proposal requesting that the Board adopt a policy prohibiting the vesting of equity-based awards for senior executives due to a voluntary resignation to enter government service.	☐	☐	☐

10.	Stockholder proposal requesting that the Board amend Citi’s bylaws to give holders in the aggregate of 15% of Citi’s outstanding common stock the power to call a special meeting.	☐	☐	☐

Please indicate if you would like to keep your vote confidential under the current policy.		☐	☐
		Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET

2018 Annual Meeting of Stockholders
April 24, 2018 at 9:00 a.m. at
The Great Hall of The Congress Plaza Hotel
520 South Michigan Avenue
Chicago, IL 60605

You should present this admission ticket in order to gain admittance to the meeting. This ticket admits only the stockholder(s) listed on the reverse side and is not transferable. Each stockholder may be asked to present valid picture identification, such as a driver's license. Cameras, recording devices and other electronic devices will not be permitted at the meeting.
If you submit your proxy by telephone or Internet, do not return your proxy card.
Thank you for your proxy submission.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice
and Proxy Statement and Annual Report are available at
www.citigroup.com/citi/investor/corporate_governance.html.

E38381-P02545-Z71883-Z71781
CITIGROUP INC.
Proxy Solicited on Behalf of the Board of Directors
of Citigroup Inc. for the Annual Meeting, April 24, 2018

The undersigned hereby constitutes and appoints Michael E. O'Neill, Michael L. Corbat and Rohan Weerasinghe, and each of them his or her true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of Citigroup Inc. ("Citigroup") to be held at The Great Hall of The Congress Plaza Hotel, 520 South Michigan Avenue, Chicago, IL 60605, on Tuesday, April 24, 2018, at 9:00 a.m. local time and at any adjournments or postponements thereof, on all matters properly coming before the Annual Meeting, including but not limited to the matters set forth on the reverse side.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE) but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. Your proxy cannot be voted unless you sign, date and return this card or follow the instructions for telephone or Internet voting set forth on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR Proposals 1-4, and AGAINST Proposals 5-10 and will be voted in the discretion of the proxies (or, in the case of a Voting Plan, will be voted in the discretion of the plan trustee or administrator) upon such other matters as may properly come before the Annual Meeting.

The signer(s) hereby acknowledge(s) receipt of the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement. The signer(s) hereby revoke(s) all proxies heretofore given by the signer(s) to vote at said Annual Meeting and any adjournments or postponements thereof. NOTE: Please sign exactly as name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Attention employee benefit plan participants: If you hold shares of Citigroup common stock through an employee benefit plan, you should complete, sign and return this proxy card to instruct the trustee of the plan how to vote these shares. Your proxy must be received no later than 8:00 a.m., Eastern Time, on April 20, 2018 so that the trustee of the plan (who votes the shares on behalf of plan participants) has adequate time to tabulate the voting instructions. Your voting instructions will be kept confidential.

If shares of Citigroup common stock are issued to or held for the account of the undersigned under employee plans and voting rights attached to such shares (any of such plans, a "Voting Plan"), then the undersigned hereby directs the respective fiduciary of each applicable Voting Plan to vote all shares of Citigroup common stock in the undersigned's name and/or account under such Plan in accordance with the instructions given herein and the terms of the applicable Voting Plan, at the Annual Meeting and at any adjournments or postponements thereof, on all matters properly coming before the Annual Meeting, including but not limited to, the matters set forth on the reverse side.

IF NO BOXES ARE MARKED, THIS PROXY WILL BE VOTED IN THE MANNER DESCRIBED ABOVE.
CONTINUED AND TO BE SIGNED ON REVERSE SIDE